UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Motorola Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
1303 East Algonquin Road Schaumburg, Illinois 60196	Willard InterContinental 1401 Pennsylvania Avenue NW Washington, DC 20004

March 12, 2012

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our Annual Meeting will be held at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004 on Monday, April 30, 2012 at 5:00 P.M., EDT. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.motorolasolutions.com/investors.

The purpose of the meeting is to:

1.	elect eight directors for a one-year term;

2.	hold a stockholder advisory vote on the approval of the Company’s executive compensation;

3.	ratify the appointment of KPMG LLP as Motorola Solutions’ independent registered public accounting firm for 2012;

4.	consider and vote upon stockholder proposals, if properly presented at the meeting; and

5.	act upon such other matters as may properly come before the meeting.

Only Motorola Solutions stockholders of record at the close of business on March 2, 2012 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	visit the website shown on your Motorola Solutions Notice of Internet Availability of Proxy Materials for the 2012 Annual Meeting (your “Notice”) or proxy card to vote via the Internet;

•	use the toll-free telephone number shown at the website address listed on your Notice or on your proxy card;

•	if you received a printed copy of the proxy card, mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	in person at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA SOLUTIONS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR NOTICE OR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA SOLUTIONS STOCK ON THE RECORD DATE TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

Lewis A. Steverson

Secretary

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2012

March 12, 2012

Dear Fellow Motorola Solutions Stockholders:

You are cordially invited to attend Motorola Solutions’ 2012 Annual Stockholders Meeting. The meeting will be held on Monday, April 30, 2012 at 5:00 P.M., EDT, at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004. Given the importance of government and public safety markets to the Motorola Solutions business, in particular our federal government customers, we have decided to again hold this year’s Annual Meeting of Stockholders in Washington, DC.

We encourage you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement and, if your schedule permits, to attend the meeting. We would appreciate your support on the following management proposals:

•	the election of the eight nominated directors;

•	the advisory approval of the Company’s executive compensation; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Your vote is important, so please act at your first opportunity.

On behalf of your Board of Directors, thank you for your continued support of Motorola Solutions.

Gregory Q. Brown Chairman and CEO
Motorola Solutions, Inc.

PROXY STATEMENT	1

PROXY STATEMENT

ABOUT THE 2012 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $0.01 par value per share (the “Common Stock”), of Motorola Solutions, Inc. (“we,” “our,” “Motorola Solutions,” or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004 on Monday, April 30, 2012 at 5:00 P.M., EDT, for the purposes set forth in the Notice of 2012 Annual Meeting of Stockholders.

All stockholders may view and print Motorola Solutions’ Proxy Statement and the 2011 Annual Report at the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission (the “SEC”).

VOTING PROCEDURES

Who Is Entitled to Vote?

Only stockholders of record at the close of business on March 2, 2012 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were issued and outstanding 291,717,295 shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Solutions, Inc., 1303 E. Algonquin Road, Door 51, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

Why Did I Receive a Notice of Internet Availability?

The SEC has adopted rules for the electronic distribution of proxy materials. We have elected to provide our stockholders access to our proxy materials and 2011 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs, provide ease and flexibility for our stockholders and lessen the environmental impact of our Annual Meeting by mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the 2012 Proxy Statement and 2011 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2011 Annual Report, is being mailed to stockholders on or about March 12, 2012.

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on Sunday, April 29, 2012. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. EDT on Sunday, April 29, 2012. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking it, dating it and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2	PROXY STATEMENT

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196; or

•	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

Will My Shares be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the appointment of KPMG LLP is a “discretionary” item. The election of directors, the advisory approval of the Company’s executive compensation and the stockholder proposals are “non-discretionary” items.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares by Internet, telephone, or mail, you have authorized certain members of Motorola Solutions’ senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

What if I Return a Proxy But Do Not Provide Specific Voting Instructions For Some or All of the Items?

All shares that have been properly voted—whether by Internet, telephone, or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote: (1) “For” the election of the eight director nominees named in this Proxy Statement, (2) “For” the advisory approval of the Company’s executive compensation, (3) “For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012, (4) “Against” the stockholder proposal regarding encouraging supplier(s) to publish an annual sustainability report, and (5) “Against” the stockholder proposal regarding requiring executives to retain significant stock.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. As of the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting.

PROXY STATEMENT	3

How Do I Vote if I Participate in the Company’s 401(k) Plan?

If you own shares of Common Stock through the Motorola Solutions 401(k) Plan (the “401(k) Plan”), the Notice or proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Common Stock credited to their 401(k) Plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). The trustee of the 401(k) Plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By submitting voting instructions by Internet, telephone, or, if hardcopies are requested, by mail, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Annual Meeting.

How Many Votes Are Required to Elect Directors?

The Company has adopted a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be nominated for election at the Annual Meeting, the election of directors is a non-contested election. As set forth in the Company’s Bylaws, to be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the director election because only votes “For” and “Against” a nominee will be counted.

How Many Votes Are Required for Advisory Approval of Executive Compensation?

With regard to the stockholder advisory approval of the Company’s executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve our executive compensation. Abstentions will have the same effect as a vote “Against” the advisory approval resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as Motorola Solutions’ Independent Registered Public Accounting Firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes Are Required to Pass the Stockholder Proposals?

In order to recommend that the Board consider adoption of any stockholder proposal, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. Abstentions will have the same effect as a vote “Against” any proposal. Broker non-votes will have no effect on the outcome of the stockholder proposals.

4	PROXY STATEMENT

PROPOSAL NO. 1 — ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

The number of directors of the Company to be elected at the Annual Meeting is eight. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

NOMINEES

Who Are the Nominees?

Each of the nominees named below is currently a director of the Company. Nominees Gregory Q. Brown, William J. Bratton, David W. Dorman, Michael V. Hayden, Judy C. Lewent, Samuel C. Scott, and Dr. John A. White were elected at the Annual Meeting of Stockholders held on May 2, 2011. Nominee Kenneth C. Dahlberg was elected at a Special Meeting of the Board of Directors held on July 26, 2011. The ages shown are as of January 1, 2012.

GREGORY Q. BROWN, Principal Occupation: Chairman and Chief Executive Officer, Motorola Solutions, Inc.

Director since 2007; Age—51

Mr. Brown joined the Company in 2003 and since May 2011 has served as Chairman and Chief Executive Officer of Motorola Solutions, Inc. He was President and Chief Executive Officer from January 2011 until May 2011, Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Broadband Mobility Solutions from August 2008 until January 2011, and President and Chief Executive Officer of Motorola, Inc. from January 2008 until August 2008. From March 2007 through December 2007, Mr. Brown served as President and Chief Operating Officer of Motorola, Inc. From January 2003 through March 2007, Mr. Brown served as Executive Vice President of Motorola, Inc. and President of various businesses within Broadband Mobility Solutions. Prior to joining the Company, Mr. Brown was Chairman and Chief Executive Officer of Micromuse, Inc., a network management software company. Before that, he was President of Ameritech Custom Business Services and Ameritech New Media, Inc. Mr. Brown serves on the President of the United States’ Management Advisory Board and the Skills for America’s Future Board. He is a member of the Business Council, the Business Roundtable, the Technology CEO Council, the Commercial Club of Chicago, the World Business Chicago board, the Northwestern Memorial Hospital board, and a member of the American Cancer Society Discovery Ball Board of Ambassadors. He is also on the executive committee of the U.S. – China Business Council (USCBC) and a member of the Executives’ Club of Chicago’s Board of Directors. Mr. Brown received a B.A. degree in Economics from Rutgers University. He is a member of both Rutgers University’s executive committee of the Board of Trustees and Rutgers’ Board of Overseers.

PROXY STATEMENT	5

WILLIAM J. BRATTON, Principal Occupation: Chairman of Kroll Inc. a business of Altegrity, Inc.

Director since 2011; Age—64

Mr. Bratton was appointed as the Chairman of Kroll Inc., a global risk company and business of Altegrity, Inc., in September 2010 following Altegrity’s acquisition of Kroll. Mr. Bratton joined Altegrity, a global security solutions and specialized law enforcement training company, in November 2009 as Chairman of Altegrity Risk International where he consulted on security for criminal justice agencies worldwide. Prior to joining Altegrity, Mr. Bratton served as Chief of the Los Angeles Police Department (LAPD) from October 2002 until October 2009. From 1994 to 1996, Mr. Bratton served as the Commissioner of the New York City Police Department (NYPD). Prior to his NYPD appointment, Mr. Bratton served as head of a number of other agencies, including Commissioner of the Boston Police Department, Chief of Police of the New York City Transit Police Department, Superintendent of the Massachusetts Metropolitan District Commission of Police and Chief of Police for the Massachusetts Bay Transportation Authority. From 1996 until his appointment as LAPD Chief, Mr. Bratton worked in the private sector and in 2000 formed the Bratton Group, LLC, which consulted extensively in the United States and Latin America on policing, public safety, and rule of law initiatives. During this period, Mr. Bratton also served as a Senior Consultant to Kroll’s Public Services Safety Group and Crisis and Consulting Management Group. Mr. Bratton is currently the Vice Chairman of the Homeland Security Advisory Council. Mr. Bratton holds a Bachelor of Science degree from Boston State College and is a graduate of the FBI National Executive Institute and the Senior Executive Fellows Program at Harvard’s John F. Kennedy School of Government.

KENNETH C. DAHLBERG, Principal Occupation: Retired; Formerly Chairman of the Board and Chief Executive Officer of Science Applications International Corporation

Director since 2011 Age – 67

Kenneth C. Dahlberg served as Chief Executive Officer of Science Applications International Corporation (SAIC), a research and engineering firm specializing in information systems and technology, from November 2003 through September 2009. Mr. Dahlberg also served as Chairman of the Board of Directors of SAIC from July 2004 until his retirement in June 2010. Prior to joining SAIC, Mr. Dahlberg served as Executive Vice President of General Dynamics Corp., where he was responsible for its Information Systems and Technology Group, and prior to that served as President and Chief Operating Officer of Raytheon Systems. Mr. Dahlberg is currently a director of Teledyne Technologies Incorporated and Parsons Corporation. He is a member of the Institute of Electrical and Electronic Engineers, the Surface Navy Association, the Association of the United States Army, and a Lifetime Member of the United States Navy League. He served as a member of the Board of Governors at Aerospace Industries Association and National Defense Industrial Association. He also served as a member of the President of the United States’ National Telecommunications Security Advisory Committee from October 2004 to January 2010. Mr. Dahlberg received a bachelor’s degree in electrical engineering from Drexel University in 1967, a master’s degree in Electrical Engineering from the University of Southern California in 1969 and attended the University of California business school for advanced education for executives.

6	PROXY STATEMENT

DAVID W. DORMAN, Principal Occupation: Non-Executive Chairman of the Board, CVS Caremark Corporation

Director since 2006; Age—57

Mr. Dorman is the Lead Independent Director of the Board of Motorola Solutions, Inc. and the Non-Executive Chairman of the Board of CVS Caremark Corporation. Previously he was the Non-Executive Chairman of the Board of Motorola Solutions, Inc. and Motorola, Inc. and was also a Managing Director and Senior Advisor with Warburg Pincus, a global leader in private equity. He was Chairman and Chief Executive Officer of AT&T, a provider of internet and transaction-based voice and data services, from November 2002 until the completion of the AT&T Corp. and SBC Communications merger in November 2005. Mr. Dorman joined AT&T as President in December 2000. He began his career in the telecommunications industry at Sprint Corp. in 1981. Mr. Dorman also serves on the boards of YUM! Brands, Inc. and the Georgia Tech Foundation. In the last five years, Mr. Dorman previously served on the board of Phorm, Inc. Mr. Dorman received a B.S. degree in Industrial Management with high honors from the Georgia Institute of Technology.

MICHAEL V. HAYDEN, Principal Occupation: Principal, Chertoff Group

Director since 2011; Age—66

General Hayden is currently a principal at the Chertoff Group, a security consultancy company. General Hayden’s distinguished career includes several leadership positions with the U.S. Federal Government. General Hayden served as the director of the Central Intelligence Agency from May 2006 until his retirement from federal service in February 2009. From May 2005 to May 2006, General Hayden served as Principal Deputy Director of National Intelligence. He was also the director of National Security Agency from 1999 until 2005. General Hayden is a retired United States Air Force four-star general who entered active duty in the U.S. Air Force in 1969 and retired in July 2008. General Hayden also serves on the board of Alion Science and Technology and serves as a distinguished Visiting Professor at George Mason University School of Public Policy. General Hayden received a B.A. degree in History and an M.A. degree in modern American History, both from Duquesne University. He is a graduate of the Air Force ROTC program.

JUDY C. LEWENT, Principal Occupation: Retired; Formerly Executive Vice President & Chief Financial Officer, Merck & Co., Inc.

Director since 2011; Age—62

Ms. Lewent joined Merck & Co., a pharmaceutical company, in 1980 and served as chief financial officer from 1990 until her retirement in 2007, where she was responsible for worldwide financial, corporate development and licensing matters as well as for strategic planning. Ms. Lewent also served as president, Human Health Asia from January 2003 until July 2005. Ms. Lewent currently is a director of GlaxoSmithKline plc and Thermo Fisher Scientific, Inc. She served on Motorola, Inc.’s board of directors from May 1995 to May 2010, and on the Board of Dell, Inc. from May 2001 to July 2011. She is a trustee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, and a member of the American Academy of Arts and Sciences. Ms. Lewent received a bachelor’s degree from Goucher College and a master’s degree from the MIT Sloan School of Management.

PROXY STATEMENT	7

SAMUEL C. SCOTT III, Principal Occupation: Retired; Formerly Chairman of the Board, President and Chief Executive Officer, Corn Products International

Director since 1993; Age—67

Mr. Scott served as Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business, from February 2001 until his retirement in May 2009. Prior to that Mr. Scott was President and Chief Operating Officer of Corn Products International from January 1998 to February 2001. Mr. Scott serves on the Board of Directors of Bank of New York Mellon, Abbott Laboratories, the Chicago Council on Global Affairs, World Business Chicago, and The Chicago Urban League. He also serves on the Board of Northwestern Memorial HealthCare and as Chairman of Chicago Sister Cities. Mr. Scott received a B.S. degree in Engineering and an M.B.A. from Fairleigh Dickinson University.

DR. JOHN A. WHITE, Principal Occupation: Distinguished Professor of Industrial Engineering, University of Arkansas

Director since 1995; Age—72

Dr. White is a Distinguished Professor of Industrial Engineering at the University of Arkansas. Previously, he was Chancellor of the University of Arkansas from 1997 until he retired in June 2008. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. In the last five years, Dr. White previously served on the board of Logility, Inc. A member of the National Academy of Engineering, Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH EIGHT NOMINEES AS DIRECTORS.

What if a Nominee is Unable to Serve as Director?

If any of the nominees named above is not available to serve as a director for any reason at the time of the Annual Meeting, the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

8	PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

What Are the Board’s Corporate Governance Principles?

The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems and challenges facing Motorola Solutions and its industries and markets so that the Board members can exercise their fiduciary responsibilities to Motorola Solutions stockholders.

What Are Some of the Major Corporate Governance Initiatives the Board Has Adopted in Recent Years?

The Board recognizes the importance of evolving the Company’s corporate governance practices and is committed to regularly reviewing specific elements of the Company’s corporate governance and making changes when the Board deems them in the best interests of the Company and stockholders. As a result, Motorola Solutions is a leader in adopting many corporate governance best-practices. Motorola Solutions was an early adopter of the “say-on-pay” vote, having held a stockholder advisory vote to approve the Company’s compensation of our named executive officers for the two years before such a vote was required. We will hold an advisory vote to seek stockholder approval of our named executive officers’ compensation on an annual basis, as we recommended and as advised by our stockholders. We elect all of our directors annually and have a majority voting standard for non-contested director elections. We also eliminated our stockholder rights plan (commonly known as a “poison pill”). Holders of 20% or more of Motorola Solutions’ Common Stock have the ability to request a special meeting of stockholders. We also have a recoupment policy to recover certain executive pay in the event of misconduct leading to a financial restatement (commonly known as a “clawback policy”). In January 2011, the Board adopted a new change in control plan which covers our named executive officers, other than Mr. Brown, and our other senior executives. This new plan replaces the change in control plan for existing senior executives after the notice period expires and is currently in effect for any new senior executives. The new plan limits the participants in the plan, eliminates excise tax gross up provisions, reduces the cash severance multiple and makes certain other changes, all as more fully described in the Compensation Discussion and Analysis and in Change in Control Agreements. Further, in November 2011, the Board amended our Motorola Solutions Omnibus Incentive Plan of 2006 (the “2006 Plan”) to remove a share recycling provision, which allowed shares withheld for tax purposes to be reissued for future grants. Additionally, we clarified our plan to affirmatively state that dividend equivalents cannot be accrued on options or stock appreciation rights, and to specifically define fair market value in our stock plan, which is the closing price on the date of the transaction. We also amended our Board Governance Guidelines to increase non-employee director stock ownership guidelines from four times to five times the annual retainer within a five year time period and implemented a requirement for non-employee directors to hold all shares paid or awarded by the Company until termination of Board service. Finally, the Board eliminated tax gross-ups for imputed income related to guests traveling with any officer subject to Section 16 (a “Section 16 Officer”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to Company sponsored events. Section 16 Officers are now responsible for taxes due on imputed income resulting from their guests attending special events.

What Are Our Directors’ Qualifications to Serve on the Motorola Solutions Board?

The Board believes it should be comprised of individuals with appropriate skills and experiences to meet its board governance responsibilities and contribute effectively to the Company. Our Governance and Nominating Committee carefully considers the skills and experiences of current directors and new nominee candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees also are reviewed when considering nominees to the Board.

The Board is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government, law enforcement, private equity and academia. As such, they have a deep working knowledge of matters common to large companies, generally including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal

PROXY STATEMENT	9

matters. The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each director should serve on the Board:

•	Mr. Bratton’s significant experience in law enforcement both in the U.S. and abroad and his insight in criminal justice system operations;

•	Mr. Brown’s leadership experience as Chairman and CEO of Motorola Solutions and his significant global business experience within the telecommunications industry;

•	Mr. Dahlberg’s significant business experience, previously held senior-executive level positions and his service on other public company boards;

•	Mr. Dorman’s experience in private equity and as the chief executive officer of a global public company in the telecommunications industry;

•	General Hayden’s experience as a career soldier, as the nation’s top military intelligence officer and his background in national security;

•	Ms. Lewent’s experience as the chief financial officer of a global public company in the pharmaceutical industry;

•	Mr. Scott’s experience as the chairman and chief executive officer of a global public company in the corn refining industry; and

•	Dr. White’s experience as the chancellor of a university, as the dean of an engineering college and as an author of financial textbooks.

Many of our directors also serve on the boards of one or more other publicly traded companies. Our Board Governance Guidelines limit the number of public company boards our directors can serve on to three or less (not including our Board) without approval of the Board. We believe Motorola Solutions benefits from the experience and expertise our directors gain from serving on those boards.

Which Directors Are Independent?

On February 14, 2012, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola Solutions, Inc. Director Independence Guidelines, that each of the former non-employee directors, Messrs. Hambrecht, Intrieri, Meister, Meredith, Stengel, Vinciquerra, and Warner, and the current non-employee directors, Mr. Bratton, Mr. Dahlberg, Mr. Dorman, Mr. Hayden, Ms. Lewent, Mr. Scott, and Dr. White, were independent during the periods in 2011 and 2012 that they were members of the Board. Mr. Brown and Dr. Jha do not qualify as independent directors since they are, or were, employees of the Company. Messrs. Hambrecht, Meister, Meredith, Stengel, Vinciquerra and Dr. Jha all served as directors of the Company through January 3, 2011 and resigned effective January 4, 2011 in connection with the distribution of the shares of common stock of Motorola Mobility Holdings, Inc. Each such day they served as a director in 2011 was a weekend or Company holiday and no business was conducted on those days. Mr. Intrieri resigned from the Board on March 1, 2012. See “What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors?” for further details.

How Was Independence Determined?

The Motorola Solutions, Inc. Director Independence Guidelines include both the NYSE independence standards and categorical standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:

•

Contributions or payments (including the provision of goods or services) from Motorola Solutions to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola Solutions

10	PROXY STATEMENT

matches of charitable contributions made by employees or directors under Motorola Solutions’ or the Motorola Solutions Foundation’s matching gift programs):

(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,

(ii) was made within the previous three years, and

(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).

•

Indebtedness of Motorola Solutions to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner (as defined below) will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of such entity or an owner who directly or indirectly has a 10% or greater equity or voting interest in such entity (a “10% Owner”) and he or she held that position at any time during the previous twelve months, and

(ii) the total amount of Motorola Solutions’ indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.

•

Other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola Solutions, will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and

(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.

This categorical standard does not include business relationships with Motorola Solutions’ independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

•

Motorola Solutions’ ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company, and

(ii) Motorola Solutions is currently a 10% Owner of that company.

The ownership of Motorola Solutions Common Stock by a director or a director’s immediate family member will not be considered to be a material relationship that would impair a director’s independence.

When applying the NYSE independence standards and the categorical standards set forth above, “Motorola Solutions” includes Motorola Solutions, Inc. and any of its subsidiaries and the Motorola Solutions Foundation.

A complete copy of the Motorola Solutions, Inc. Director Independence Guidelines is available on the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors?

As previously disclosed, Mr. Meredith’s term as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc. ended on March 1, 2008 and, under the terms of his agreement, his employment ended on March 31, 2008. In February 2008, the Board determined that Mr. Meredith’s independence under then Motorola, Inc.’s Independence Guidelines and the NYSE independence requirements was not impaired by his status as an employee of the Company from April 1, 2007 through March 31, 2008 because he was serving as an interim

PROXY STATEMENT	11

employee of the Company at the request of the Board while the Company conducted a search for a permanent chief financial officer. Mr. Meredith ceased being a director effective January 4, 2011.

All independent directors, other than Messrs. Dahlberg, Intrieri, Hambrecht, Meister and Vinciquerra, had relationships with entities that were reviewed by the Board under the NYSE’s independence standards and/or the Board’s categorical standards described above covering contributions or payments to charitable or similar not-for-profit organizations. In each case, the payments or contributions were significantly less than the NYSE independence standards or the categorical standards and were determined by the Board to be immaterial. Relationships with entities related to Messrs. Bratton, Dorman, Hayden, Scott, White, Meredith, Stengel and Warner and Ms. Lewent, were also reviewed under “Other Relationships” of the categorical standards and each were determined by the Board to be immaterial.

Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?

Yes. The Board has determined that all of the current members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola Solutions, Inc. Director Independence Guidelines, applicable rules of the SEC and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola Solutions’ Corporate Governance Practices?

Motorola Solutions maintains a corporate governance page on its website at www.MotorolaSolutions.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

•	The Motorola Solutions, Inc. Board Governance Guidelines, the current version of which the Board adopted on November 9, 2011;

•	The Motorola Solutions, Inc. Director Independence Guidelines, the current version of which the Board adopted on September 11, 2008;

•	The Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors, the current version of which the Board adopted on November 10, 2009;

•	The Motorola Solutions, Inc. Code of Business Conduct, which applies to all employees;

•

The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of each of which the Board adopted on January 26, 2010;

•	The Motorola Solutions, Inc. Restated Certificate of Incorporation, as amended through January 4, 2011; and

•	The Motorola Solutions, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on November 11, 2009.

The Company intends to disclose amendments to the above documents, or waivers applicable to its directors, chief executive officers, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola Solutions website within four business days following the date of the amendment or waiver.

What Important Recent Events have occurred at Motorola Solutions?

On January 4, 2011, the separation of Motorola Mobility Holdings, Inc. (“Motorola Mobility”) from Motorola, Inc. (the “Separation”) was completed. Motorola Mobility is an independent public company, trading under the symbol “MMI” on the New York Stock Exchange. Pursuant to the Separation, on January 4, 2011, the stockholders of record as of the close of business on December 21, 2010 received one (1) share of Motorola Mobility common stock for each eight (8) shares of Motorola, Inc. common stock held as of December 21, 2010. Immediately following the distribution of Motorola Mobility common stock, Motorola, Inc. completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) and changed its name to Motorola Solutions, Inc. Stockholders received cash in lieu of fractional shares produced by the Separation and the Reverse Stock Split.

12	PROXY STATEMENT

Motorola Mobility Employees and Directors:

All outstanding stock options or unvested restricted stock units held by individuals becoming employees or directors of Motorola Mobility were substituted with options or restricted stock units, as applicable, of Motorola Mobility. The substitute award of Motorola Mobility stock options was calculated by:

•	multiplying the number of shares subject to each such stock option grant by 0.277682 (the “Motorola Mobility Adjustment Factor”) and rounding down; and

•	dividing the exercise price per share for each such stock option grant by the Mobility Adjustment Factor and rounding up.

The substitute award of restricted stock units was calculated by multiplying the number of shares subject to each such grant by the Motorola Mobility Adjustment Factor and rounding down.

The “Motorola Mobility Adjustment Factor” of 0.277682 was calculated by dividing (1) the “regular way” closing price per share of Motorola, Inc. common stock on January 3, 2011 ($9.11), by (2) the volume-weighted average price per share of Motorola Mobility common stock trades as published by Bloomberg on January 4, 2011 ($32.8072).

Motorola Solutions Employees and Directors:

With respect to all individuals remaining as employees or directors of Motorola Solutions, all outstanding stock options and unvested restricted stock units were adjusted to reflect the Separation and the Reverse Stock Split. The number of shares covered by, and the exercise price of, all vested and unvested stock options was adjusted to reflect the change in the Motorola, Inc. stock price immediately following the Separation and Reverse Stock Split by:

•	multiplying the number of shares subject to each such stock option grant by 0.238089 (the “Motorola Adjustment Factor”) and rounding down; and

•	dividing the exercise price per share for each such stock option grant by the Motorola Adjustment Factor and rounding up.

The number of restricted stock units immediately following the Separation and Reverse Stock Split was calculated by multiplying the number of shares subject to each such grant by the Motorola Adjustment Factor and rounding down.

The “Motorola Adjustment Factor” of 0.238089 was calculated by dividing (1) the “regular way” closing price per share of Motorola, Inc. common stock on January 3, 2011 ($9.11) by (2) the volume-weighted average price per share of Motorola Solutions Common Stock trades as published by Bloomberg on January 4, 2011 ($38.2629).

Board of Directors:

Directors who owned deferred stock units are entitled to dividend equivalents and therefore the deferred stock units were treated in the same manner as shares of Motorola, Inc. common stock, as described above. However, cash in lieu of fractional shares was not paid. The distribution ratio (1-for-8) and reverse stock split ratio (1-for-7) were applied and then rounded down to the nearest whole share.

In addition, instead of receiving a distribution of shares of Motorola Mobility common stock, each director received a distribution of Motorola Mobility deferred stock units and we agreed to be responsible for settling the Motorola Mobility deferred stock units for our directors following their termination of service from our Board. We will do this by purchasing shares of Motorola Mobility’s common stock on the open market, if available. Upon completion of the recently announced merger of Motorola Mobility with Google, Inc., each director will automatically be entitled to receive the cash proceeds of such merger with respect to each Motorola Mobility deferred stock unit, without interest, upon termination of Board service. However, each of the directors who received Motorola Mobility deferred stock units has elected to convert such cash proceeds into deferred stock units of Motorola Solutions, Inc. at the time of the merger of Motorola Mobility with Google, Inc. rather than receiving a right to receive cash. At the time of the merger, we will replace such cash proceeds with Motorola Solutions deferred

PROXY STATEMENT	13

stock units with terms that mirror the original Motorola Solutions deferred stock unit award by dividing the total cash proceeds such director would be eligible to receive by the closing price of our Common Stock on the date such merger is consummated.

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2011?

The Board held seven meetings during 2011. Overall attendance at Board and committee meetings was 96%. Each incumbent director attended 83% or more of the combined total meetings of the Board and the committees on which he or she served during 2011.

How Many Directors will Comprise the Board?

The Board is currently comprised of, and immediately following the Annual Meeting will consist of, eight directors. The Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies between Annual Meetings.

How Many Executive Sessions of the Board Were Held in 2011?

Independent directors of the Company meet regularly in executive session without management as required by the Motorola Solutions, Inc. Board Governance Guidelines and NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. In 2011, the non-employee independent members of the Board met in executive session seven times.

What is the Leadership Structure of the Board? Why was that Structure Chosen? Who Serves as Chairman of the Board?

At the Annual Board meeting held in May 2011, the Board combined the roles of Chairman and Chief Executive Officer and appointed Gregory Q. Brown to serve as both Chief Executive Officer and Chairman of the Board and Mr. Dorman to serve as Lead Independent Director. The Board determined that Mr. Brown’s thorough knowledge of Motorola Solutions business, strategy, people, operations, competition and financial position coupled with his leadership and vision made him well positioned to chair Board meetings and bring key business and stakeholder issues to the Board’s attention. A joint role for Motorola Solutions provides a vital link between management and the Board, allowing the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. As Lead Independent Director, Mr. Dorman chairs the executive sessions of the Board and acts as a liaison between our Chairman and independent directors.

From May 2008 through the date of the 2011 Annual Meeting, Mr. Dorman was the non-executive, independent Chairman. Mr. Dorman became the Company’s first non-executive chairman when the Board decided to elect a non-executive chairman because it believed that structure supported our plan to separate the Company into two independent, publicly-traded companies. As Chairman, Mr. Dorman had a significant role in hiring Dr. Jha as Co-CEO of the Company and CEO of the Mobile Devices business.

Prior to 2008, the Company combined the functions of Chairman with those of Chief Executive Officer. Throughout, the Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Brown, are independent we believe that the leadership structure ultimately chosen by the Board will provide effective independent board leadership and oversight.

Will the Directors Attend the Annual Meeting?

Board members are expected to attend the Annual Meeting as provided in the Motorola Solutions, Inc. Board Governance Guidelines. All of our directors who stood for election at the 2011 Annual Meeting attended that meeting.

14	PROXY STATEMENT

What is the Board’s Role in the Oversight of Risks?

The Board oversees the business of the Company, including CEO and senior management performance and risk management, to assure that the long-term interests of the stockholders are being served. Each committee of the Board is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management on such risks.

Management and our Board have a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. The Company’s Chairman and CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee’s review of Company-wide compensation-related risks. While each committee is responsible for reviewing significant risks in the committee’s area of responsibility, the entire Board is regularly informed about such risks through committee reports. The oversight of specific risks by Board committees enables the entire Board to oversee risks facing the Company more effectively and develop strategic direction taking into account the effects and magnitude of such risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

Our Audit Services department has a very important role in the risk management program. The role of the department is to provide management and the Audit and Legal Committee with an overarching and objective view of the risk management activity of the enterprise. The department’s engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. The department conducts engagements utilizing an enterprise risk management model. The director of the department reports directly to the Audit and Legal Committee and meets regularly with the committee, including in executive session.

What Are the Committees of the Board?

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, and (4) Executive. Committee membership as of December 31, 2011 and the number of meetings of each committee during 2011 are described below:

Non-Employee Directors	Audit & Legal	Compensation & Leadership	Governance & Nominating	Executive
William J. Bratton		X
Kenneth C. Dahlberg	X	X
David W. Dorman*		X	Chair	X
Gen. Michael V. Hayden			X
Vincent J. Intrieri**	X
Judy C. Lewent	X		X
Samuel C. Scott III		Chair		X
John A. White	Chair			X
Employee Directors
Gregory Q. Brown				Chair
Number of Meetings in 2011	7	9	4	0

  * Lead Independent Director

** Resigned March 1, 2012

PROXY STATEMENT	15

Where Can I Locate the Current Committee Charters?

Current versions of the Audit and Legal Committee charter, Compensation and Leadership Committee charter and Governance and Nominating Committee charter are available on our website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

What Are the Functions of the Audit and Legal Committee?

•

Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance.

•	Hire the independent registered public accounting firm.

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm.

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards.

•	Review the Company’s overall financial posture, asset utilization and capital structure.

•	Review the need for equity and/or debt financing and specific outside financing proposals.

•	Review and approve major transactions, such as restructurings, acquisitions, divestitures, joint ventures and equity investments.

•	Monitor the performance and investments of employee retirement and related funds.

•	Review the Company’s dividend payment plans and practices.

•	Prepare the report of the Audit and Legal Committee included in this Proxy Statement.

What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources, including:

•	compensation and benefits programs;

•	CEO performance and compensation;

•	executive development and succession; and

•	diversity efforts.

•	Oversee the evaluation of the Company’s senior management.

•	Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this proxy statement.

•	Prepare the report of the Compensation and Leadership Committee included in this proxy statement.

What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board.

•	Recommend director nominees and individuals to fill vacant positions.

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board.

•	Oversee the evaluation of the Board and its committees.

•	Generally oversee the governance and compensation of the Board.

16	PROXY STATEMENT

What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board.

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time.

What is the Decision-Making Process to Determine Executive Compensation?

The Board has delegated to the Compensation and Leadership Committee the responsibility to oversee the programs under which compensation is paid or awarded to Motorola Solutions’ senior executives and to evaluate their performance. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The specific functions of the Compensation and Leadership Committee are described in this Proxy Statement under What Are the Functions of the Compensation and Leadership Committee? and in the Compensation and Leadership Committee’s charter, which the Compensation and Leadership Committee and the Board annually review and revise as necessary.

Motorola Solutions’ Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola Solutions’ compensation programs.

In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them in their review of the compensation for Motorola Solutions’ senior executives. Since 2009, the Committee has retained Compensation Advisory Partners, LLC (“Compensation Advisory Partners”) as its independent compensation consultant.

For more information on the decisions made by the Compensation and Leadership Committee, see the Compensation Discussion and Analysis.

What is the Decision-Making Process to Determine Director Compensation?

The Governance and Nominating Committee recommends to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and takes into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendations. The charter of the Governance and Nominating Committee does not permit it to delegate director compensation matters to management, and management has no role in recommending the amount or form of director compensation.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

In accordance with the Compensation and Leadership Committee’s charter, this committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including the sole authority to approve the firm’s fees and retention terms.

In accordance with this authority, since 2009, the Compensation and Leadership Committee has retained Compensation Advisory Partners as its independent consultant firm. Compensation Advisory Partners provides insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, assessment of pay of our senior executives relative to performance and other measures as the Compensation and Leadership Committee deems appropriate. See Independent Consultant Engagement in the Compensation Discussion and Analysis for further details on the compensation-related elements the Compensation and Leadership Committee requested to be reviewed by Compensation Advisory Partners.

The Compensation and Leadership Committee intends to engage its external independent consultant to perform a comprehensive evaluation of the Company’s executive rewards program on a periodic basis. The Compensation and Leadership Committee also intends to engage its external independent consultant to review the specific compensation of the CEO and all members of the management executive committee annually.

PROXY STATEMENT	17

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

Motorola Solutions’ management executive committee, comprised of the CEO and certain executives designated by the CEO, provides recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee. Additionally, the Compensation and Leadership Committee’s independent compensation consultant provides input on these recommendations from time to time, assists in reviewing the compensation for the management executive committee and participates in Committee meetings. Upon Compensation and Leadership Committee approval, the management executive committee is responsible for executing the objectives of approved compensation programs.

Each member of Motorola Solutions’ management executive committee is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola Solutions executives, the involved management executive committee member is accountable for ensuring adherence to all established governance procedures.

The CEO is responsible for recommending all compensation actions involving any member of the management executive committee or Section 16 Officer to the Compensation and Leadership Committee for its approval. The CEO takes an active role in Compensation and Leadership Committee meetings at which compensation actions involving the above officers are discussed.

Motorola Solutions’ Human Resources organization, together with the Compensation and Leadership Committee’s independent compensation consultant, prepares recommendations regarding CEO compensation and brings those recommendations to the Compensation and Leadership Committee. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the independent members of the Board for their concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO. The CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee or Board meetings. The independent consultant is also available at such Committee meetings where the CEO’s compensation is being discussed.

As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

On November 9, 2011, our Board stock ownership guidelines were increased to provide that, by the later of five years after that date or joining the Board, non-employee directors are expected to own Common Stock with a value equivalent to at least five times the annual retainer fee for directors. In addition, directors are required to hold all shares paid or awarded by the Company until their termination of service. For the purposes of these guidelines, Common Stock includes deferred stock units. Until such time as the obligation to own five times the annual retainer has passed, the previous requirement of four times the annual retainer within five years of joining the Board will remain in effect for all members of the Board as of November 9, 2011.

How Are the Directors Compensated?

During 2011, the annual retainer fee paid to each non-employee director was $100,000. In addition: (1) the Lead Independent Director received an additional fee of $25,000; (2) the chair of the Audit and Legal Committee received an additional annual fee of $20,000; (3) the chair of the Compensation and Leadership Committee received an additional annual fee of $15,000; (4) the non-employee chairs of the other committees each received an additional annual fee of $10,000; and (5) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. The non-employee Chairman of the Board received an additional annual fee of $280,000, pro-rated for the portion of the year he served in such position; in addition, the Lead Independent Director fee was pro-rated for the portion of the year he served in such position. All fees are paid quarterly. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola Solutions.

18	PROXY STATEMENT

During 2011, a director could elect to receive all or a portion of his or her annual retainer and other cash fees in the form of deferred stock units. Commencing in 2012, directors may elect to receive all or a portion of his or her annual retainer and other cash fees in the form of (i) deferred stock units that settle when the director terminates service, (ii) deferred stock units that settle after one year (unless service is earlier terminated), or (iii) outright shares.

In 2011, non-employee directors received an annual grant of $120,000 of deferred stock units in the second quarter of the fiscal year that settle when the director terminates service. Beginning in January 2012, non-employee directors will receive an annual grant of $140,000 of deferred stock units in the second quarter of the fiscal year. Further, directors may elect deferred stock units that settle when the director terminates service, or that settle after one year (unless service is earlier terminated). On May 3, 2011, each non-employee director received a deferred stock unit award of 2,656 shares of Common Stock. The number of deferred stock units awarded was determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant.

For a non-employee director who becomes a member of the Board of Directors after the annual grant of deferred stock units, the award will be prorated based on the number of full months to be served ($10,000 per month prior to May 2012; $11,666.67 per month commencing in May 2012) divided by the closing price of the Common Stock on the day of election to the Board. On January 4, 2011, Messrs. Bratton, Hayden and Intrieri and Ms. Lewent were elected to the Board and each received a grant of deferred stock units equal to $40,000. On July 26, 2011, the date Mr. Dahlberg was elected to the Board, he received a grant of deferred stock units equal to $90,000.

Except for Dr. White, non-employee directors are not eligible to participate in the Motorola Solutions Management Deferred Compensation Plan. Motorola Solutions does not have a non-equity incentive plan or pension plan for non-employee directors. Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees, or for additional work done on behalf of the Board or a committee. Mr. Brown and Dr. Jha, who were employees during 2011, received no additional compensation for serving on the Board or its committees.

The following table further summarizes compensation paid to the non-employee directors during 2011.

Director Compensation for 2011

Name (a)	Fees Earned or Paid in Cash($)(1) (b)	Stock Awards($) (2)(3) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)		All Other Compensation($)(4) (g)		Total($) (h)
William J. Bratton	100,000	160,033	—		—		260,033
Kenneth C. Dahlberg	39,375	103,154	—		—		142,529
David W. Dorman	0	382,644	—		5,500	(5)	388,144
Michael V. Hayden	100,000	160,033	—		—		260,033
Judy C. Lewent	105,000	160,033	—		—		265,033
Samuel C. Scott III	115,000	120,025	—		—		235,025
John A. White	72,000	168,123	0	(6)	10,000	(5)	250,123
Former Directors(7)
Vincent J. Intrieri	0	265,119	—		—		265,119
Douglas A. Warner III	52,500	—	—		—		52,500
William R. Hambrecht	—	—	—		—		—
Keith A. Meister	—	—	—		—		—
Thomas J. Meredith	—	—	—		—		—
James R. Stengel	—	—	—		—		—
Anthony J. Vinciquerra	—	—	—		—		—

PROXY STATEMENT	19

(1)	During 2011, directors could elect to receive a portion of their annual retainer or other fees in the form of deferred stock units (“DSUs”) that settle upon the termination of service with the Company. The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director has elected to receive in cash. Messrs. Dahlberg, Dorman, White and Intrieri elected to receive DSUs with respect to $13,152, $262,619, $48,098 and $105,086, respectively, in lieu of their cash fees. These deferred amounts are included in column (c).

(2)	Certain directors have elected to receive DSUs for all or a portion of their annual retainer or other fees. In addition, all non-employee directors received an annual grant of DSUs on May 3, 2011. All amounts in column (c) are the aggregate grant date fair value of DSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), including dividend equivalents, as applicable. The number of DSUs received and the fair value on each date of grant are as follows:

	January 4	March 31	May 3	June 30		September 30	December 31
Directors	Deferred Stock Units	Deferred Stock Units	Annual Grant of Deferred Stock Units	Deferred Stock Units		Deferred Stock Units	Deferred Stock Units
William J. Bratton	1,006	—	2,656	—		—	—
Fair Value	$40,008		$120,025
Kenneth C. Dahlberg	—	—	—	1,972	(a)	157	142
Fair Value				$90,002		$6,579	$6,573
David W. Dorman	—	2,126	2,656	2,173		806	730
Fair value		$95,011	$120,025	$100,045		$33,772	$33,791
Michael V. Hayden	1,006	—	2,656	—		—	—
Fair Value	$40,008		$120,025
Judy C. Lewent	1,006	—	2,656	—		—	—
Fair Value	$40,008		$120,025
Samuel C. Scott III	—	—	2,656	—		—	—
Fair value			$120,025
John A. White	—	269	2,656	261		287	260
Fair Value		$12,022	$120,025	$12,016		$12,025	$12,035
Former Director
Vincent J. Intrieri	1,006	587	2,656	571		627	568
Fair Value	$40,008	$26,233	$120,025	$26,289		$26,271	$26,293
(a)	Mr. Dahlberg’s DSUs were granted on July 26, 2011, the date he was elected to the Board.

20	PROXY STATEMENT

(3)	As of December 31, 2011, the aggregate stock and option awards outstanding for the directors were as set forth below. For each director, the options to purchase Common Stock listed below were exercisable at year end. The aggregate number of Motorola Solutions DSUs includes accrued dividend equivalents. The Motorola Mobility DSUs are set forth below for the directors who received such units in connection with the Separation.

Directors	Options	Deferred Stock Units – Motorola Solutions	Deferred Stock Units – Motorola Mobility	Restricted Stock
William J. Bratton	—	3,680	—	—
Kenneth C. Dahlberg	—	2,280	—	—
David W. Dorman	—	30,703	19,308	—
Michael V. Hayden	—	3,680	—	—
Judy C. Lewent	15,544	3,680	—	—
Samuel C. Scott III	15,544	12,524	8,580	1,739
John A. White	7,562	19,357	13,587	77
Former Directors
Vincent J. Intrieri	—	6,038	—	—
Douglas A. Warner III	15,544	—	—	—
William R. Hambrecht	—	—	—	—
Keith A. Meister	—	—	—	—
Thomas J. Meredith	—	—	—	—
James R. Stengel	—	—	—	—
Anthony J. Vinciquerra	—	—	—	—

(4)	The aggregate amount of perquisites and personal benefits, securities or property given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000. Accordingly, no such amounts are reported in this column.

(5)	The amounts in this column represent matching gift contributions made by the Motorola Solutions Foundation at the request of the director to charitable institutions in the director’s name pursuant to the Company’s charitable matching gift program that is available to all U.S. employees and directors.

(6)	The amount in this column consists of a loss of $44 in earnings under the Motorola Solutions Management Deferred Compensation Plan; therefore this amount is recorded as $0. As of January 1, 2006, new non-employee directors were not eligible to participate in the plan. Dr. White is the only non-employee director who participates in the plan.

(7)	Mr. Intrieri resigned from the Board on March 1, 2012. Mr. Warner did not stand for re-election at the 2011 Annual Meeting and the other listed former directors all ceased to be directors on January 4, 2011 in connection with the Separation. Although Messrs. Hambrecht, Meister, Meredith, Stengel and Vinciquerra were directors on January 1-3, 2011, they did not receive any cash or equity compensation in 2011.

Director Retirement Plan and Insurance Coverage

In 1996, the Board terminated its retirement plan and no current non-employee directors are entitled to receive retirement benefits. In 1998, Mr. Scott and Dr. White, the only current directors with interests in the plan, converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola Solutions until such directors are no longer members of the Board because: (1) they do not stand for re-election or are not re-elected, or (2) of their disability or death.

PROXY STATEMENT	21

Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December  31, 2011 was $1,900.

Related Person Transaction Policy and Procedures

The Company has established written policies and procedures (the “Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). This Policy supplements our other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors and the Motorola Solutions Code of Business Conduct for employees and our other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

For purposes of the Related Person Transaction Policy, a Related Person includes directors, director nominees and executive officers of the Company and its subsidiaries since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of voting securities of the Company and its subsidiaries (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company and its subsidiaries. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit and Legal Committee will make all determinations involving an executive officer or 5% Holder.

Motorola Solutions had no Related Person Transactions in 2011.

What is the Process for Identifying and Evaluating Director Candidates?

As stated in the Motorola Solutions, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board’s needs; leadership qualities; ability to exercise sound judgment; existing time commitments; years to retirement age; and independence. They also consider ethical standards and integrity. While the Company does not have a formal policy regarding diversity, diversity is one of several factors considered by the Board and the Governance and Nominating Committee when selecting director nominees. The Board and the Governance and Nominating Committee strive to nominate directors with a variety of complementary skills, backgrounds and perspectives so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s businesses. The Governance and Nominating Committee annually assesses the effectiveness of its director nomination process and the Board Governance Guidelines.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders, provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Stockholder-recommended candidates that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive, as discussed above.

The Governance and Nominating Committee considers recommendations from many sources, including members of the Board, management and search firms. From time to time, Motorola Solutions hires global search firms to help identify and facilitate the screening and interview process of director candidates. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate

22	PROXY STATEMENT

for the Governance and Nominating Committee’s review and helps arrange interviews. The Governance and Nominating Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. In connection with the Separation, we retained two third-party search firms to conduct a search for new members of the Board. The third-party search firms reviewed the qualifications of several candidates, including candidates referred to the search firms by members of the Governance and Nominating Committee and the CEO. The third-party search firms recommended a number of candidates to the Governance and Nominating Committee. In addition, Carl C. Icahn, our largest stockholder in 2011, recommended Vincent J. Intrieri as a director candidate. The Governance and Nominating Committee interviewed candidates and as a result, each of William J. Bratton, Michael V. Hayden, Vincent J. Intrieri and Judy C. Lewent were nominated by the Governance and Nominating Committee for election on January 4, 2011. Mr. Intrieri subsequently resigned on March 1, 2012, in connection with an agreement between the Company and Mr. Icahn. Also during 2011, the Governance and Nominating Committee identified Kenneth C. Dahlberg as a potential candidate. After being interviewed by the Governance and Nominating Committee and members of management, the Governance and Nominating Committee nominated Mr. Dahlberg as a director in July 2011. In connection with the resignation of Mr. Intrieri, the Board, pursuant to its authority under the Bylaws, reduced its size to eight members. If the Board chooses to subsequently increase its size, the Governance and Nominating Committee will follow its process with respect to evaluation of candidates. The Governance and Nominating Committee has full discretion in considering potential candidates and making its nominations to the Board.

PROPOSAL NO. 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (or NEOs) as disclosed in this proxy statement. We have provided our stockholders with the opportunity to annually approve the Company’s executive compensation policies and procedures since 2009, when the Board of Directors adopted a Board Governance Guideline to annually provide such an opportunity. At the 2011 Annual Meeting of stockholders, our stockholders approved our executive compensation with nearly 89% support, and 90% approved an annual frequency of stockholder advisory voting to approve our executive compensation. Based upon these results, the Board determined to continue to hold an annual advisory vote on executive compensation. Because the stockholder vote to approve our executive compensation is advisory, it will not be binding upon the Board. However, the Compensation and Leadership Committee does take into account the outcome of the vote when considering future executive compensation arrangements.

The following is a summary of some key elements of our 2011 executive compensation actions, policies and programs. The Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement can be referenced for additional details.

The year 2011 marked the beginning of a new era for Motorola Solutions. In 2011, we achieved strong financial and operational performance. Net sales increased 8% compared to 2010, GAAP operating earnings increased 14%, GAAP earnings per share were up 206%, and we generated operating cash flow of $848 million, up from $803 million in 2010. In addition, we returned capital to stockholders by initiating a regular quarterly dividend of 22 cents per share and authorized a $2 billion share repurchase program (which was subsequently increased to $3 billion by the Board in January 2012). Our stockholders also benefited from this strong performance, as demonstrated by the 24% increase in our stock price between the opening price on January 4, 2011 and the closing price on December 31, 2011.

The successful completion of the spin-off of Motorola Mobility Holdings, Inc. on January 4, 2011, our strong 2011 performance and the importance of succeeding as Motorola Solutions had an influence on pay decisions for Mr. Brown and our other NEOs. Base salaries for some of our NEOs were increased during 2011 in connection with market adjustments and promotions. Mr. Brown’s salary reverted to $1,200,000 as provided in his employment agreement following his voluntary reduction to $900,000 for 2009 and 2010. Our strong operating earnings and free cash flow performance in 2011 correlated to payouts under our Annual Incentive Plan (“AIP”) that were 14% above target, excluding individual performance adjustments. A new 2011-2013 Long Range Incentive Plan (“LRIP”) cycle was implemented for our senior executives, including our NEOs. A special equity

PROXY STATEMENT	23

grant of stock options and restricted stock units, called the Leadership Grant, was made in 2011 to select senior executives, including our NEOs. Finally, Separation Event Equity Grants were made to Mr. Brown under the terms of his employment agreement. The Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement can be referenced for additional details.

During 2011, the Compensation and Leadership Committee reviewed our pay programs and practices, taking into account the favorable outcome of the stockholder vote to approve our executive compensation at the 2011 Annual Meeting of stockholders, consultations with the Compensation and Leadership Committee’s independent compensation consultant and discussions with major stockholders. Given the strong stockholder support of our pay programs, we made no specific changes to executive compensation in 2011, but we did make general corporate governance improvements, as discussed below.

In conjunction with Separation, we addressed, and continue to address, several legacy compensation-related practices. In addition, throughout 2011, we continued our dialogue with our largest stockholders to better understand their perspectives of the Company, including their views on our compensation practices. We believe the actions we have already taken, and the actions we plan to take in 2012, will lead to continued stockholder satisfaction with our executive compensation programs.

During 2011, we made several changes to enhance the corporate governance provisions of our compensation programs and to better align them to competitive market practices. These changes include:

Program	Program Change and Corporate Governance Improvement
New Change In Control Plan	Instituted a new Senior Executive Change in Control Plan that phases in for existing participants in 2014, which limits plan eligibility, eliminates excise tax gross-ups and reduces severance multiples, amongst other changes. Refer to the section Termination of Employment and Change In Control Arrangements of this proxy for additional details.
Executive Stock Ownership Guidelines	Expanded our stock ownership requirements to include Corporate Vice Presidents, in addition to Senior Vice Presidents, Executive Vice Presidents and our Chairman and CEO, and also implemented consequences for failure to meet the applicable stock ownership requirement within a five-year time period. Refer to the section Stock Ownership Requirements in the CD&A for additional details.
Board Stock Ownership Guidelines	Amended our Board Governance Guidelines to increase non-employee director stock ownership guidelines from four times to five times the annual retainer within a five-year time period and implemented a requirement for non-employee directors to hold all shares paid or awarded by the Company until termination of Board service. Refer to the section Board of Director Matters: What Are The Director Stock Ownership Guidelines of this proxy for additional details.
Stock Plan Amendments	Amended our Motorola Solutions Omnibus Incentive Plan of 2006 to remove a share recycling provision which allowed shares withheld for tax purposes to be reissued for future grants. Additionally, we clarified our plan to affirmatively state that dividend equivalents cannot be accrued on options or stock appreciation rights and to specifically define fair market value in our stock plan as the closing price on the date of the transaction.
Elimination of Gross-Ups	Eliminated tax gross-ups for guests traveling with Section 16 Officers to Company sponsored events. Section 16 Officers are responsible for taxes due on imputed income resulting from their guests attending special events.

In response to feedback received from many of our largest stockholders, effective in 2012, we will significantly reduce the amount of stock we grant under our long-term incentive plan. We will limit annual equity grant eligibility to a narrower management population of approximately 2,000 employees; this change will reduce eligibility for annual equity grants by approximately 12,000 employees. We will maintain eligibility for special equity grants as part of recruitment, retention and recognition; however, these grants will be given on a highly selective basis. This change in our equity grant practice will reduce our annual share usage rate and stock-based compensation expense to more competitive levels with our comparator group, while retaining our ability to attract, retain and motivate top talent in the organization.

24	PROXY STATEMENT

In addition to the general corporate governance improvements made in 2011, we continue to maintain several practices that represent strong corporate governance, including:

Practice	Description
Heavily weighted “at risk” pay for our senior executives	Weighted to include more short-term and long-term incentives (variable pay) than base salary (fixed pay) to create a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company.
“Double trigger” feature in our Senior Executive Change in Control Plan	Requires that an executive be separated from service in conjunction with a change in control event before receiving any payouts made in connection with a change in control.
“Modified double trigger” in our Motorola Solutions Omnibus Incentive Plan of 2006 for a change in control	Provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Compensation and Leadership Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated “without cause” or voluntarily resigns for Good Reason within 24 months of the change in control event.
“Clawback” policy	Provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings.
“Anti-hedging” policy	Precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities.
Compensation and Leadership Committee consisting entirely of independent directors	Complies with independent status as a non-employee director under SEC Rule 16b-3 and as an outside director under Section 162(m) of the Internal Revenue Code for purposes of membership on a compensation committee.
Independent compensation consultant engaged by the Compensation and Leadership Committee	Compensation and Leadership Committee reviews and approves all plans under its purview and also seeks input from its independent compensation consultant, which provides third-party input and an unbiased perspective on external market practices.
An annual risk assessment on pay that is reviewed by the Compensation and Leadership Committee	Reviews global employee compensation programs to determine if there is inappropriate or excessive risk exposure that could have a material adverse effect on the Company.

We believe these practices, coupled with our recent compensation actions, demonstrate a reasonable and responsible approach to designing and managing the Company’s compensation programs. We continuously monitor our compensation practices to ensure we maintain consistency with our compensation philosophy, guiding principles and business strategy, and are responsive to current market conditions and new developments in corporate governance. In addition, we will continue to take into account the results of future stockholder votes and ongoing dialogues with our largest stockholders when reviewing our compensation programs and practices.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and other related tables and disclosures in this proxy statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROXY STATEMENT	25

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit and Legal Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Services provided to the Company and its subsidiaries by KPMG LLP (“KPMG”) in fiscal years 2010 and 2011 are described under Audit and Legal Committee Matters—Independent Registered Public Accounting Firm Fees.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will have the opportunity to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit and Legal Committee and the Board. Even if the selection is ratified, the Audit and Legal Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2012. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

26	PROXY STATEMENT

PROPOSAL NO. 4 — STOCKHOLDER PROPOSAL RE: “ENCOURAGE SUPPLIER(S) TO PUBLISH AN ANNUAL SUSTAINABILITY REPORT”

The Company has been advised that the Comptroller of the City of New York, as custodian and a trustee for (i) the New York City Employees’ Retirement System, beneficial owner of 259,458 shares, (ii) the New York City Teachers’ Retirement System, beneficial owner of 266,452 shares, (iii) the New York City Fire Department Pension Fund, beneficial owner of 45,521 shares, (iv)the New York City Police Pension Fund, beneficial owner of 141,496 shares, and as custodian for the New York City Board of Education Retirement System, beneficial owner of 14,323 shares, intends to submit the following proposal for consideration at the Annual Meeting. We have not modified the language of the stockholder’s proposal.

WHEREAS, increasingly, multinational companies are realizing that their suppliers’ impacts and sustainability are inextricably intertwined with their own; and

WHEREAS, the UN Global Compact-Accenture CEO Study 2010, “A New Era of Sustainability”, found that 93% of surveyed CEOs believe that sustainability issues will be critical to the future success of their business, and 88% believe that they should be integrating sustainability through their supply chain, where the most significant performance gap is seen; and

WHEREAS, a study by Aaron Bernstein and Christopher Greenwald, “Benchmarking Corporate Policies on Labor and Human Rights in Global Supply Chains,” (Pension and Capital Stewardship Project Labor and Work-Life Program Harvard Law School, Nov. 2009), found a significant gap between general policies against labor and human rights abuse and more detailed standards and enforcement mechanism required to carry them out; and

WHEREAS, in 2010, PUMA, the Sport lifestyle company, in cooperation with the Global Reporting Initiative’s (GRI’s) Global Action Network for Transparency in the Supply Chain, which provides GRI certified training on transparent measurement and reporting to supplier factories, expanded its strategic suppliers sustainability reporting project with commitments from 20 suppliers in South East Asia and other major sourcing regions that they will issue their own sustainability reports from 2011 on; and

WHEREAS, given the merit of the old adage, “What Gets Measured Gets Done”, the long-term interests of multinational companies and their shareholders would be enhanced if companies were to urge their suppliers to establish performance goals on human and worker rights, and to measure and publicly report on performance using internationally recognized standards and measurement protocols;

THEREFORE, BE IT RESOLVED: the shareholders request that the Board of Directors, using a phased, tiered approach that the Company deems reasonable and practical, take the necessary steps to help move the Company’s supplier(s) to begin publishing annual, independently verifiable, sustainability reports. Among other important disclosures, reports should include the suppliers’ objective assessments and measurements of performance on workplace safety, and human and worker rights, using internationally recognized standards, indicators and measurement protocols. In addition, reports should include incidents of non-compliance, actions taken to remedy those incidents, and measures taken to contribute to long-term prevention and mitigation.

Statement in Support

A company’s best opportunity for early identification and mitigation of the risks posed by the human and labor rights violations of its suppliers is the development and rigorous implementation of a risk-management framework to enable its monitoring and verification of its suppliers’ performance against internationally recognized standards of human and labor rights, using measurable and verifiable indicators of performance. Annual sustainability reporting by its supplier(s) would strengthen the company’s ability to assess its suppliers’ performance, to hold its suppliers accountable, help to drive performance improvements, and enable investors to better understand and assess potential reputational and/or operational risks.

PROXY STATEMENT	27

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises in other ways, making adoption of this proposal unnecessary and potentially detrimental to the Company as noted below. The Company is committed to being a leader in corporate responsibility, and we publish our performance annually on our website on our “corporate responsibility” page.

Since 2003, our supplier code of conduct has set forth the corporate responsibility requirements for our suppliers, and our vendor contracts state that compliance with our corporate responsibility requirements is a condition of doing business with the Company. We expect compliance by our suppliers, as well as their sources in the supply chain. We have a three-pronged approach to supplier responsibility – comprehensive self-assessments, audits and training.

Our suppliers are required to provide informative, comprehensive self-assessments on their environmental and labor policies and management systems through our electronic assessment system. This allows us to analyze the information and associated risks presented by suppliers, to identify areas for improvement and to target our on-site audits.

We commission detailed on-site audits of certain suppliers, which are conducted by either internal audit or a third-party firm. We decide which suppliers and facilities to audit based on information collected through the self-assessment described above, from specific reports made to our EthicsLine and other reporting channels, as well as from risk factors such as activity, location and reputation. Following the self-assessments and/or audits, we provide feedback to suppliers and work with them to correct any issues identified. In situations where we identify serious violations, we will place the supplier on “new-business hold,” meaning no new business will be placed with the supplier until the issue is resolved. If a supplier refuses or is unable to cooperate, we will terminate the relationship. We annually publish a report of our assessments and audit process, including a breakdown of the issues identified and status of corrective actions, on the “suppliers” page of our corporate responsibility website.

We realize that lasting improvements will be achieved only if suppliers have the capability to manage labor, health, safety and environmental impacts themselves. We hold training sessions that help suppliers understand our expectations and standards. In addition, we provide guidance on how suppliers can establish internal corporate responsibility and monitoring programs for their own supply chains. To reach a greater number of suppliers, we have developed an online training program that replicates the classroom sessions.

While we believe it is important to purchase products from suppliers that comply with high standards of legal and ethical treatment of workers and workplace safety, we do not believe that asking our suppliers to publish a corporate responsibility report is the best method to drive such performance in our supply chain. Forcing our suppliers to incur the significant expense in publishing an annual sustainability report of the type required by the proposal could lead to higher prices for the Company and for our customers without any guaranty of additional benefits. This would place the Company at a competitive disadvantage if such costs were passed along to the Company, which is not beneficial to our stockholders. Ultimately we believe the Company has and can continue to make the most impact by continuing to work directly with suppliers to identify and correct specific issues as well as to help them meet our high corporate responsibility standards through our existing approach of comprehensive self-assessments, audits and training. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this stockholder-submitted proposal.

28	PROXY STATEMENT

PROPOSAL NO. 5 — STOCKHOLDER PROPOSAL RE: “EXECUTIVES TO RETAIN SIGNIFICANT STOCK”

The Company has been advised that Kenneth Steiner, beneficial owner of 714 shares, intends to submit the following proposal for consideration at the Annual Meeting. We have not modified the language of the stockholder’s proposal.

5 – Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding the policy before our next annual shareholder meeting.

Shareholders recommend that our executive pay committee adopt a percentage of at least 25% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.

As a minimum this proposals asks for a retention policy going forward, although the preference is for immediate implementation of the fullest extent possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Law Library an independent investment research firm downgraded our company to “D” with “High Governance Risk” and “High Concern” in executive pay—$13 million for our CEO Gregory Brown.

Our executive pay committee can increase annual incentive pay for our Named Executive Officers (NEOs) by 30% for its subjective view of individual performance, which undermines the credibility and effectiveness of a structured incentive plan. NEOs continued to receive equity grants of time-vesting stock options and restricted shares without performance-contingent criteria. Our CEO was potentially entitled to nearly $50 million in the event of a change in control.

Two of our board’s key committees were chaired by directors who had more than 16 years tenure – independence concern.

Please encourage our board to respond positively to this proposal: Executives To Retain Significant Stock – Yes on 5.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED IN YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board agrees that senior executives’ compensation should include a focus on long-term stockholder value. The Board believes that the Company’s current compensation programs and practices for senior executives—which include equity-based incentive compensation with vesting periods over multiple years; meaningful stock ownership requirements that extend down to our corporate vice president level; a “clawback” policy that provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings; and an “anti-hedging” policy that precludes executives from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities—provide an appropriate balance of encouraging a focus on the long-term performance of the Company and strong alignment with our stockholders, while enabling the Company to attract, retain and motivate the right people. The Board believes that the adoption of this proposal, which would apply to all future equity awards to our senior executives, is unnecessary to achieve the stated goals of aligning executive compensation with long-term stockholder value and could impact the Company’s ability to attract, retain and motivate senior management, and therefore is inadvisable and not in the best interests of the Company and its stockholders.

PROXY STATEMENT	29

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s long term incentive programs are designed to promote a focus on long-term results, drive retention and align senior executives with the interests of our stockholders. These programs include equity awards, consisting of stock options and restricted stock units, and a long range incentive plan, with separate three-year performance cycles. Stock options and restricted stock units generally vest in three equal annual installments. The long range incentive plan is a cash-based, multi-year incentive plan designed to reward executives for the Company’s three-year total shareholder return relative to our comparator companies.

The Company has maintained stock ownership requirements since 2000 to ensure strong alignment of our senior management with the interests of our stockholders. Officers are required to own shares with a market value as a multiple of their annual base salary as follows, the Company’s Chief Executive Officer (“CEO”)—six times; Executive Vice Presidents or members of the management executive committee—three times; Senior Vice Presidents—two times; and Corporate Vice Presidents—one times, each within five years of their election to the applicable officer level. Additionally, in 2011 the Company strengthened these ownership requirements by implementing a formal policy that addresses executives who do not meet their applicable stock ownership requirement within five years. As of December 31, 2011, each of the Company’s named executive officers had exceeded his or her stock ownership requirements.

The Company’s clawback policy and its policy regarding hedging transactions complement the objective of aligning compensation with our stockholders’ interests. The Company’s claw back policy permits the recovery of incentive compensation received by an executive as a result of misconduct which requires restatement of the Company’s financial results and any gains realized by the executive with respect to equity based awards, including exercised stock options and vested restricted stock units, no matter when they were issued, as well as the cancellation of outstanding equity-based awards held by the executive. In addition, executives, in accordance with the Company’s anti-hedging policy, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities, including selling short, entering into derivative contracts on, or engaging in hedging or monetization transactions that hedge the economic risk of their ownership of the Company’s shares.

This stockholder proposal fails to strike a reasonable balance between incentivizing desired senior executive behaviors by requiring meaningful levels of stock ownership and permitting executives to manage their own financial affairs. Because equity compensation is a meaningful element of compensation for our executive officers, the Company’s stock makes up a substantial proportion of their net worth. A share retention requirement that continues for a year after an executive is no longer employed by the Company, such as the one proposed, could lessen the incentive value of equity awards or result in the value of an executive’s equity holdings being dramatically affected by matters unrelated to the Company’s performance or by actions taken by others after the period of the executive’s employment ends.

The Board also believes that the Compensation and Leadership Committee, which consists entirely of independent directors, is the governing body best suited to formulate executive compensation principles and practices that balance the long-term interest of stockholders with compensation programs that attract, retain and motivate our senior executives. Adopting a rigid policy that forces equity to be held beyond the end of employment limits the Committee’s ability to design effective and competitive compensation programs and could place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

The Board believes that the current executive compensation programs and practices effectively balance the goals to provide executive officers with a focus on long-term stockholder value, create meaningful retention incentives, allow for recruitment of executive talent and allow for the prudent management of personal financial affairs. The Board believes that the proposal does not strike a reasonable balance and is not in the best interests of stockholders. For this and the above reasons, the Board recommends that you vote AGAINST the adoption of this stockholder submitted proposal.

30	PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2011. The number of shares and the weighted-average exercise prices in the table and footnotes reflect Separation and the Company’s Reverse Stock Split effected on January 4, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Motorola Solutions stockholders	24,014,820	(2)(3)(4)	$62.89	29,646,078	(5)
Equity compensation plans not approved by Motorola Solutions stockholders(6)	27,751		$56.59	0

Total	24,042,571		$62.87	29,646,078

(1)	The weighted-average exercise price does not include outstanding restricted or deferred stock units.

(2)	This includes shares subject to outstanding options granted under the 2006 Plan and prior stock incentive plans no longer in effect for new grants.

(3)	This also includes an aggregate of 8,841,539 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect for new grants. Each restricted or deferred stock unit is intended to be the economic equivalent of one share of Common Stock.

(4)	This includes 101,305 shares subject to outstanding stock appreciation rights (“SARs”) granted under the 2006 Plan (“2006 Plan SARs”) but does not include 24,080 SARs granted under prior stock incentive plans that are no longer in effect for new grants (“Prior SARs”). These SARs enable the recipient to receive, for each SAR granted, a settlement amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. The settlement amount for the Prior SARs may only be paid in cash. No security is issued upon the exercise of these Prior SARs. The settlement amount of the 2006 Plan SARs is payable in shares of Common Stock. The 101,305 shares subject to the 2006 Plan SARs assumes the exercise of 605,695 2006 Plan SARs on December 30, 2011 at $46.29, the closing price of the Common Stock on December 30, 2011.

(5)	Of these shares: (i) 5,977,828 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Solutions Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 23,668,250 shares remain available for future issuance under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Common Stock may be issued under the 2006 Plan in payment of awards under the Company’s long-range incentive plans.

(6)	The Company’s non-stockholder approved plan is the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), under which no further grants may be made. Since its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

PROXY STATEMENT	31

Compensation/Acquisition Plan of 2000

The Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”) was initially adopted on November 7, 2000 by the Board. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. From its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards.

Awards included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Options to acquire shares are the only awards outstanding under the C/A Plan, and all such awards are fully vested and exercisable.

Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options under the C/A Plan expire ten years from the date of grant and vest and become exercisable in 25% increments over four years.

OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

The following table sets forth information as of the close of business on March 1, 2012 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table, and by all current directors, nominees and Section 16 Officers of the Company as a group. Each director, nominee and named executive officer owns less than 1% of the outstanding Common Stock based on 291,709,758 shares of Common Stock outstanding on March 1, 2012. All current directors, nominees and current executive officers as a group own 1.2% of the outstanding Common Stock.

Name	Shares Owned(1)	Shares Under Exercisable Options(2)	Stock Units(3)	Total Shares Beneficially Owned(4)(5)
Gregory Q. Brown	383,503	1,893,745	41,665	2,349,266	(6)
Sanjay K. Jha	303,730	0	0	303,730	(7)
Edward J. Fitzpatrick	33,100	160,508	0	193,608
Eugene A. Delaney	57,891	453,358	0	512,056
Mark F. Moon	43,249	120,902	0	164,151
Michele A. Carlin	16,963	79,724	0	96,687
William J. Bratton	0	0	3,697	3,697
Kenneth C. Dahlberg	0	0	2,290	2,290
David W. Dorman	0	0	30,845	30,845
Michael V. Hayden	0	0	3,697	3,697
Judy C. Lewent	13,137	15,544	3,697	32,378
Samuel C. Scott	4,920	15,544	12,583	33,047	(8)
John A. White	6,324	7,562	19,447	33,333	(9)
All current directors, nominees and current executive officers as a group (15 persons)	578,439	2,826,163	117,921	3,554,469	(10)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units.”

(2)	Includes shares under options exercisable on March 1, 2012 and options which become exercisable within 60 days thereafter. Also includes unvested shares under market-based options that only vest if the market price of the Common Stock reaches defined levels.

32	PROXY STATEMENT

(3)	Includes stock units which are deemed to be beneficially owned on March 1, 2012 or within 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of one share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan, which is subject to certain investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.” Does not include restricted stock units with restrictions that lapse more than 60 days after March 1, 2012; for more information on such units, see the Outstanding Equity Awards at 2011 Fiscal Year End table.

(6)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include: 71,880 shares of restricted stock, 30,353 units subject to delayed delivery, and 107,830 unvested market-based options granted on January 31, 2008 that only vest if the market price of the Common Stock reaches defined levels as discussed in the footnotes to the Outstanding Equity Awards at 2011 Fiscal Year End table.

(7)	Dr. Jha’s “Shares Owned” are as of January 4, 2011, the date on which he ceased to be an executive officer. As of the Separation, all options and restricted stock units previously granted to Dr. Jha were substituted with options and restricted stock units of Motorola Mobility.

(8)	Mr. Scott does not have investment power over 1,739 of these shares.

(9)	Dr. White has shared voting and investment power over 4,364 of these shares and shared voting and no investment power over 77 of these shares.

(10)	All directors, nominees and current executive officers as a group have sole voting and investment power over 572,259 of these shares and shared voting and investment power over 6,180 of these shares.

No directors, nominees or current executive officers have pledged shares of Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Common Stock.

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of Common Stock as of December 31, 2011, except as noted below.

Name and Address	Number of Shares of Motorola Solutions, Inc. and Nature of Beneficial Ownership	Percent of Outstanding Shares(1)

ValueAct Capital Master Fund, L.P. and related entities 435 Pacific Ave., San Francisco, California 94133(2)	24,001,000(3) shares of Common Stock	8.2%

Morgan Stanley 1585 Broadway New York, NY 10036	19,448,052(4) shares of Common Stock	6.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	19,068,267(5) shares of Common Stock	6.5%

FMR LLC 82 Devonshire Street Boston, MA 02109	17,872,960(6) shares of Common Stock	6.1%

(1)	The percentage calculations set forth above are based on 291,709,758 shares of Common Stock outstanding as of March 1, 2012 rather than the percentages set forth on various stockholders’ Schedule 13D and 13G filings.

PROXY STATEMENT	33

(2)	Solely based on information in a Schedule 13D/A filed with the SEC on July 20, 2011, amending a Schedule 13D previously filed on June 16, 2011, filed jointly by ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC.

(3)	Solely based on information in the ValueAct 13D dated as of the date of the ValueAct 13D, and information in Form 13F-HR filed by ValueAct Holdings L.P., on February 14, 2012, filed with the SEC for the period ending December 31, 2011.

(4)	Solely based on information in a Schedule 13G dated February 8, 2012 filed with the SEC jointly by Morgan Stanley, and Morgan Stanley Investment Management, Inc., whose address is 522 Fifth Avenue, New York, NY 10036. The Schedule 13G indicates that as of December 31, 2011, Morgan Stanley was the beneficial owner with sole dispositive power as to 19,488,052 shares and with sole voting power as to 19,097,576 shares. Additionally, according to such filing, Morgan Stanley Investment Management, Inc. was the beneficial owner with sole dispositive power as to 19,340,381 shares and with sole voting power as to 18,989,905 shares.

(5)	Solely based on information in a Schedule 13G/A dated February 13, 2012 filed with the SEC by BlackRock, Inc. The Schedule 13G/A indicates that as of December 31, 2011, BlackRock, Inc. was the beneficial owner with sole dispositive and voting power as to 19,068,267 shares.

(6)	Solely based on information in a Schedule 13G dated February 14, 2012 filed with the SEC by FMR LLC. The Schedule 13G indicates that as of December 31, 2011, FMR LLC was the beneficial owner with sole dispositive power as to 17,872,960 shares and with sole voting power as to 113,918 shares.

On February 26, 2012, the Company entered into a stock purchase agreement with Carl C. Icahn and certain of his affiliates pursuant to which the Company purchased 23,739,362 shares of Common Stock from Mr. Icahn and his affiliates. On February 27, 2012, a Schedule 13D/A was filed with the SEC by Mr. Icahn and his affiliates reporting ownership of 14,552,873 shares of Common Stock, or 4.95% of our Common Stock after giving effect to the purchase of Common Stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs during 2011. Executive compensation arrangements with our named executive officers (each an “NEO,” and together, the “NEOs”) are governed by the Compensation and Leadership Committee (the “Committee”) of the Board of Directors (the “Board”). In this CD&A, you will find detailed compensation information for our Chairman and Chief Executive Officer (“CEO”), our former Co-Chief Executive Officer (“Co-CEO”) to the extent applicable, our Chief Financial Officer (“CFO”), and our three other most highly compensated officers during 2011, as listed below:

•	Gregory Q. Brown, Chairman and Chief Executive Officer.

•	Sanjay K. Jha, Former Co-Chief Executive Officer; Chief Executive Officer Motorola Mobility.

•	Edward J. Fitzpatrick, Executive Vice President and Chief Financial Officer.

•	Eugene A. Delaney, Executive Vice President, Product and Business Operations.

•	Mark F. Moon, Executive Vice President, Sales and Field Operations.

•	Michele A. Carlin, Senior Vice President, Human Resources.

Following the Separation on January 4, 2011, Dr. Jha was employed by Motorola Mobility and is not an employee of the Company.

Executive Summary

2011 Business Highlights

On January 4, 2011 we completed the spin-off of Motorola Mobility Holdings, Inc., beginning a new era for Motorola Solutions. As Motorola Solutions, we have a sharpened strategic focus on our government and enterprise customers and a purpose to help people be their best in the moments that matter. On April 29, 2011, we sold certain of the assets and liabilities of our Networks business to Nokia Siemens Networks B.V., which allowed us to provide enhanced strategic clarity to our business.

In 2011, as Motorola Solutions, we achieved strong financial and operating performance. Net sales increased 8% compared to 2010, reflecting a (i) 6% increase in the Government segment, and (ii) 11% increase in the Enterprise segment. Operating earnings increased 14% compared to 2010, reflecting a (i) 16% increase in the Government segment, and (ii) 12% increase in the Enterprise segment. We generated cash from operating activities of $848 million in 2011, compared to $803 million in 2010. As a result of our strong financial performance, on December 31, 2011, our stock price had increased 24% from our opening price on January 4, 2011 and we returned capital to stockholders by initiating a regular quarterly dividend of 22 cents per share and enacted a $2 billion share repurchase program (which was increased to $3 billion in January 2012 by the Board).

In conjunction with Separation, we addressed, and continue to address, several legacy compensation-related practices, as shown below. In addition, throughout 2011, we continued our dialogue with our largest stockholders to better understand their perspectives of the Company, including their views on our compensation practices. We believe the actions we have already taken, and the actions we plan to take in 2012 and beyond, will lead to continued stockholder satisfaction with our executive compensation programs, as evidenced by the favorable outcome (nearly 89% in favor) of the stockholder vote to approve executive compensation at the 2011 Annual Meeting of stockholders.

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During 2011, we made several changes to enhance the corporate governance provisions of our compensation programs and to better align them to competitive market practices. The table below describes the actions taken in 2011:

Program	Program Change and Corporate Governance Improvement
New Change In Control Plan	Instituted a new Senior Executive Change in Control Plan that phases in for existing participants in 2014, which limits plan eligibility, eliminates excise tax gross-ups and reduces severance multiples, amongst other changes. Refer to the section Termination of Employment and Change In Control Arrangements of this proxy for additional details.
Executive Stock Ownership Guidelines	Expanded our stock ownership requirements to include Corporate Vice Presidents, in addition to Senior Vice Presidents, Executive Vice Presidents and our Chairman and CEO, and also implemented consequences for failure to meet the applicable stock ownership requirement within a five-year time period. Refer to the section Stock Ownership Requirements in the CD&A for additional details.
Board Stock Ownership Guidelines	Amended our Board Governance Guidelines to increase non-employee director stock ownership guidelines from four times to five times the annual retainer within a five-year time period and implemented a requirement for non-employee directors to hold all shares paid or awarded by the Company until termination of Board service. Refer to the section Board of Director Matters: What Are The Director Stock Ownership Guidelines of this proxy for additional details.
Stock Plan Amendments	Amended our Motorola Solutions Omnibus Incentive Plan of 2006 to remove a share recycling provision which allowed shares withheld for tax purposes to be reissued for future grants. Additionally, we clarified our plan to affirmatively state that dividend equivalents cannot be accrued on options or stock appreciation rights and to specifically define fair market value in our stock plan as the closing price on the date of the transaction.
Elimination of Gross-Ups	Eliminated tax gross-ups for guests traveling with Section 16 Officers to special events. Section 16 Officers are responsible for taxes due on imputed income resulting from their guests attending special events.

In response to feedback received from many of our largest stockholders, in 2011 we undertook a comprehensive benchmarking review of our equity granting practices (including a review of eligibility), our annual share usage (burn rate) and our annual stock-based compensation expense. Our comprehensive benchmarking concluded that on all three measures, our practices were not consistent with our comparator group. In particular, our population of employees eligible to receive equity awards was significantly broader than our comparator group.

Effective in 2012, we are implementing the following significant changes to ensure our stock-based compensation programs are market-competitive, to reduce our share usage rate and reduce our annual stock-based compensation expense:

•

We will limit annual equity grant eligibility to a narrower management population of approximately 2,000 employees. This change will reduce the population eligible for annual equity grants by approximately 12,000 employees.

•

We will maintain eligibility for special equity grants on a highly selective basis as part of recruitment, retention and recognition. We believe that special equity grants are an effective vehicle in maintaining an engaged and motivated workforce. However, we will closely manage the use of special equity grants to ensure our share usage and stock-based compensation expense remains in line with competitive levels.

We continue to evaluate and gain a better understanding of the comparator companies we and our largest stockholders use for assessing our business performance and competitiveness of our compensation programs. During 2011, we made additional refinements to the comparator group we use for both pay and performance comparison purposes to reflect input from our largest stockholders, who compare our financial performance more to multi-line industrials than stand-alone government or enterprise companies. The section Comparator Group of this CD&A can be referenced for additional details.

Our Compensation Programs Are Heavily Performance Based

Our 2011 incentive compensation programs were designed based on our compensation philosophy and guiding principles that focus on competitive pay that is strongly aligned to performance, and our 2011 results and incentive payouts demonstrate this alignment. In 2011, our executive compensation programs were structured so that more than 85% of a NEO’s targeted total direct compensation was delivered in the form of short-term and long-term incentives. We summarize below how our short-term and long-term incentive programs are linked to financial and

36	PROXY STATEMENT

stock price performance and how these programs were impacted by our strong 2011 financial and operating performance. The sections Compensation Philosophy and Executive Compensation Principles and Our 2011 Compensation Mix can be referenced for additional details.

Our Annual Incentive Plan (“AIP”) is aligned to the operating earnings and free cash flow business goals in our annual operating plan that is approved by the Board. Operating earnings is important to the Company since it measures our profits from sales, and free cash flow is important since it provides a clear view of our ability to generate cash to both invest in future growth and appropriately return to stockholders. Operating earnings and free cash flow are common performance measures inside and outside of our industry, and we believe they are critical performance measures that drive our annual business performance and long-term sustainable stockholder value. Additionally, operating earnings and free cash flow are fundamental measurements that are used in many other financial indicators we measure that show levels of profitability, business liquidity, rates of return and more.

Our strong financial performance in 2011 included operating earnings that were 106% of our target, which correlated to a payout of 113% of target on that measure, and free cash flow that was 110% of our target, which correlated to a payout of 118% of target on that measure. After applying the 65% weighting to operating earnings and 35% weighting to free cash flow, the total payout under our AIP was 114% of target, excluding individual performance adjustments. 2011 AIP payouts to individuals were further differentiated based on individual performance. On average, our NEOs received 2011 AIP payouts based on business and individual performance that were 143% of target. The section Short-Term Incentives can be referenced for additional details.

Our long-term incentives (“LTI”) for senior executives are delivered in the form of stock options, restricted stock units (“RSUs”) and the Long-Range Incentive Plan (“LRIP”). Stock options and RSUs incent absolute stock price growth and our LRIP is designed to incent superior total shareholder return relative to our comparator group. We believe the LTI we grant to our senior executives is critical to aligning their interests to our stockholders’ interests and driving long-term stockholder value. In 2011, we had strong stock price appreciation (24%) and total return to stockholders (stock price appreciation plus our 22 cents per share quarterly dividend), benefiting both our stockholders and employees who have received LTI awards. The section Long-Term Incentives can be referenced for additional details.

PROXY STATEMENT	37

The graph below displays our 2011 stock price appreciation discussed in this section.

2011 CEO and NEO Compensation and Leadership Actions

The successful completion of the Separation, our strong 2011 financial and operating performance, and the importance of succeeding as Motorola Solutions had an influence on pay decisions for Mr. Brown and our other NEOs. The table below summarizes the CEO and other NEO compensation and leadership actions that were taken in 2011.

Component	Summary of NEO Actions
Base Salary	The base salaries for some of our NEOs were increased during 2011 in connection with market adjustments and promotions. Mr. Brown’s salary reverted to $1,200,000 as provided in his employment agreement following his voluntary reduction to $900,000 for 2009 and 2010.
2011 AIP	2011 AIP payouts were earned by our eligible employees, including our NEOs, and reflected the strong business performance and each individual’s performance.
2011-2013 LRIP	A new 2011-2013 LRIP cycle was implemented for our senior executives, including our NEOs.
Equity Grants	A special equity grant of stock options and RSUs, called the Leadership Grant, was made in 2011 to select senior executives, including our NEOs. This grant was made to recognize the successful completion of the Separation, reinforce the importance of succeeding as Motorola Solutions, provide enhanced focus on driving stockholder wealth and strengthen the retention and engagement of our senior executives. This grant included the 2011 and 2012 target annual stock option and RSU values for each participant and the value of portions of previous LRIP cycles that were forfeited at the time of Separation. Mr. Moon received a special award in connection with his promotion and Ms. Carlin received a special award in connection with Separation.
Separation Event Equity Grant	Separation Event Equity Grants were made to Mr. Brown under the terms of his employment agreement.
Executive Talent Development and Succession Planning	In 2011, executive talent development and succession planning were regularly discussed by the Committee. The Committee has created a framework to assess and develop our senior executive talent, and has engaged internal and external advisors to evaluate our top executives. The Chairman and CEO, Committee and Board will continue taking an active role in monitoring the development of our key executive talent in 2012 and beyond.

Summary of Greg Brown’s 2011 Total Compensation

Mr. Brown’s 2011 total compensation reported in the 2011 Summary Compensation Table significantly increased from 2010, primarily due to the one-time awards made to Mr. Brown during 2011, which were disclosed in last year’s CD&A. Mr. Brown’s 2011 total compensation in the 2011 Summary Compensation Table was determined in two parts – his 2011 core compensation and his 2011 one-time awards. $9.6 million of Mr. Brown’s

38	PROXY STATEMENT

total 2011 Summary Compensation Table disclosure was attributable to his 2011 core compensation, or the compensation we grant to him on a normal, ongoing basis. $19.8 million of Mr. Brown’s total 2011 Summary Compensation Table disclosure was attributable to the one-time Separation Event Equity Grant ($12.5 million), which was granted under his employment agreement due to our successful Separation, and the one-time award portion of the Leadership Grant ($7.3 million), which was determined and granted on the same terms as Leadership Grants made to other select executives, with the exception that Mr. Brown’s Separation Event Equity Grant and Leadership Grant both included stock price appreciation vesting hurdles in addition to service-based vesting conditions.

In addition to Mr. Brown’s 2011 total compensation reported in the 2011 Summary Compensation Table, Mr. Brown also received a 2011-2013 LRIP target award. As part of Mr. Brown’s total 2011 core compensation, the Committee approved Mr. Brown’s 2011-2013 LRIP target at 250% of his January 1, 2011 base salary of $1,200,000, or $3,000,000, as disclosed in the Grants of Plan-Based Awards in 2011 table of this proxy statement. Mr. Brown’s 2011-2013 LRIP target is not required to be disclosed in the 2011 Summary Compensation Table; rather, any amounts that Mr. Brown realizes under the 2011-2013 LRIP will be reported in 2014 as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. With the inclusion of Mr. Brown’s 2011-2013 LRIP target, Mr. Brown’s total 2011 core compensation was approximately $12.6 million.

The section Greg Brown’s 2011 Total Compensation can be referenced for additional details on Mr. Brown’s 2011 total compensation.

PROXY STATEMENT	39

Stockholder “Say On Pay”

At the 2011 Annual Meeting of stockholders, our stockholders approved the stockholder advisory vote to approve our executive compensation with nearly 89% support, and 90% approved an annual frequency of stockholder advisory voting to approve our executive compensation, which corresponded with the Board’s recommendation. Based upon these results, the Board determined to hold an annual advisory vote to approve executive compensation and such vote is included as a voting matter for the Annual Meeting.

During 2011, the Committee reviewed our pay programs and practices, taking into account the favorable outcome of the stockholder vote to approve our executive compensation at the 2011 Annual Meeting of stockholders, consultations with the Committee’s independent compensation consultant and discussions with major stockholders. Given the strong stockholder support of our pay programs, we made no specific changes to executive compensation in 2011, but we did make general corporate governance improvements, as discussed above. In addition to the general corporate governance improvements made in 2011, we continue to maintain several practices that represent strong corporate governance, including:

Practice	Description
Heavily weighted “at risk” pay for our senior executives	Weighted to include more short-term and long-term incentives (variable pay) than base salary (fixed pay) to create a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company.
“Double trigger” feature in our Senior Executive Change in Control Plan	Requires that an executive be separated from service in conjunction with a change in control event before receiving any payouts made in connection with a change in control.
“Modified double trigger” in our Motorola Solutions Omnibus Incentive Plan of 2006 for a change in control	Provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Compensation and Leadership Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated without cause or voluntarily resigns for Good Reason within 24 months of the change in control event.
“Clawback” policy	Provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings.
“Anti-hedging” policy	Precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities.
Compensation and Leadership Committee consisting entirely of independent directors	Complies with independent status as a Non-Employee Director under SEC Rule 16b-3 and as an Outside Director under Section 162(m) of the Internal Revenue Code for purposes of membership on a compensation committee.

Independent compensation consultant engaged by the Committee	Compensation and Leadership Committee reviews and approves all plans under its purview and also seeks input from independent compensation consultant, which provides third party input and an unbiased perspective on market practices.

An annual risk assessment on pay that is reviewed by the Compensation and Leadership Committee	Reviews global employee compensation programs to determine if there is inappropriate or excessive risk exposure that could have a material adverse effect on the Company.

We continuously monitor our compensation practices to ensure we are responsive to current market conditions and new developments in corporate governance. In addition, we will continue to take into account the results of future stockholder votes and ongoing dialogues with our largest stockholders when reviewing our compensation program and practices.

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Compensation Philosophy and Executive Compensation Guiding Principles

Our philosophy is to provide reward programs that attract, retain and motivate the right people, in the right place, at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices in the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

Our compensation philosophy is further guided by the following principles that are specific to our executives:

Guiding Principle	Rationale
Business Driven	We offer appropriate incentives which are aligned with the Company’s business goals and avoid excessive risk taking.
Performance Differentiated	We design our compensation programs to foster an effective link between pay and performance—both at the Company and the individual level.
Market Competitive	We provide a competitive total compensation package that enables us to attract, retain and motivate the top talent needed to successfully execute our business strategy.
Ownership Oriented	We align compensation with our stockholders’ interests by providing meaningful equity awards and maintaining robust guidelines that require significant stock ownership by our senior executives.
Simplicity	Our programs are intended to drive employee engagement through their simple and cost-efficient plan design.

In establishing the pay of our executive officers (including our NEOs), the Committee references the market median for total direct compensation (in other words, total cash compensation plus long-term incentive awards) of our comparator group, in addition to considering individual performance, internal equity and succession plans, and external market conditions.

PROXY STATEMENT	41

Roles in Determining Our Compensation

The following chart provides an overview of the roles and responsibilities for the various parties involved in determining our compensation:

Party	Role
Compensation and Leadership Committee

•   Oversees certain employee compensation and benefit programs, including approval of annual and long-term incentive plan performance goals.

•    Evaluates the performance and development of senior management and approves compensation actions involving Section 16 Officers.

•   Reviews CEO performance and recommends CEO compensation actions to the independent members of the Board for their concurrence.

•    Recommends the compensation program for non-employee directors to the Governance and Nominating Committee.

•   Regularly assesses the risk exposure of all programs under the Committee’s purview.

Board of Directors

•   Concurs with CEO compensation actions, as approved by the Committee.

•   Approves non-employee director compensation, as recommended by the Committee and the Governance and Nominating Committee.

•    Takes action regarding certain compensation and benefit plan matters, as required by the Committee’s charter.

Chairman and CEO

•   Recommends all compensation actions involving members of the management executive committee or any Section 16 Officer to the Committee for its approval.

•   Takes an active role in Committee meetings at which the performance and compensation actions for the above executives are discussed.

•   Recommends annual and long-term incentive plan performance goals to the Committee for its approval.

Management Executive Committee

•    Executes the objectives of the Company’s total compensation program.

•   Each member approves all compensation actions for his or her respective function and is accountable for compliance with established governance procedures.

Human Resources

•   Supports the Committee in its work.

•   Per delegated authority, fulfills various functions in administering the Company’s total compensation programs.

•   Prepares recommendations regarding Section 16 Officer compensation.

•    Along with the Committee’s independent consultant, prepares recommendations regarding CEO compensation.

Independent Consultant to the Committee

•    Carries out compensation reviews as directed by the Committee.

•   Participates in Committee meetings, provides input on compensation recommendations and programs, and provides regulatory updates and trends from time to time.

The Chairman and CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee or Board meetings. The Committee cannot unilaterally approve compensation or compensation changes for the Chairman and CEO without the Board’s concurrence.

42	PROXY STATEMENT

Components of Our 2011 Executive Compensation Program

The 2011 total compensation program for our NEOs consisted of the following components:

Compensation Component	Rationale
Base salary	• Provides market competitive fixed compensation to attract and retain qualified talent.
Short-term incentives through AIP	• Rewards executives based on achievement against the established annual business goals of the Company and their own individual performance in the achievement of these business results.
Long-term incentives through equity grants and participation in the LRIP

•   Equity awards encourage ownership in the Company, align our management’s interests with those of our stockholders, reward increases in the absolute value of our stock and enhance long-term retention of our top talent.

•   The LRIP rewards relative stock performance by measuring total shareholder return against our comparator group.

Benefits and perquisites	• Selected benefits and perquisites, in addition to broad-based employee benefits, provide our senior executives with a market-competitive total compensation package.

Our 2011 Compensation Mix

When making 2011 compensation decisions, the Committee considered the total direct compensation levels for each executive position against the median of similar positions in the 2010 Motorola Solutions Transitional Comparator Group. We intend to provide competitive total compensation, as well as competitive compensation for each element comprising our total compensation. As a result, we do not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, we place certain limits on benefits available under our life and disability plans and our investment plans, including our pension plans, while ensuring competitiveness in the marketplace. Our qualified retirement plans are also subject to IRS limits. Although we reference the median of our comparator group in structuring our executive compensation program, the exact percentile may differ by individual and is based on their specific performance, experience, skill set, position and ability to impact business results.

In keeping with our guiding principles of being “business driven” and “performance differentiated,” more than 85% of our NEO’s targeted total direct compensation was delivered in the form of short-term and long-term incentives. Our target short-term and long-term incentives in 2011 are a higher percentage of targeted total direct compensation than what we typically target, due to the 2011 Leadership Grant and Mr. Brown’s Separation Event Equity Grants. The below table highlights the specific 2011 target pay mix of each NEO, excluding Dr. Jha since the Committee did not determine his target pay mix in 2011 due to the Separation.

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We believe our target pay program is appropriately designed and positioned versus the market. The actual pay of our NEOs is a direct result of performance results at both a business and individual level. In determining actual compensation for a NEO, in addition to referencing the market median compensation data, the Committee uses the NEO’s role, responsibilities, experience, performance and skill set as general reference points in making a judgment of his or her value to the Company and in the marketplace. These are generally subjective judgments and there is no formulaic weighting of these reference points in making specific compensation element decisions.

Comparator Group

The Committee reviews the composition of the comparator group at least annually to determine the appropriateness and applicability of the group for establishing the Company’s compensation programs and making individual pay decisions for our NEOs. As a result of the Company’s transformation leading up to the Separation, there were changes to our comparator group during 2010 and throughout 2011, as described below.

2010 Motorola Solutions Transitional Comparator Group

In the latter part of 2010, in anticipation of Separation, the Committee established a separate comparator group for Motorola Solutions in order to benchmark companies of similar size and industry focus in planning for post-Separation compensation actions. We had market data available from this comparator group in late 2010 and early 2011, and 2011 NEO pay decisions were based in part on the 2010 Motorola Solutions Transitional Comparator Group. The 2010 Motorola Solutions Transitional Comparator Group, which is listed below, is also discussed in the Independent Consultant Engagement section.

2011 Motorola Solutions Comparator Group

As we completed the Separation in early 2011, we reevaluated the 2010 Motorola Solutions Transitional Comparator Group to consider including other companies with similar financial and business performance. In February 2011, the Committee endorsed a 2011 Motorola Solutions Comparator Group that included companies that are in one of three industries (multi-industrial electronics, government industry and enterprise industry) with generally similar size and financial performance to Motorola Solutions. When compared to the 2010 Motorola Solutions Transitional Comparator Group, eight companies remained, eight new companies were added and ten companies were removed. We had market data available from this comparator group during 2011, but no 2011 NEO pay decisions were based on the 2011 Motorola Solutions Comparator Group. The 2011 Motorola Solutions Comparator Group is used as the comparator group in the 2011-2013 LRIP for relative total shareholder return measurement purposes. The 2011 Motorola Solutions Comparator Group is listed below.

2010 Motorola Solutions

Transitional Comparator Group

Anixter International, Inc.	Juniper Networks, Inc.
Cisco Systems, Inc.	L-3 Communications Holdings, Inc.
Commscope, Inc.	NCR Corporation
Dell Inc.	Northrop Grumman Corporation
EMC Corporation	QUALCOMM, Inc.
General Dynamics Corporation	Raytheon Company
Harris Corporation	Rockwell Collins, Inc.
Honeywell International, Inc.	SAIC, Inc.
ITT Corporation	Unisys Corporation

2011 Motorola Solutions

Comparator Group

Danaher Corp.	L-3 Communications Holdings Inc.
Emerson Electric Co.	NCR Corp.
FLIR Systems, Inc.	Raytheon Company
Harris Corp.	Rockwell Collins Inc.
Honeywell International Inc.	TE Connectivity Ltd.
Intermec, Inc.	Trimble Navigation Ltd.
ITT Corporation	Tyco International Ltd
Juniper Networks, Inc.	Zebra Technologies Corp.

44	PROXY STATEMENT

2012 Motorola Solutions Comparator Group

Following the Separation, the Company continued to evaluate and gain a better understanding of our comparator companies, based in part on input received from our largest stockholders. We continue to use a single comparator group for both pay and performance comparison purposes in our executive compensation program. In November 2011, the Committee engaged Compensation Advisory Partners to independently review our 2012 Motorola Solutions Comparator Group. After evaluating the results of this review, the Committee endorsed a new 2012 Motorola Solutions Comparator Group that includes companies from the government and enterprise industries, as well as more multi-industrial companies, which was approved in early 2012. When compared to the 2011 Motorola Solutions Comparator Group, ten companies remained, six new companies were added and six companies were removed. The Committee will reference the competitive pay levels of the 2012 Motorola Solutions Comparator Group when making 2012 NEO pay decisions. Additionally, the 2012 Motorola Solutions Comparator Group will be used as the comparator group in the 2012-2014 LRIP for relative total shareholder return purposes.

The 2012 Motorola Solutions Comparator Group is listed below:

2012 Motorola Solutions

Comparator Group

Aruba Networks, Inc.	Johnson Controls, Inc.
Danaher Corp.	JVC Kenwood Corp.
Eaton Corp.	NCR Corp.
Emerson Electric Co.	Parker-Hannifin Corp.
Harris Corp.	Raytheon Company
Honeywell International, Inc.	Rockwell Collins, Inc.
Ingersoll-Rand PLC	TE Connectivity Ltd.
Intermec, Inc.	Tyco International Ltd.

The Committee will continue to review the composition of the comparator group at least annually, but understands the comparator group has changed multiple times in the last year, and intends to use the 2012 Motorola Solutions Comparator Group beyond 2012, only revising when appropriate (for example, when corporate transactions within the comparator group occur).

To supplement our comparator group data and obtain a more complete picture of the overall compensation environment for the broader executive group (and, from time to time, our NEOs), we look to multiple survey sources. During 2011, we utilized supplemental data for some of the NEOs from the following survey sources:

Survey	Publisher
CHiPS Executive & Senior Management Total Compensation Survey	Pearl Meyer & Partners, LLC
U.S. Compensation Data Bank (CDB) TriComp Executive Database	Towers Watson & Co.
Radford Global Technology Survey	Radford, an Aon Hewitt consulting company
US Global Premium Executive Remuneration Suite—Fortune 500® Organizations	Mercer LLC

Because these surveys contain competitive compensation market data on a number of companies spanning different industries, our market analysis involves narrowing the available information to “data cuts” that more accurately reflect our size, industry and competitive labor market.

The “data cuts” for the supplemental data used for some of the NEOs during the 2010 Motorola Solutions executive compensation review from November 2010 (which is discussed below), were:

•	The 18 companies that comprised our 2010 Motorola Solutions Transitional Comparator Group and participated in the above surveys;

•	An expanded comparator company group that included other high-tech companies that participated in the above surveys;

PROXY STATEMENT	45

•	Technology companies generally with annual revenue greater than $3 billion; and

•	All companies that participated in the CHiPS survey.

Independent Consultant Engagement

The Committee engages an independent consultant to advise them on the Company’s executive compensation strategy and program design, and to provide regulatory updates and market trends. The consultant conducts a comprehensive evaluation of our compensation program on a periodic basis (typically every one or two years), and annually reviews the specific compensation of our Chairman and CEO and other Section 16 Officers.

During 2011, the Committee chose to continue the engagement of Compensation Advisory Partners as its independent compensation consultant. Compensation Advisory Partners does not have any other business or consulting relationships with the Company, and no additional business relationships are anticipated in the future. The Committee has occasional discussions with Compensation Advisory Partners without management present to ensure impartiality on certain decisions.

Based on its independent review, Compensation Advisory Partners determined that Motorola Solutions’ current executive compensation programs are fundamentally competitive and sound. The Committee agreed with this conclusion and determined that no substantive revisions to the compensation programs are required at this time.

2010 Motorola Solutions Executive Compensation Review (As applied to 2011 Pay Decisions)

In November 2010, the Committee engaged Compensation Advisory Partners to independently review our executive rewards program and the compensation of our management executive committee, including an analysis of the compensation for the Company post-Separation. Historically, this analysis would have been performed in January 2011. However, in anticipation of the Separation, the Committee elected to work with Compensation Advisory Partners in November 2010 to identify the 2010 Motorola Solutions Transitional Comparator Group and begin to assess competitive pay levels for the Company after Separation relative to our transitional comparator companies. The Committee also referenced this analysis to determine 2011 pay decisions for the Company’s post-Separation executive officers, including the NEOs.

For the November 2010 review, Compensation Advisory Partners analyzed compensation levels and practices using the 2010 Motorola Solutions Transitional Comparator Group proxy data for comparison to Motorola Solutions’ NEOs. Broader industry survey data was used to compare compensation levels and pay practices for other Motorola Solutions’ executive benchmark positions based on functional responsibilities and scope.

Competitive Review Findings

With respect to the competitiveness of our NEOs’ 2010 target compensation levels, Compensation Advisory Partners noted the following:

•

Mr. Brown’s 2010 base salary at his voluntarily reduced level of $900,000 was positioned below the 25th percentile and his target total annual cash compensation (base salary plus target annual incentive) and target total direct compensation (target total annual cash compensation plus long-term incentive compensation) was positioned between the median and 75th percentile.

•	Mr. Fitzpatrick’s base salary and target total annual cash compensation were positioned well below the 25th percentile, and his target total direct compensation approximated the median.

•

Mr. Delaney’s base salary was positioned slightly above the median, his target total annual cash compensation approximated the median and his target total direct compensation was above the 75th percentile.

•

Mr. Moon’s base salary and target total annual cash compensation were positioned at the 75th percentile, and his target total direct compensation was between the median and 75th percentile (Mr. Moon was promoted to Executive Vice President in May 2011; his benchmark review did not reflect the additional duties he assumed at Separation).

46	PROXY STATEMENT

•

Ms. Carlin’s base salary was positioned between the median and the 75th percentile, her target total annual cash compensation approximated the median and her target total direct compensation was positioned between the median and the 75th percentile.

Since we have historically analyzed and set compensation levels compared to comparator groups that were appropriate for the larger Motorola, Inc., the fact that our NEO target total direct compensation was, on average, above median when compared to the 2010 Motorola Solutions Transitional Comparator Group, was not surprising given the size of the comparison companies.

Compensation Advisory Partners found that our current target compensation program places a slightly greater emphasis on the LTI component as compared to the 2010 Motorola Solutions Transitional Comparator Group. In addition, our current LTI mix of stock options, RSUs and a three-year LRIP is somewhat more diversified than among the 2010 Motorola Solutions Transitional Comparator Group, in which options are most often combined with one other LTI component.

2011 Named Executive Officer Compensation

Base Salary

When setting the base salary level for each NEO, the Committee references the median of the comparator group, as well as each NEO’s individual performance, experience, internal comparisons and succession plans, and external market conditions. The table below displays the 2011 year-end base salary for each NEO (other than Dr. Jha who was not an employee after January 4, 2011 and for whom the Committee did not set compensation in 2011) along with the rationale for how it was established.

Named Executive Officer	Current Base Salary	Effective Date	Rationale
Mr. Brown	$1,200,000	January 1, 2011	In January 2011, Mr. Brown’s base salary reverted to $1,200,000 as provided in his employment agreement following his voluntary reduction to $900,000 for 2009 and 2010.
Mr. Fitzpatrick	$525,000	May 2, 2011

In January 2011, Mr. Fitzpatrick’s base salary increased from $450,000 to $500,000 as a market adjustment.

In May 2011, Mr. Fitzpatrick’s base salary increased from $500,000 to $525,000 in connection with his promotion to Executive Vice President.

Mr. Delaney	$575,000	January 28, 2009	In January 2009, Mr. Delaney’s base salary increased from $510,000 to $575,000 in connection with his promotion to Executive Vice President. In January 2011, the Committee reaffirmed Mr. Delaney’s base salary of $575,000 for 2011.
Mr. Moon	$525,000	May 2, 2011

In January 2011, Mr. Moon’s base salary increased from $450,000 to $500,000 as a market adjustment.

In May 2011, Mr. Moon’s base salary increased from $500,000 to $525,000 in connection with his promotion to Executive Vice President.

Ms. Carlin	$415,000	October 12, 2009	In October 2009, Ms. Carlin’s base salary increased from $370,000 to $415,000 in connection with her promotion to Senior Vice President. In January 2011, the Committee reaffirmed Ms. Carlin’s base salary of $415,000 for 2011.

PROXY STATEMENT	47

Short-Term Incentives

The AIP is the 2011 annual cash incentive plan that applied to all of our employees (excluding those employees participating in a sales incentive plan), including our NEOs.

The objectives of our AIP are to:

•	Focus our employees’ attention on achievement of the critical operating goals of the Company.

•	Link employee rewards to their individual contributions in achieving our business results.

•	Provide pay opportunities that are competitive with our comparator group in order to attract and retain a high-performing workforce.

AIP Incentive Formula

AIP awards are a function of an individual’s target incentive opportunity, the Company’s annual business performance and each participant’s individual performance. The payout value of an AIP award to each individual is based on the following formula:

Performance Factors
Individual Base Pay	x	Individual Incentive Target %	x	Business Performance Factor	x	Individual Performance Factor	=	AIP Award

Individual Base Pay

Base pay equals the NEO’s base salary earnings during the incentive plan year.

AIP Individual Incentive Target Percentage

Individual incentive target percentages are based on market-competitive data and are established as a percentage of base pay. At the beginning of each plan year, the Committee designates individual incentive target percentages for each of our NEOs. For 2011, individual incentive target percentages for our NEOs were generally targeted at the median of the 2010 Motorola Solutions Transitional Comparator Group.

The 2011 AIP individual incentive targets for our NEOs were as follows:

Named Executive Officer (1)	Individual AIP Target as % of Base Pay	Individual AIP $ Target
Mr. Brown	220%	$2,640,000
Mr. Fitzpatrick	95%	$486,875
Mr. Delaney	95%	$546,250
Mr. Moon	88.37%(2)	$452,896
Ms. Carlin	75%	$311,250

(1)     The table excludes Dr. Jha since the Committee did not determine his 2011 AIP target due to the Separation.

(2)      Mr. Moon’s AIP target was prorated to reflect his target of 75% of base salary from January 1, 2011 through May 1, 2011 and 95% of base salary as of May 2, 2011, the effective date of his promotion to Executive Vice President.

AIP Business Performance Factor

At the beginning of each AIP plan year, the Committee establishes performance targets for the measures determining the Company’s Business Performance Factor (“BPF”). The final BPF can range from 0% (no award paid) for below minimum financial performance to 140% for exceptional performance. The 2011 BPF for our NEOs and all employees, except the employees of the Networks business, was based on Company-wide business

48	PROXY STATEMENT

goals to reinforce the Motorola Solutions’ “partnership” value and to align to the “simplicity” guiding principle of our compensation philosophy. Beginning in 2011, the Committee approved an increase to the BPF maximum to 140% (from 130% in 2010) to provide additional incentive opportunity for corresponding superior performance and to bring the maximum individual AIP award opportunity closer to 200% (140% maximum BPF x 140% maximum individual performance factor equates to a maximum individual award opportunity of 196%).

In 2011, the Company-wide business goals were based on operating earnings (“OE”) and free cash flow (“FCF”) and aligned to the OE and FCF targets in our annual operating plan. OE is important to the Company since it measures our profits from sales and FCF is important since it measures the cash available after capital expenditures. OE and FCF are common performance measures inside and outside of our industry, and we believe they are critical performance measures that drive our annual business performance, and ultimately long-term stockholder value. Additionally, OE and FCF are fundamental measurements that are used in many other financial calculations we measure that show levels of profitability, business liquidity and rates of return.

When we set our annual operating plan, and ultimately our OE and FCF targets, we analyze several factors, including projected revenue growth, margins, operating expenditures, macro industry considerations and market share. We analyze these factors against the overall global economic environment, relative to our comparator group and compared to our previous year’s performance. Once these factors are analyzed, the annual operating plan for the upcoming year is presented to the Board for approval. Our OE and FCF performance goal targets for the AIP are directly linked to the annual operating plan that is approved by the Board.

Due to its importance in the Company’s financial success, OE carried 65% weight in determining our BPF. OE for incentive plan purposes is defined according to GAAP, excluding the effect of the following items: (i) earnings from discontinued operations as reported externally; (ii) highlighted items as reported externally, such as reorganization of business charges, asset impairments, and extraordinary, unusual and/or non-recurring items of gain or loss; (iii) stock-based compensation expense; and (iv) intangible assets amortization expense.

FCF carried 35% weight in determining our BPF. FCF for incentive plan purposes is defined as operating cash flow according to GAAP less capital expenditures. A capital expenditure is defined as the original cost of acquiring property, plant and equipment, as reported in the investing section of the cash flow statement per GAAP.

At the end of each plan year, the Committee reviews full year performance and the corresponding management recommendations regarding each component of the BPF. The Committee exercised its discretion and approved certain adjustments to the final BPF for the 2011 AIP. The adjustments and their associated rationale are described below.

•

In general, we exclude discontinued operations from our AIP results. However, the results from the discontinued operations of our WiBB business (which was divested in 2011), certain cash payments from the Separation and the 2010 AIP payments to Networks employees were considered in the determination of our 2011 BPF. These results were originally forecasted as continuing operations and included in our 2011 OE and FCF AIP targets, but during 2011 it was determined these results would be classified as discontinued operations. In total, these adjustments decreased our 2011 BPF. The Committee believed these were appropriate adjustments since these results were originally forecasted as continuing operations and the adjustments align to how the 2011 performance targets were originally determined.

•

A voluntary payment to the pension plan (incremental to our required minimum plan contribution) and specific cash repatriation efforts were excluded for determination of our 2011 BPF. These actions were made in the best interest of the Company and were not factored into the FCF AIP targets. These adjustments increased our 2011 BPF. The Committee believed these were appropriate adjustments since the actions were in the best interest of the Company and better aligned to what was factored into the 2011 performance targets.

2011 AIP Business Performance Targets and Results

The following table reflects the minimum, target and maximum levels for each of the 2011 BPF measures that pertain to all eligible employees, including our NEOs, as well as the actual and adjusted (for the impact of the above-noted exceptions) 2011 performance levels. Assuming OE and FCF business performance meets the minimum

PROXY STATEMENT	49

threshold for a payout, the BPF formula allows for a range of 30.25% of the established target award level (at the minimum level of performance) to 140% of the established target award level (at the maximum level of performance).

AIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2011 Performance	Adjusted Fiscal Year 2011 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Contributing Result
OE	$1.135 billion	$1.335 billion	$1.535 billion	$1.373 billion	$1.417 billion	113%	65%	73%
FCF	$562 million	$750 million	$900 million	$660 million	$828 million	118%	35%	41%
2011 AIP Business Performance Factor								114%

2011 AIP Individual Performance Factors

We strive to establish a clear line of sight by linking our performance management process with the rewards our employees receive. Individual performance is measured by both what an individual accomplishes (in other words, goal achievement) and how the individual accomplishes those goals (in other words, demonstration of our leadership behaviors). The Committee has the discretion to adjust AIP awards by establishing an Individual Performance Factor (“IPF”) for each NEO to account for differences in individual contribution and performance.

IPFs can range from 0 (in other words, no award paid) for poor performance to 1.4 (in other words, 140% of the formula-driven award) for exceptional performance. Beginning in 2011, the Committee approved an increase to the IPF maximum to 140% (from 130% in 2010) to provide additional incentive opportunity for corresponding superior performance and to align the maximum individual AIP award opportunity closer to 200% (140% maximum BPF x 140% maximum IPF equates to a maximum individual award opportunity of 196%).

50	PROXY STATEMENT

To recognize the performance and leadership delivered by our NEOs in our first year of operating as Motorola Solutions, the Committee established IPFs for each of our NEOs as follows:

Named Executive Officer (1)	Individual Performance Factor	Rationale
Mr. Brown	136%	To recognize Mr. Brown’s strong leadership in streamlining and strengthening our portfolio (including the successful divestiture of our Networks business), growing operating earnings more than three times our revenue growth, generating strong cash flow and returning capital to our stockholders.
Mr. Fitzpatrick	100%	To recognize Mr. Fitzpatrick’s performance in successfully initiating our capital allocation strategy, including the return of $1.2 billion in cash to our stockholders through share repurchase and cash dividends. Mr. Fitzpatrick was instrumental in continuing to maintain our strong balance sheet – a total cash position of $5.1 billion after making significant debt repayments and an incremental contribution to our pension plan, and repatriating $1.5 billion in cash from non-US locations. We also received solid investment grade ratings from all three ratings agencies.
Mr. Delaney	136%	To recognize Mr. Delaney’s performance in delivering extraordinary operations and product performance throughout the year (including a GAAP operating earnings growth of 14%), introducing new product innovation and solutions in both the Government and Enterprise segments, and successfully managing our response to supply chain challenges resulting from natural disasters that hit in several areas around the world.
Mr. Moon	136%	To recognize Mr. Moon’s performance in generating overall revenue growth of 8%, including sales growth in every region of the world and across all vertical markets, securing several critical wins that enhance the Company’s market leadership in LTE public safety and meeting our customers’ rapidly changing needs by providing creative product and service solutions which resulted in generating several long-term, multi-million dollar contracts.
Ms. Carlin	121%	To recognize the significant role Ms. Carlin played in leading the launch of Motorola Solutions as a new company, including the development of our Purpose and Values and their linkage to our human resources programs, driving a renewed focus on executive talent development and succession planning, and continuing to drive changes to our legacy compensation programs to align them to our new comparator group.

(1)	Dr. Jha did not participate in the 2011 AIP due to the Separation.

2011 AIP Payouts

Based on the approved 2011 BPFs and IPFs, the actual 2011 AIP award for each NEO is set forth in the following table:

Named Executive Officer (1)	Eligible Earnings	AIP Target	Business Performance Factor	Individual Performance Factor	Actual 2011 AIP Award
Mr. Brown	$1,200,000	220%	114%	136%	$4,100,000
Mr. Fitzpatrick	$512,500	95%	114%	100%	$555,000
Mr. Delaney	$575,000	95%	114%	136%	$845,000
Mr. Moon	$512,500	88.37%	114%	136%	$700,000
Ms. Carlin	$415,000	75%	114%	121%	$430,000

(1)	Dr. Jha did not participate in the 2011 AIP due to the Separation.

PROXY STATEMENT	51

Long-Term Incentives (“LTI”)

During 2011, of the 14,000 employees eligible for LTI, approximately 12,500 of our employees participated in one or more of our LTI programs (12,350 of those employees were part of our annual equity award process). We consider several factors in the design of our LTI programs, including the need to attract and retain top talent, the market competitiveness of those we grant equity to, the cost impact of equity expensing, the impact on stockholder dilution, the evolving regulatory landscape and the Company’s long-term business strategy. During 2011, we undertook a comprehensive benchmarking review of these factors and will be implementing significant changes to our annual equity grant eligibility, effective in 2012, as discussed further in the Equity Awards section below.

In 2011, our LTI programs were comprised of the LRIP and equity awards, consisting of stock options and RSUs. In setting the 2011 LTI levels for our NEOs, the Committee referenced the median of the 2010 Motorola Solutions Transitional Comparator Group, as well as each NEO’s individual performance, expected contribution to the long-term success of the Company, internal equity and succession plans, and external market conditions. All of our NEOs participated in the 2011-2013 LRIP cycle and received equity awards through the Leadership Grant in 2011.

Long Range Incentive Plan (“LRIP”)

The LRIP is a performance-based, multi-year incentive plan that we provide to our senior executives, including the NEOs. During 2011, we implemented an LRIP cycle for the 2011-2013 performance period. There are currently no other LRIP cycles in effect, but we do anticipate implementing overlapping LRIP cycles annually.

2011-2013 LRIP Formula

The 2011-2013 LRIP is solely focused on our three-year total shareholder return (“TSR”) relative to the three-year TSR of the 2011 Motorola Solutions Comparator Group. The design parameters for the 2011-2013 LRIP are described below.

LRIP Incentive Formula

LRIP awards are a function of an individual’s base salary at the start of the LRIP cycle, individual incentive target percentage and our TSR payout factor.

Base Salary At Cycle Start	x	Individual Incentive Target %	x	TSR Payout Factor	=	LRIP Award

LRIP Individual Incentive Targets

The table below contains the individual incentive targets for our NEOs for the 2011-2013 LRIP:

Named Executive Officer (1)	January 1, 2011 Base Salary	2011-2013 LRIP Target %	2011-2013 LRIP Target $
Mr. Brown	$1,200,000	250%	$3,000,000
Mr. Fitzpatrick	$450,000	150%	$675,000
Mr. Delaney	$575,000	85%	$488,750
Mr. Moon	$450,000	95%	$427,500
Ms. Carlin	$415,000	80%	$332,000

(1)	Dr. Jha did not participate in the 2011-2013 LRIP due to the Separation.

52	PROXY STATEMENT

TSR Payout Factor

The TSR Payout Factor is calculated in a two-step process:

Step 1: Measure the three-year TSR for the Company and each of the companies in the applicable comparator group.

Ending stock price (daily average stock price during the final three months of the Performance Cycle)
+	Value of reinvested dividends over the Performance Cycle
=	Total ending value
-	Beginning stock price (daily average stock price during the first three months of the Performance Cycle)
=	Total value created
÷	Beginning stock price
=	TOTAL SHAREHOLDER RETURN

Step 2: Rank Motorola Solutions’ TSR against the TSR of each of the companies in the applicable comparator group to determine Relative TSR Payout Factor.

	TSR Rank	Relative TSR Payout Factor		TSR Rank	Relative TSR Payout Factor		TSR Rank	Relative TSR Payout Factor
Performance above median pays out above target:	1	200%	Performance at median pays at target payout:	9	100%	Performance below median pays out below target:	10	75%
	2	185%					11	50%
	3	170%					12	25%
	4	155%					13	0%
	5	140%					14	0%
	6	130%					15	0%
	7	120%					16	0%
	8	110%					17	0%

Equity Awards

In May 2011, the Committee granted equity to 12,350 of approximately 14,000 equity eligible employees (55% of all employees) as part of our annual equity award process. None of our NEOs participated in the annual equity grant in May 2011 since they received the 2011 Leadership Grant (described below). Both components of the annual equity grant, stock options and RSUs, will vest and become exercisable in three equal annual installments commencing on the one year anniversary of the date of grant. The stock options expire ten years from the date of grant.

The exercise price of options is set at the closing price of our stock on the date of grant. We do not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Grants made outside the annual equity grant cycle (e.g., new hire, promotion and special recognition grants) are made on the first trading day of the month following the date of hire/promotion/recognition. Since 2002, the grant date for our annual equity awards has been within a few days of the annual stockholders meeting. This practice is expected to continue in 2012.

In response to feedback received from many of our largest stockholders, in 2011 we undertook a comprehensive benchmarking review of our equity granting practices (including a review of eligibility), our annual share usage (burn rate) and our annual stock-based compensation expense. Our comprehensive benchmarking concluded that on all three measures, our practices were not consistent with our benchmarking findings. In particular, our population of employees eligible to receive equity awards was significantly broader than those within our comparator group.

PROXY STATEMENT	53

Effective in 2012, we are implementing the following significant changes to ensure our stock-based compensation programs are market competitive, reduce our share usage rate and reduce our annual stock-based compensation expense:

•

We will limit annual equity grant eligibility to a narrower management population of approximately 2,000 employees. This change will reduce the population eligible for annual equity grants by approximately 12,000 employees.

•

We will maintain eligibility for special equity grants on a highly selective basis as part of recruiting, retention and recognition. We believe that special equity grants are an effective vehicle in maintaining an engaged and motivated workforce. However, we will closely manage the use of special equity grants to ensure our share usage and stock-based compensation expense remains in line with competitive levels.

2011 Leadership Grant

Upon the successful execution of the Separation in early 2011, the Committee decided to make a special equity grant to selected executives of Motorola Solutions, including our NEOs.

The key objectives of the Leadership Grant were to:

•	Recognize and reward the performance and extraordinary effort of the Company’s senior executives over the past three years in completing the Separation;

•	Reinforce the importance of achieving our strategic business objectives by providing awards with a strong link to future Company performance;

•	Provide an enhanced focus on driving stockholder wealth;

•	Strengthen the retention and engagement of our senior executives; and

•

Replace the forfeited portions of the 2009-2011 and 2010-2012 LRIP cycles. The 2009-2011 LRIP and 2010-2012 LRIP were originally targeted to conclude on December 31, 2011, and December 31, 2012, respectively, but were terminated due to the Separation, with performance ending on January 3, 2011 (the day before Separation). Earned payouts for each of these LRIP cycles were prorated to reflect the amount of time each LRIP cycle was in existence prior to cancellation, and the remaining portion of the LRIP target was forfeited.

In determining each participant’s Leadership Grant value, the Committee included (i) the 2011 and 2012 target annual stock option and RSU values for each participant, (ii) the portion of the 2009-2011 LRIP target that was forfeited as a result of Separation, and (iii) the portion of the 2010-2012 LRIP target that was forfeited as a result of Separation.

The Leadership Grant, made on February 22, 2011, was structured to provide 60% of the total value in stock options, or, in the case of Mr. Brown, stock options and stock appreciation rights, and 40% of the total value in RSUs. On March 14, 2011, pursuant to the authority granted to the Compensation and Leadership Committee under the 2006 Plan and to comply with award limits under the 2006 Plan, 471,398 of the options awarded to Mr. Brown on February 22, 2011 under the Leadership Grant were substituted with stock-settled stock appreciation rights (“SARs”). The substitute SARs have the same grant date, expiration date and exercise price as the original option award.

For Messrs. Fitzpatrick, Delaney and Moon and Ms. Carlin, one-third of the stock options and RSUs granted through the Leadership Grant will vest on each of the first three anniversaries of the grant.

For Mr. Brown, his stock options, SARs and RSUs granted through the Leadership Grant will vest on the later of (i) one-third per year from the date of grant, or (ii) when the average closing price of our Common Stock for any fifteen consecutive trading days is greater than $43.09, which is 110% of the average closing price of our Common Stock for the fifteen trading days immediately preceding the grant date. The stock price hurdle was achieved on April 5, 2011 when the fifteen-day closing average stock price of $43.33 exceeded the stock price hurdle of $43.09.

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The recipients of the Leadership Grant did not receive an annual equity grant in May 2011 and will not automatically receive an annual equity grant in 2012, although they will be eligible for an annual equity grant in 2012 at the discretion of the CEO, and, in the case of our NEOs, subject to the approval of the Committee.

Our NEOs each received a Leadership Grant in 2011 as follows:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney	Mr. Moon	Ms. Carlin
2011 and 2012 Target Annual Equity Value	$8,000,000	$2,666,667	$1,666,666	$2,000,000	$1,266,667
Forfeited portion of 2009 – 2011 LRIP Target Amount	$1,050,000	$80,125	$314,500	$126,667	$117,179
Forfeited portion of 2010 –2012 LRIP Target Amount	$2,220,000	$480,000	$536,667	$283,333	$276,667
Total Leadership Grant Value	$11,270,000	$3,226,792	$2,517,833	$2,410,000	$1,660,512
RSU Value(1) (40% of Total Leadership Grant Value)	$4,508,000	$1,290,717	$1,007,133	$964,000	$664,205
RSUs Granted	118,506	33,930	26,475	25,341	17,460
Stock Option and SAR Value(1) (60% of Total Leadership Grant Value)	$6,762,000	$1,936,075	$1,510,700	$1,446,000	$996,307
Stock Option and SARs Granted	519,887	154,638	120,662	115,495	79,577
Stock Option and SAR Exercise Price	$38.04	$38.04	$38.04	$38.04	$38.04

(1)	The RSU, stock option and SAR values were targeted values, and the actual value delivered to each participant varied slightly from the targeted value due to rounding to the nearest RSU, stock option and SAR. The actual aggregate grant date fair value of each grant, as computed in accordance with ASC Topic 718, is disclosed in the 2011 Summary Compensation Table.

Greg Brown 2011 Separation Event Equity Grant

Under his employment agreement, Mr. Brown was eligible for a Separation Event Equity award consisting of stock options worth $8,333,333 and restricted stock worth $4,166,667 upon the occurrence of the Separation and only if Motorola Mobility had a minimum market capitalization of at least $2 billion. Both conditions were met and the Committee approved, with concurrence from the independent members of the Board, the Separation Event Equity Grants to Mr. Brown.

Subject to continued employment, the Separation Event stock options and restricted stock will vest in three equal installments, each vesting date to be the later of (i) the date on which the average closing price of our Common Stock over a fifteen-day trading period is greater than $42.22, which is 110% of the average closing price of our Common Stock over the fifteen-day trading period immediately following Separation, and (ii) the first, second and third anniversary of the grant. The stock price hurdle was achieved on March 30, 2011 when the fifteen-day closing average stock price of $42.36 exceeded the stock price hurdle of $42.22.

Mr. Brown’s Separation Event Equity Grants were made on February 1, 2011 and were determined as follows:

Mr. Brown’s Separation Event Equity Grant
Restricted Stock Value(1) (33% of Total Separation Event Equity Grant Value)	$4,166,667
Restricted Shares Granted	106,782
Stock Option Value(1) (67% of Total Separation Event Equity Grant Value)	$8,333,333
Stock Options Granted	665,778
Stock Option Exercise Price	$39.02
Total Separation Event Equity Value	$12,500,000

(1)

The restricted stock and stock option values were targeted values and the actual value delivered to Mr. Brown varied slightly from the targeted value due to rounding to the nearest restricted share and stock option. The actual aggregate grant date fair value of each grant, as computed in accordance with ASC Topic 718, is disclosed in the 2011 Summary Compensation Table.

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Other NEO Equity Grants

Some of our NEOs received other equity grants, as described below:

•	Mr. Moon received 6,638 RSUs and 31,271 stock options in connection with his promotion to Executive Vice President.

•	Ms. Carlin received an award, structured 50% in cash ($112,500) and 50% in equity (2,883 RSUs), to recognize and reward her outstanding contributions in connection with Separation.

Greg Brown’s 2011 Total Compensation

Mr. Brown’s 2011 total compensation reported in the 2011 Summary Compensation Table significantly increased from 2010, primarily due to the one-time equity awards made to Mr. Brown during 2011, which were disclosed in last year’s CD&A. The table below provides additional detail on Mr. Brown’s 2011 total compensation, as reported in the 2011 Summary Compensation Table, between his 2011 core compensation and his 2011 one-time awards. $9.6 million of Mr. Brown’s total 2011 Summary Compensation Table disclosure was attributable to his 2011 core compensation, or the compensation we grant to him on a normal, ongoing basis. $19.8 million of Mr. Brown’s total 2011 Summary Compensation Table disclosure was attributable to one-time awards, including the Separation Event Equity Grant ($12.5 million) and the one-time award portion of the Leadership Grant ($7.3 million), both as discussed above.

56	PROXY STATEMENT

In addition to Mr. Brown’s 2011 total compensation reported in the 2011 Summary Compensation Table, the table below also includes Mr. Brown’s 2011-2013 LRIP target, which is not disclosed in the 2011 Summary Compensation Table. As part of Mr. Brown’s total 2011 core compensation, the Committee approved Mr. Brown’s 2011-2013 LRIP target at 250% of his January 1, 2011 base salary of $1,200,000, or $3,000,000, as disclosed in the Grants of Plan-Based Awards in 2011 table of this proxy statement. Mr. Brown’s 2011-2013 LRIP target is not required to be disclosed in the 2011 Summary Compensation Table; rather, any amounts that Mr. Brown realizes under the 2011-2013 LRIP will be reported in 2014 as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. With the inclusion of Mr. Brown’s 2011-2013 LRIP target, Mr. Brown’s total 2011 core compensation was approximately $12.6 million.

Greg Brown Summary Compensation Table (SCT) Compensation Component	2011 Core Total Compensation(1)		2011 One-Time Awards	2011 Total Compensation (as disclosed in the Summary Compensation Table or SCT)	Rationale
Base Salary	$1,200,000		—	$1,200,000	2011 base salary reverted to contractual minimum following 2009 and 2010 voluntary reduction to $900,000
Stock Awards
Separation Event Stock Award	—		$4,166,634	$4,166,634	Contractual grant for successful Separation
Leadership Grant Stock Award	$1,599,984		$2,907,984	$4,507,968	2011 and 2012 target annual equity value and forfeited LRIP opportunity

Total Stock Awards	$1,599,984		$7,074,618	$8,674,602
Option Awards
Separation Event Option Award	—		$8,333,321	$8,333,321	Contractual grant for successful Separation
Leadership Grant Option & SAR Awards	$2,399,999		$4,361,998	$6,761,997	2011 and 2012 target annual equity value and forfeited LRIP opportunity

Total Option and SAR Awards	$2,399,999		$12,695,319	$15,095,318
Non-Equity Incentive Plan Compensation	$4,100,000		—	$4,100,000	2011 AIP payout based on business and individual performance
Change in Pension Value and Nonqualified Deferred Compensation Earnings	$15,188		—	$15,188	See footnote 5 to Summary Compensation Table
All Other Compensation	$243,944		—	$243, 944	See footnote 6 to Summary Compensation Table
2011 Total Compensation (as disclosed in SCT)	$9,559,115		$19,769,937	$29,329,052
2011-2013 LRIP Target (NOT disclosed in SCT)(1)	$3,000,000	(1)
2011 Total Compensation (NOT disclosed in SCT)(1)	$12,559,115	(1)

(1)

As part of Mr. Brown’s total 2011 core compensation, the Committee also approved Mr. Brown’s 2011-2013 LRIP target at 250% of his January 1, 2011 base salary of $1,200,000, or $3,000,000, as disclosed in the Grants of Plan-Based Awards in 2011 table. Mr. Brown’s 2011-2013 LRIP target is not disclosed in the 2011 Summary Compensation Table; any amounts that Mr. Brown realizes under the 2011-2013 LRIP will be reported in 2014 as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Executive Benefits and Perquisites

To enhance our ability to attract and retain senior executives in a highly competitive market for top talent, we seek to align our executive total compensation program offerings with those commonly provided by companies in our comparator group. To ensure we remain competitive, the core elements of our total compensation program—including our cash and equity based compensation plans—are supplemented by a few executive-only benefits and perquisites. Our executive benefits and perquisites are described below.

Change in Control (CIC) Plan. The Company maintains a Board-approved CIC Plan which covers our NEOs (except for Mr. Brown, whose employment agreement contains CIC provisions) and our other senior

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executives. The Board considers the maintenance of an effective and stable management team as essential to protecting and enhancing the value of the Company for the benefit of our stockholders. To that end, we recognize that the possibility of a change in control may exist and that this possibility, and the uncertainty and questions it may raise amongst our senior executives, may result in the distraction, and potential departure, of management personnel to the detriment of the Company and our stockholders. The change in control provisions help to encourage the continued attention and dedication of our senior management to their assigned duties without the distraction that may arise from the possibility of a change in control event.

Our CIC Plan employs a “double trigger” before benefits are paid to a plan participant. In other words, in order for severance benefits to be paid, both a change in control event must occur and an executive must be involuntarily terminated without “cause” or the executive must leave for “good reason” within 24 months of the change in control. For definitions and a description of benefits provided under our CIC Plan, please refer to the section Change in Control Arrangements in this proxy statement.

In January 2011, the Board approved a new Senior Officer CIC Plan (“New Senior Officer Plan”), reflecting the following changes effective immediately for future participants and in 2014 for current participants:

•

Limited participation to only Executive Vice Presidents and Senior Vice Presidents; change in control coverage was eliminated for all Corporate Vice Presidents. The Board determined this change was appropriate to better align change in control protection to the executives whose distraction and potential departure during a possible change in control would be most detrimental to the Company and our stockholders, and to better align with market competitive practices.

•

Eliminated excise tax gross up provision. In the event change in control benefits are subject to the excise tax under Section 4999 of the Code, either the participant will pay the excise taxes or the benefits will be cut back to an amount that eliminates imposition of the excise taxes, whichever option is more favorable to the participant on an after-tax basis. The Board determined this change was appropriate so that the Company would not be obligated to pay and gross up potentially significant excise taxes on behalf of participants, and to better align with market competitive practices.

•	Reduced the cash severance multiple from three times to two times of base salary and bonus. The Board determined this change was appropriate to better align with market competitive practices.

•

Reduced the period of medical benefit continuation from three years to two years. The Board determined this change was appropriate to align this benefit to the reduced severance multiple of base salary and bonus, thus providing severance benefits to the participant for two years.

•

Revised the definition of severance base salary from the highest annual salary during the last three years to current base salary. The Board determined this change was appropriate so that the severance would provide a base salary component that is representative of the actual, current base salary of the participant.

•

Revised the definition of severance bonus from the highest annual bonus received in the prior five full fiscal years to the current target annual bonus. This same definition applies to any prorated bonus received for the current year’s annual incentive plan. The Board determined this change was appropriate so that the severance would provide an annual incentive component that is representative of the actual, current target incentive of the participant.

•

Reduced the notification period for making future changes to the New Senior Officer Plan from three years to one year. The Board determined this change was appropriate to provide a more reasonable notification period for any future changes to participants.

Because the legacy CIC Plan requires three years’ advance notification to amend the Plan, the legacy Plan will remain in effect until January 31, 2014 for all eligible participants as of January 31, 2011. The New Senior Officer Plan will go into effect for these employees on February 1, 2014 (including Messrs. Fitzpatrick, Delaney and Moon and Ms. Carlin). The New Senior Officer Plan took effect February 1, 2011 for all participants who became eligible on or after that date. The New Senior Officer Plan will expire on February 1, 2015, at which time the Committee will consider whether or not to recommend to the Board to adopt a new Plan.

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Executive Financial Planning Program. The Executive Financial Planning Program provides our senior management, including our NEOs, with comprehensive financial planning assistance designed to help them achieve the highest value from their compensation package. The annual allowance for our NEOs is up to $16,500 in the first and last year of receiving this benefit, and up to $12,000 for the years in between the first and last year’s participation. The Company imputes the cost of this benefit as income and does not provide a tax gross up to the executive.

Deferred Compensation Plan. Due to low participation, we closed the Motorola Solutions Management Deferred Compensation Plan (the “Deferred Compensation Plan”) to new deferrals on January 1, 2008. The Plan has remained closed since taking this action. When active, the Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured, and allows our eligible executives, including our NEOs, the opportunity to defer taxes on their base salary and cash incentive compensation. The Company does not contribute to this plan. The plan is not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan, and the actual earnings on Mr. Delaney’s (the only NEO participant in the Deferred Compensation Plan) account in 2011 were not above-market under SEC regulations, but the actual earnings on his account in 2009 and 2010 were above-market under SEC regulations.

Personal Use of Corporate Aircraft. Mr. Brown is active in professional and civic organizations and travels extensively. In addition, he has strong visibility in the media and other public forums, as well as significant amounts of private and personal information readily available about him on the internet. As a result, he is required to use our corporate aircraft for all travel as part of our corporate security program. From time to time and on a limited basis, we permit other executives to use our aircraft for personal travel. The Company does not provide tax gross ups on any imputed income resulting from this benefit. Refer to the 2011 Summary Compensation Table footnotes for information about how the personal aircraft expenses are calculated.

CEO Security. As part of the corporate security program, Mr. Brown receives the use of a car and driver for all business-related functions as well as personal use, if needed. The Company does not provide tax gross ups for any imputed income as a result of this benefit. Additionally, Mr. Brown is provided a security system at his personal residences with security alarm monitoring paid by the Company.

Broad-based Employee Benefits. As U.S. employees, our NEOs have the opportunity to participate in a number of benefit programs that are generally available to all regular U.S. employees. These benefits include: (1) health care plans (medical, vision, dental and wellness programs); (2) life and disability plans (group life insurance, business travel accident insurance, and short-term and long-term disability income plans); (3) investment plans (the 401(k) Plan) and employee stock purchase plan, as well as previously existing pension plans that were available to employees who began employment prior to January 1, 2005; and (4) work/life plans (programs that assist with daily needs such as child care, adoption assistance, dependent care accounts and long-term care insurance).

Pension Plans. Our pension plans were offered to pension-eligible employees hired before January 1, 2005. We offered a qualified pension plan, with two different benefit formulas, commonly referred to as the Portable Pension Plan and the Traditional Pension Plan (the “Pension Plans”). We also offered two non-qualified plans, the Motorola Solutions Supplemental Pension Plan (the “MSPP”) and the legacy Elected Officer Supplementary Retirement Plan (the “SRP”), to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS. On December 15, 2008, the Board determined that, effective March 1, 2009, all future benefit accruals and compensation increases used to compute retirement benefit accruals would automatically cease for all individuals who were participants under the Pension Plans, MSPP and SRP as of February 28, 2009. However, participants continue to earn vesting credit towards their pension plan benefit on and after March 1, 2009. Mr. Delaney is the sole participant in the SRP and no other employee is eligible to participate in the SRP. Mr. Delaney vested in his benefit in 2011 and the required tax gross-up for this legacy plan is included in his total compensation in the 2011 Summary Compensation Table. The MSPP was further amended to close the plan to new participants, effective January 1, 2009, unless such participation was due to a prior contractual entitlement. Additional information regarding these plans is included in the Retirement Plans section.

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Other Compensation Policies and Practices

Stock Ownership Requirements

To ensure strong alignment of our senior management with the interests of our stockholders, the Company maintains stock ownership requirements for our senior executives, including each of our NEOs, as well as our senior management team. In January 2011, the Committee approved extending our stock ownership requirements down to the Corporate Vice President (“CVP”) level, and reaffirmed the stock ownership requirements for those positions above the CVP level. Our stock ownership requirements are shown below:

Minimum Stock Ownership Required
Chairman and Chief Executive Officer	6 times base salary
Executive Vice Presidents and members of the management executive committee	3 times base salary
Senior Vice Presidents (other than members of the management executive committee)	2 times base salary
Corporate Vice Presidents (other than members of the management executive committee)	1 times base salary

Each executive subject to the guidelines must meet their ownership requirement within five years from the date they first become subject to their applicable ownership requirement.

Additionally, effective in January 2011, the Committee strengthened the plan’s provisions by implementing a formal policy that addresses executives who do not meet their applicable stock ownership requirement within five years. The new policy requires that an executive hold any shares acquired (net of tax withholding) on the exercise of stock options and the vesting of RSUs until compliance with their stock ownership requirement is achieved.

For purposes of meeting the stock ownership requirement, “stock” means shares of Common Stock owned outright, restricted stock, RSUs and stock owned in benefit plans such as the 401(k) Plan and the employee stock purchase plan. The Committee reviews adherence to the ownership guidelines annually. In the Committee’s last review on adherence to the ownership guidelines, it was determined that all NEOs had met their stock ownership requirement.

Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

The Company maintains strict audit policies and practices in order to identify, and ideally prevent, misconduct on the part of our employees as it relates to managing our business performance and reporting our financial results. In addition, we regularly conduct a risk assessment of our compensation programs and practices, and report on the results of this assessment to the Committee as a means to ensure our programs do not create undue risk or exposure to the Company and its stockholders.

If, in the opinion of the independent directors of the Board, the Company’s financial results require restatement due to the misconduct by one or more of the Company’s executive officers (including the NEOs), the independent directors have the discretion to remedy the misconduct by directing the Company to recover all or a portion of any incentive compensation received by the executive as a result of the misconduct, as well as cancel all or a portion of the outstanding equity-based awards held by the executive (commonly referred to as a “clawback” policy). In addition, the independent directors may also seek to recoup any gains realized by the executive with respect to their equity-based awards, including exercised stock options and vested RSUs, regardless of when they were issued.

The independent directors may seek a number of remedies, all of which are subject to a number of conditions including (i) whether the executive officer engaged in the intentional misconduct, (ii) whether the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, and (iii) whether the incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

In addition, the independent directors may take other disciplinary action, including, without limitation (i) adjustment of future compensation of the executive officer, (ii) termination of the executive officer’s employment, (iii) pursuit of any and all remedies available in law and/or equity in any country, and (iv) such other action as may

60	PROXY STATEMENT

fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the CEO or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our total compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, unless such compensation qualifies as performance-based compensation. Our short-term and long-term incentive programs have been designed to allow for performance-based compensation. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Plan, each year the Committee allocates an incentive pool equal to 5% of our consolidated operating earnings to the covered officers under our AIP. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee can apply “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers, as determined by the amount payable to each covered officer based on the AIP performance criteria and actual results.

For 2011, the Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to the value of each such covered officer’s 2011 AIP award. For a discussion of the covered officers’ 2011 AIP awards, see Short-Term Incentives. The Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Securities Trading Policy

Executives and certain other employees, including our NEOs, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This “anti-hedging” policy includes “short sales” (in other words, selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (in other words, selling owned, but not yet delivered, securities), “put” and “call” options (in other words, publicly available rights to sell or buy securities within a certain period of time at a specified price), “zero-cost collars” (in other words, a type of strategy that secures a range of return with a floor and a cap), “forward sale contracts” (in other words, a privately negotiated agreement to deliver shares at a set price at some point in the future) and other hedging-related transactions. Our securities trading policy is applicable to all employees and is designed to ensure compliance with all applicable insider trading rules.

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The following Report of the Compensation and Leadership Committee on Executive Compensation and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION

Throughout 2011, Director Samuel C. Scott III was the Chair of the Compensation and Leadership Committee (the “Committee”), and Directors William J. Bratton, Kenneth C. Dahlberg and David W. Dorman served as members of the Committee.

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola Solutions’ 2011 Annual Report on Form 10-K.

Respectfully submitted,

Samuel C. Scott III, Chairman

William J. Bratton

Kenneth C. Dahlberg

David W. Dorman

COMPENSATION AND LEADERSHIP COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2011, Director Samuel C. Scott III was the Chair of the Committee, and Directors William J. Bratton, Kenneth C. Dahlberg and David W. Dorman served on the Committee. William R. Hambrecht and James R. Stengel served on the Committee on January 1, 2 and 3, 2011, during which time no Committee actions were taken. No member of the Committee was, during the fiscal year ended December 31, 2011, an officer, former officer, or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2011.

62	PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

2011 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Gregory Q. Brown	2011	1,200,000(4)	0	8,674,602	15,095,318	4,100,000	15,188(5)	243,944(6)	29,329,052
Chairman and Chief Executive Officer	2010 2009	900,000(4) 905,769(4)	0 0	3,310,653 2,356,136	3,356,730 4,004,000	5,927,500 836,931	6,108(5) 0(5)	237,919 369,430	13,738,910 8,472,266
Dr. Sanjay K. Jha	2011	3,462(4)	0	0	0	0	0	0	3,462
Former Co-Chief Executive Officer	2010	900,000(4)	426,000(7)	2,978,145	7,045,358	1,278,000(7)	0	388,622	13,016,125
	2009	905,769(4)	1,750	1,344,000	0	1,200,000	0	337,937	3,789,456
Edward J. Fitzpatrick	2011	512,500	0	1,290,697	1,936,068	555,000	26,603(8)	21,138(9)	4,342,006
Executive Vice President and Chief Financial Officer	2010	450,000	0	721,350	731,444	759,225	9,322(8)	509,267	3,180,608
	2009	398,647	0	1,358,630	1,545,092	189,357	29,365(8)	156,300	3,677,391
Eugene A. Delaney	2011	575,000	0	1,007,109	1,510,688	845,000	677,995(10)	3,232,377(11)	7,848,169
Executive Vice President, Product and Business Operations	2010	575,000	0	1,316,292	1,334,538	1,638,770	473,230(10)	21,260	5,359,090
	2009	569,500	0	1,965,274	3,018,368	270,512	764,552(10)	13,800	6,602,006
Mark F. Moon	2011	512,500	0	1,263,943	1,895,987	700,000	71,483(12)	53,745(13)	4,497,658
Executive Vice President, Sales and Field Operations

Michele A. Carlin	2011	415,000	112,500(14)	776,673	996,304	430,000	0	16,050(15)	2,746,527
Senior Vice President, Human Resources

(1)	Salary includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For 2011, these amounts include the grant date values of our regular annual (or “core”) grants and of special one-time grants. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in the Company’s Form 10-K for the fiscal year ended December 31, 2011.

(3)	In 2011, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the AIP; there were no payments under any LRIP in 2011. In 2010, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the 2009 Motorola Incentive Plan (“MIP”) and, for Messrs. Brown, Fitzpatrick and Delaney, the LRIP. There were no payments under the 2008-2010 LRIP cycle since threshold performance was not met. However, pro rata payouts were earned with respect to the 2009-2011 and 2010-2012 LRIP cycles when the remaining portions of the cycles were cancelled due to the Separation. The performance was measured under the 2009-2011 LRIP and 2010-2012 LRIP cycles as of January 3, 2011 and pro rata payments will be made to eligible participants in 2012 and 2013, respectively. For 2010, the amount in column (g) for Dr. Jha is the award earned under the MIP; for all other NEOs, earned payments during fiscal year 2010 are as follows:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney
2010 MIP	$2,500,000	$487,350	$628,187
2009-2011 Prorated LRIP	$3,150,000	$211,875	$943,500
2010-2012 Prorated LRIP	$277,500	$60,000	$67,083

TOTAL	$5,927,500	$759,225	$1,638,770

PROXY STATEMENT	63

For 2009, the amounts in column (g) are the awards earned under the MIP. There were no payments under any LRIP in 2009.

(4)	Mr. Brown and Dr. Jha voluntarily decided to take a 25% decrease in base salary for 2009. Mr. Brown and Dr. Jha’s 2010 base salaries remained at the 2009 reduced level. In 2011, Mr. Brown’s salary reverted to the amount agreed in his employment agreement. As of the Separation, Dr. Jha was no longer an employee of the Company; this amount represents Dr. Jha’s base salary through January 3, 2011.

(5)	For 2011, this amount is the aggregate change in present value from December 31, 2010 to December 31, 2011 of Mr. Brown’s benefits under all pension plans. During that period, the change in present value of his benefit under the Pension Plan was $15,188 and under the MSPP was $0. For 2010, this amount is the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Brown’s benefits under all pension plans. During that period, the change in present value of his benefit under the Pension Plan was $6,108 and under the MSPP was $0. For 2009, the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Brown’s benefits under all pension plans was negative and is therefore reflected as $0. During that period, the change in present value of his benefits under the Pension Plan was $24,829 and under the MSPP was ($82,475). The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules.

(6)	This amount consists of Company perquisite costs for Mr. Brown, including: $190,347 for personal use of Company aircraft, $24,596 for security system installation and monitoring, $12,000 for financial planning, and amounts for limited personal use of car and driver, guest attendance at Company events, and Company matching contributions to the 401(k) Plan. The incremental cost to the Company for Mr. Brown’s personal use of Company aircraft is calculated by multiplying the number of hours Mr. Brown travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. The incremental cost to the Company for Mr. Brown’s personal use of a car and driver is calculated by adding the costs for the driver, including salary and benefits, on a pro rata basis to the cost of fuel for driving to and from work and Company events.

(7)	In 2010, Dr. Jha chose to forego the $426,000 discretionary bonus awarded by Motorola Mobility Holdings, Inc., as well as $278,000 of his $1,278,000 MIP award, resulting in a net payment of $1,000,000.

(8)	This amount is the aggregate change in present value from December 31, 2010 to December 31, 2011 of Mr. Fitzpatrick’s benefits under all pension plans, including benefits under the General Instrument Pension Plan. For 2011, the change in the present value of his benefit under the Motorola Solutions Pension Plan was $24,094, under the General Instrument Pension Plan was $2,509 and under the MSPP was $0. For 2010, the change in the present value of his benefit under the Motorola Solutions Pension Plan was $7,913, under the General Instrument Pension Plan was $1,409 and under the MSPP was $0. For 2009, the change in the present value of his benefit under the Motorola Solutions Pension Plan was $28,808, under the General Instrument Pension Plan was $2,473 and there was a negative change in present value of his benefit under the MSPP of ($1,916). The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the plan effective March 1, 2009, when calculated with the assumptions under SEC rules.

(9)	This amount consists of Company perquisite costs for Mr. Fitzpatrick, including guest attendance at a Company event, costs for financial planning and Company matching contributions to the 401(k) Plan.

(10)	This amount is the aggregate change in present value from December 31, 2010 to December 31, 2011 of Mr. Delaney’s benefits under all pension plans. During that period, the change in present value of his benefit under the Motorola Solutions Pension Plan was $89,381 and under the Motorola Elected Officers Supplementary Retirement Plan was $588,614. For 2010, the change in present value of his benefits under the Motorola Solutions Pension Plan was $47,044 and under the Motorola Elected Officers Supplementary Retirement Plan was $294,917. In 2010, Mr. Delaney also had $131,269 in earnings on nonqualified deferred compensation in excess of the threshold for 2010 above-market earnings established pursuant to SEC rules. For 2009, the change in present value of benefits under the Motorola Solutions Pension Plan was $124,268 and under the Motorola Elected Officers Supplementary Retirement Plan was $471,267. In 2009, Mr. Delaney also had $169,017 in earnings on nonqualified deferred compensation in excess of the threshold for 2009 above-market earnings established pursuant to SEC rules.

64	PROXY STATEMENT

(11)	This amount consists of Company perquisite costs for Mr. Delaney for financial planning and Company matching contributions to the 401(k) Plan and a $3,212,577 tax gross-up under the Company’s Elected Officers Supplementary Retirement Plan in connection with the vesting and corresponding contribution to the trust of Mr. Delaney’s benefit; no benefit was paid to Mr. Delaney in 2011. Mr. Delaney is the last remaining individual at the Company covered by this plan.

(12)	This amount is the aggregate change in present value from December 31, 2010 to December 31, 2011 of Mr. Moon’s benefits under the Motorola Solutions Pension Plan of $71,483.

(13)	This amount consists of Company perquisite costs for Mr. Moon, including $25,293 for personal use of Company aircraft, guest attendance at Company events, costs for financial planning and Company matching contributions to the 401(k) Plan. The incremental cost to the Company for Mr. Moon’s personal use of Company aircraft is calculated in the same manner as set forth for Mr. Brown.

(14)	This amount represents a discretionary bonus paid to Ms. Carlin to recognize her contributions in connection with Separation.

(15)	This amount consists of Company perquisite costs for Ms. Carlin for financial planning and Company matching contributions to the 401(k) Plan.

The following table presents information with respect to each award of plan-based compensation to each NEO in 2011.

Grants of Plan-Based Awards in 2011

							All Other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)		Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards($) (l)
				Estimated Future Payouts Under Non-Equity Incentive Plan Award
Name (a)	Grant Type	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Gregory Q. Brown	AIP	01/01/2011	(4)	0	2,640,000	5,174,399	—		—		—	—
	LRIP	01/01/2011	(5)	750,000	3,000,000	6,000,000	—		—		—	—
	Equity	02/01/2011		—	—	—	106,782	(6)	—		—	4,166,634
	Equity	02/01/2011		—	—	—	—		665,778	(7)	39.02	8,333,321
	Equity	02/22/2011		—	—	—	118,506	(8)	—		—	4,507,968
	Equity	02/22/2011		—	—	—	—		519,887	(9)	38.04	6,761,997
Sanjay K. Jha	AIP	—		—	—	—	—		—		—	—
	LRIP	—		—	—	—	—		—		—	—
	Equity	—		—	—	—	—		—		—	—
Edward J. Fitzpatrick	AIP	01/01/2011	(4)	0	486,875	954,275	—		—		—	—
	LRIP	01/01/2011	(5)	168,750	675,000	1,350,000	—		—		—	—
	Equity	02/22/2011		—	—	—	33,930	(10)	—		—	1,290,697
	Equity	02/22/2011		—	—	—	—		154,638	(11)	38.04	1,936,068
Eugene A. Delaney	AIP	01/01/2011	(4)	0	546,250	1,070,650	—		—		—	—
	LRIP	01/01/2011	(5)	122,188	488,750	977,500	—		—		—	—
	Equity	02/22/2011		—	—	—	26,475	(10)	—		—	1,007,109
	Equity	02/22/2011		—	—	—	—		120,662	(11)	38.04	1,510,688
Mark F. Moon	AIP	01/01/2011	(4)	0	452,896	887,677	—		—		—	—
	LRIP	01/01/2011	(5)	106,875	427,500	855,000	—		—		—	—
	Equity	02/22/2011		—	—	—	25,341	(10)	—		—	963,972
	Equity	02/22/2011		—	—	—	—		115,495	(11)	38.04	1,445,997
	Equity	05/03/2011		—	—	—	6,638	(12)	—		—	299,971
	Equity	05/03/2011		—	—	—	—		31,271	(13)	45.19	449,990
Michele A. Carlin	AIP	01/01/2011	(4)	0	311,250	610,050	—		—		—	—
	LRIP	01/01/2011	(5)	83,000	332,000	664,000	—		—		—	—
	Equity	02/01/2011		—	—	—	2,883	(14)	—		—	112,495
	Equity	02/22/2011		—	—	—	17,460	(10)	—		—	664,178
	Equity	02/22/2011		—	—	—	—		79,577	(11)	38.04	996,304

PROXY STATEMENT	65

(1)	In the aggregate, the RSUs described in this table represent approximately 0.11% of the total shares of Common Stock outstanding on January 31, 2012. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under the 2006 Plan. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant. The fair market value for all equity award grants on March 1, 2007 through July 27, 2011 is defined as the closing price for a share of our Common Stock on the date of grant. The fair market value for all equity award grants on or after July 28, 2011 is defined as the closing price for a share of our Common Stock on the date of grant less a discount for the dividends not paid on the RSUs.

(2)	In the aggregate, the options described in this table are exercisable for approximately 0.53% of the total shares of Common Stock outstanding on January 31, 2012. Each of these option awards were granted under the 2006 Plan. All options entitle the holder to acquire shares of Common Stock at the exercise price determined on the grant date. The options carry the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. These options expire at the end of ten years; however, they could expire or be cancelled earlier in certain situations.

(3)	The exercise price of option awards is based on the fair market value of our Common Stock at the time of grant, which is the closing price for a share of our Common Stock on the date of grant.

(4)	These grants are made pursuant to the AIP for the 2011 plan year and are payable in cash. The AIP is the Company’s annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and individual performance. For a detailed discussion of the AIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. Threshold payouts assume the minimum individual performance factor of 0.0. Target payouts assume individual and business performance factors of 1.0. Maximum payouts assume the maximum individual and business performance factors of 1.4. Awards under the AIP for NEOs are determined using their base pay and individual incentive target percentages for the plan year.

(5)	These grants are for the 2011-2013 LRIP. Awards under the 2011-2013 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock. For a discussion of the LRIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. The amounts under Threshold assume the minimum performance level necessary to generate an award was achieved. If final cycle performance is below the minimum performance level at the end of the three-year cycle, awards will be reduced to $0. The amounts under Target assume the target level of performance is achieved. The amounts under Maximum will be payable if Motorola Solutions’ three-year total shareholder return ranks first amongst the peer companies.

(6)	Mr. Brown was granted restricted stock in connection with the Separation, as required by his employment agreement. The restrictions on the restricted stock lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen day trading period is 10% greater than the average closing price of our Common Stock over the fifteen day trading period immediately following the Separation on January 4, 2011, and (b) the first, second and third anniversary of the grant date. The grant of restricted stock provides for dividends to be reinvested on the same terms as the original award; therefore, in addition to the restricted stock reported above, Mr. Brown received an additional 529 shares of restricted stock through dividend reinvestment in 2011.

(7)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately following the Separation on January 4, 2011, and (b) the first, second and third anniversary of the grant date.

(8)	The restrictions on the RSUs lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, and (b) the first, second and third anniversary of the grant date.

66	PROXY STATEMENT

(9)	These options and stock-settled SARs vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, and (b) the first, second and third anniversary of the grant date. On March 14, 2011, the Compensation and Leadership Committee substituted 471,398 of the original 519,887 options with stock-settled SARs.

(10)	On February 22, 2011, as part of the Company’s Leadership Grant, Mr. Fitzpatrick was granted 33,930 RSUs, Mr. Delaney was granted 26,475 RSUs, Mr. Moon was granted 25,341 RSUs and Ms. Carlin was granted 17,460 RSUs. The restrictions on these RSUs lapse in three equal annual installments beginning on February 22, 2012.

(11)	On February 22, 2011, as part of the Company’s Leadership Grant, Mr. Fitzpatrick was granted 154,638 options, Mr. Delaney was granted 120,662 options, Mr. Moon was granted 115,495 options and Ms. Carlin was granted 79,577 options. The options vest in three equal annual installments beginning on February 22, 2012.

(12)	On May 3, 2011, Mr. Moon was granted 6,638 RSUs in recognition of his promotion to Executive Vice President. The restrictions on the RSUs lapse in three equal installments beginning on May 3, 2012.

(13)	On May 3, 2011, Mr. Moon was granted 31,271 options in recognition of his promotion to Executive Vice President. The restrictions on the RSUs lapse in three equal installments beginning on May 3, 2012.

(14)	On February 1, 2011, Ms. Carlin was granted 2,883 RSUs in recognition of her contributions to the Separation. The restrictions on the RSUs lapse in two equal installments beginning on February 1, 2012.

PROXY STATEMENT	67

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards									Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Gregory Q. Brown	1/1/2003	53,217	(2)	0		—		$32.51	1/1/2013	4/5/2007	41,665	(3)	1,928,673	—	—
	5/6/2003	23,282	(4)	0		—		30.56	5/6/2013	1/31/2008	36,230	(3)	1,677,087	—	—
	5/4/2004	84,815	(4)	0		—		68.48	5/4/2014	5/7/2009	30,063	(5)	1,391,616	—	—
	5/3/2005	95,235	(4)	0		—		64.98	5/3/2015	5/5/2010	76,491	(6)	3,540,768	—	—
	5/3/2006	83,331	(4)	0		—		89.26	5/3/2016	2/1/2011	107,311	(7)	4,967,426	—	—
	4/5/2007	95,235	(4)	—		—		73.88	4/5/2017	2/22/2011	118,506	(8)	5,485,643	—	—
	1/31/2008	—		—		107,830	(9)	55.91	1/31/2018
	8/27/2008	552,521	(10)	0		—		40.33	8/27/2018
	8/27/2008	134,297	(11)	0		—		40.33	8/27/2018
	5/7/2009	180,550	(12)	90,276	(12)	—		26.13	5/7/2019
	5/5/2010	88,211	(6)	176,424	(6)	—		28.86	5/5/2020
	2/1/2011	—		665,778	(13)	—		39.02	2/1/2021
	2/22/2011	—		48,489	(14)	—		38.04	2/22/2021
	2/22/2011	—		471,398	(14)	—		38.04	2/22/2021
TOTAL		1,390,694		1,452,365		107,830					410,266		18,991,213
Sanjay K. Jha	—	—		—		—		—	—	—	—		—	—	—
TOTAL	—	—		—		—		—	—	—	—		—	—	—
Edward J. Fitzpatrick	1/12/2000	5,986	(4)	0		—		170.17	1/12/2015	7/9/2007	595	(3)	27,543	—	—
	5/7/2002	279	(4)	0		—		54.27	5/7/2012	5/6/2008	557	(4)	25,784	—	—
	5/6/2003	565	(4)	0		—		30.56	5/6/2013	1/20/2009	5,952	(4)	275,518	—	—
	5/4/2004	3,193	(4)	0		—		68.48	5/4/2014	5/7/2009	3,294	(6)	152,479	—	—
	5/3/2005	2,618	(4)	0		—		64.98	5/3/2015	11/10/2009	11,904	(15)	551,036	—	—
	5/3/2006	4,761	(4)	0		—		89.26	5/3/2016	5/5/2010	16,667	(6)	771,515	—	—
	5/6/2008	1,674	(4)	558	(4)	—		43.10	5/6/2018	2/22/2011	33,930	(6)	1,570,620	—	—
	12/17/2008	4,761	(16)	0		—		18.53	12/17/2013
	1/20/2009	14,880	(4)	14,881	(4)	—		18.11	1/20/2019
	5/7/2009	19,777	(6)	9,888	(6)	—		26.13	5/7/2019
	11/10/2009	23,808	(15)	23,809	(15)	—		37.18	11/10/2019
	5/5/2010	19,221	(6)	38,444	(6)	—		28.86	5/5/2020
	2/22/2011	0		154,638	(6)	—		38.04	2/22/2021
TOTAL		101,523		242,218							72,899		3,374,495
Eugene A. Delaney	1/31/2000	27,939	(4)	0		—		164.77	1/31/2015	7/25/2007	2,976	(3)	137,759	—	—
	5/7/2002	39,913	(4)	0		—		54.27	5/7/2012	5/6/2008	2,679	(4)	124,011	—	—
	5/4/2004	79,826	(4)	0		—		68.48	5/4/2014	1/28/2009	11,904	(15)	551,036	—	—
	5/3/2005	23,808	(4)	0		—		64.98	5/3/2015	5/7/2009	18,784	(6)	869,511	—	—
	5/3/2006	11,904	(4)	0		—		89.26	5/3/2016	5/5/2010	30,412	(6)	1,407,771	—	—
	5/8/2007	11,904	(4)	0		—		74.35	5/8/2017	2/22/2011	26,475	(6)	1,225,528	—	—
	5/6/2008	22,320	(4)	7,441	(4)	—		43.10	5/6/2018
	1/28/2009	23,808	(15)	23,809	(15)	—		20.71	1/28/2019
	5/7/2009	112,837	(6)	56,420	(6)	—		26.13	5/7/2019
	5/5/2010	35,070	(6)	70,141	(6)	—		28.86	5/5/2020
	2/22/2011	0		120,662	(6)	—		38.04	2/22/2021
TOTAL		389,329		278,473							93,230		4,315,616
Mark F. Moon	5/6/2003	3,991	(4)	0		—		30.56	5/6/2013	7/9/2007	2,976	(3)	137,759	—	—
	5/6/2008	6,160	(4)	2,054	(4)	—		43.10	5/6/2018	1/3/2008	2,976	(3)	137,759	—	—
	12/17/2008	9,523	(16)	0		—		18.53	12/17/2013	5/6/2008	685	(4)	31,709	—	—
	2/2/2009	23,808	(16)	0		—		19.07	2/2/2019	5/7/2009	1,190	(4)	55,085	—	—
	5/7/2009	10,714	(4)	10,714	(4)	—		26.13	5/7/2019	5/5/2010	1,985	(6)	91,885	—	—
	6/12/2009	21,512	(16)	0		—		28.27	6/12/2014	2/22/2011	25,341	(6)	1,173,035	—	—
	5/5/2010	6,696	(6)	13,392	(6)	—		28.86	5/5/2020	5/3/2011	6,638	(6)	307,273	—	—
	2/22/2011	0		115,495	(6)	—		38.04	2/22/2021
	5/3/2011	0		31,271	(6)	—		45.19	5/3/2021
TOTAL		82,404		172,926							41,791		1,934,505
Michele A. Carlin	7/28/2008	20,178	(4)	6,726	(4)	—		29.74	7/28/2018	7/28/2008	4,762	(3)	220,433	—	—
	12/17/2008	4,761	(16)	0		—		18.53	12/17/2013	5/7/2009	594	(4)	27,496	—	—
	5/7/2009	5,357	(4)	5,357	(4)	—		26.13	5/7/2019	11/10/2009	5,952	(15)	275,518	—	—
	11/10/2009	11,904	(15)	11,904	(15)	—		37.18	11/10/2019	5/5/2010	9,540	(6)	441,607	—	—
	5/5/2010	10,999	(6)	22,000	(6)	—		28.86	5/5/2020	2/1/2011	2,883	(16)	133,454	—	—
	2/22/2011	0		79,577	(6)	—		38.04	2/22/2021	2/22/2011	17,460	(6)	808,223	—	—
TOTAL		53,199		125,564							41,191		1,906,731

68	PROXY STATEMENT

(1)	Market value in column (h) is based on the closing price of our Common Stock on December 31, 2011 of $46.29 per share.

(2)	The grant of options vested 10% on January 1, 2004, 20% on January 1, 2005, 30% on January 1, 2006, and 40% on January 1, 2007.

(3)	The grant vests in two equal installments, with the first installment vesting 30 months after the grant date and the second installment vesting on the fifth anniversary of the grant date.

(4)	The grant vests in four equal annual installments commencing on the first anniversary of the grant date.

(5)	The grant vests on May 7, 2012.

(6)	The grant vests in three equal annual installments commencing on the first anniversary of the grant date.

(7)	The grant of restricted stock vests in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately following the Separation, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of March 30, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date. The amount includes 529 shares accrued as a dividend equivalent right in connection with the dividend paid on October 15, 2011.

(8)	The restrictions lapse in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of April 5, 2011; therefore the restrictions will lapse on the first, second and third anniversaries of the grant date.

(9)	161,745 options were granted to Mr. Brown on January 31, 2008. 53,915 of these options expired on January 31, 2011 as the vesting conditions were not met. The remaining options vest as follows: (a) 53,915 options vest if the closing price for a share of our Common Stock meets or exceeds $84.00 for ten trading days out of any thirty consecutive trading days from February 1, 2008 until January 31, 2013, and (b) an additional 53,915 options vest if the closing price of our Common Stock meets or exceeds $96.60 for ten trading days out of any thirty consecutive trading days from February 1, 2008 until January 31, 2015.

(10)	The grant vests in three equal annual installments with the first installment having vested on July 31, 2009.

(11)	The grant of SARs vests in three equal annual installments with the first installment having vested on July 31, 2009.

(12)	The grant of options vests in three equal installments on the later of: (a) (1) separation into two independent, publicly traded companies, or (2) announcement by the Company to not effect a separation; or (b) each of May 7, 2010, 2011 and 2012, respectively. The first installment vested upon the Separation and the last two tranches did or will vest on May 7, 2011 and May 7, 2012.

(13)	The grant of options vests in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately following the Separation, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of March 30, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date.

(14)	The 48,489 options and 471,398 stock-settled SARs will vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of April 5, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date.

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(15)	The grant vests in two equal annual installments commencing on the second anniversary of the date of the grant.

(16)	The grant vests in two equal annual installments commencing on the first anniversary of the date of the grant.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise $ (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Gregory Q. Brown (2)	—	—	188,648	$8,156,343
Sanjay K. Jha	—	—	—	—
Edward J. Fitzpatrick	—	—	27,460	1,219,367
Eugene A. Delaney	—	—	48,573	2,128,740
Mark F. Moon	—	—	31,063	1,257,014
Michele A. Carlin	—	—	15,780	678,591

(1)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market closing price of the underlying shares on the vesting date. When an award vests on a non-trading day, the most recent previous market closing price is used for the purpose of this calculation.

(2)	Number of shares acquired on vesting includes RSUs accrued pursuant to dividend equivalent rights.

70	PROXY STATEMENT

Nonqualified Deferred Compensation in 2011

The Motorola Solutions Management Deferred Compensation Plan allows eligible executive participants, including the NEOs, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola Solutions does not contribute to this plan. The Motorola Solutions Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan; however, as described below and pursuant to SEC rules, all above market earnings on nonqualified deferred compensation in 2011 are shown below. Of the NEOs, only Mr. Delaney participated in the plan in 2011. Effective January 1, 2008, because of low participation, the Motorola Solutions Deferred Compensation Plan was closed to new deferrals.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Gregory Q. Brown	—	—	—	—	—
Sanjay K. Jha	—	—	—	—	—
Edward J. Fitzpatrick	—	—	—	—	—
Eugene A. Delaney	—	—	$3,082	—	$1,637,290
Mark F. Moon	—	—	—	—	—
Michele A. Carlin	—	—	—	—	—

(1)	For Mr. Delaney, of the $3,082 in earnings, $0 was deemed above market earnings, based on the performance of the funds elected in advance by the participant (as described below); for above-market earnings on nonqualified deferred compensation, see the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2011 Summary Compensation Table.

The Motorola Solutions Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The investment fund choices mirror the fund choices available in the Motorola Solutions 401(k) Plan (with the exception of the Motorola Solutions stock fund). The funds are available only through variable universal life insurance products and are not publicly traded mutual funds. The participant’s deferrals into the plan are deemed to be invested in one or more of these funds, as per the participant’s election. The participant does not actually own any shares of the investment funds he/she selects.

Fund Offering	Investment Classification	1-Year Annualized Average Rate of Return on December 31, 2011
* Short-Term Investment Fund	Money Market	0.08%
* Short-Term Bond Fund	Short-Term Bond	1.42%
* Long-Term Bond Fund	Long-Term Bond	7.78%
* Balanced Fund I	Moderate Allocation	2.74%
* Balanced Fund II	Moderate Allocation	1.43%
* Large Company Equity Fund	Large Blend	2.17%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	-1.74%
* Small Company Equity Fund	Small Blend	-3.93%
* International Equity Fund	Foreign Large Blend	-11.92%

The amounts reported in the “Aggregate Earnings in Last FY” column in the table above represent all earnings on nonqualified deferred compensation in 2011. The portion of earnings reported as “above-market earnings” in the 2011 Summary Compensation Table in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column represents the amount in excess of 3.32% (120% of the applicable federal rate threshold established for 2011 pursuant to SEC rules).

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Changes to distribution elections must be filed at least 12 months in advance of a previously elected payment start date. Any change will require that the payment start date be at least five years later than the previously elected payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of death or, possibly, a change in control of the Company.

Retirement Plans

The Motorola Solutions Pension Plan (the “Pension Plan”) and the Motorola Solutions Supplemental Pension Plan (the “MSPP”) are intended to provide pension benefits to eligible employees (including to the NEOs) in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. As of January 1, 2008, employees in the Pension Plan not yet vested, became vested after three years of service. Normal retirement is at age 65. Effective January 1, 2000, no additional officers were eligible for participation in the Motorola Elected Officers Supplementary Retirement Plan.

As previously disclosed, effective March 1, 2009, all future benefit accruals and compensation increases under the Pension Plan and MSPP automatically ceased for all individuals who were participants under the Pension Plan as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009, if not already fully vested.

Effective April 1, 2010, the Pension Plan was required to restrict lump sum payments to comply with the Pension Protection Act (“PPA”) of 2006. This restriction generally applies to participants in the Portable Plan formula component and certain employees who previously participated in the General Instrument Pension Plan (which was frozen on December 1, 2000). During the restriction period, a participant may only receive 50% of the current value of their total benefit in a lump sum, as determined by law, with the remainder payable in a monthly annuity. The participant may also request to receive their benefit as an annuity available under the Pension Plan or defer commencement of the entire benefit until a later time when the restrictions may no longer apply. This restriction does not apply to lump sum distributions of $5,000 or less.

Traditional and Portable Pension Plan Formulas

The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan formula provides an annual pension annuity benefit based on the participant’s average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit at age 65. The Traditional Plan formula is calculated either based on “final average earnings” and estimated Social Security benefit as of December 31, 2007, or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit (both “earnings” definitions are described below). The Traditional Plan formula consists of (1) for service from 1978 through 1987, (a) the sum of (i) 40% of the first $20,000 of the applicable average earnings, plus (ii) 35% of applicable average earnings in excess of $20,000, multiplied by (b) a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of applicable average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant’s projected primary annual Social Security benefit at age 65 (or the participant’s later retirement age (including any delayed retirement credits or similar adjustments)) multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

The Portable Plan formula provides a lump-sum pension benefit based on the participant’s average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan also calculates a benefit based on “final average earnings” as of December 31, 2007 or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit. The Portable Plan formula consists of (1) applicable average earnings multiplied by the participant’s cumulative benefit percentage, which

72	PROXY STATEMENT

cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service (where a participant’s benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five but less than 10 years of vesting service, plus 6% for each year of benefit service earned while the participant has more than 10 but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service), plus (2) the participant’s Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.

A participant’s “final average earnings” are his/her average earnings for the five (5) years of his/her highest pay during the last ten (10) calendar years (including years he/she did not work a complete year) of the participant’s Motorola employment with the Company. A participant’s “modified average earnings” are: (1) the sum of (a) his/her average earnings for the five (5) (or fewer if hired after 2002) years of his/her highest pay during the ten (10) calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the Pension Plan, divided by (2) the sum of (a) the number of years of the participant’s benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five (5) years (or fewer, if less than five); plus (b) the participant’s total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump-sum merit pay, participant contributions to the 401(k) Plan and other pre-tax plans and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

Motorola Solutions Supplemental Pension Plan

The MSPP provides benefits for highly compensated individuals whose tax-qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Solutions Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Code) and certain other IRS requirements reduce pension benefits from tax-qualified pension plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. The MSPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of ERISA; however, these amounts are unsecured, leaving the participants in the status of a general creditor of the Company.

As previously disclosed, on December 15, 2008, the Board authorized amendments to the MSPP. On this date, commensurate with the Board of Director’s decision to freeze the Pension Plan, the Board of Directors also authorized the amendment of the MSPP, effective March 1, 2009, to freeze all future benefit accruals and compensation increases under this plan for all individuals who were participants under this plan as of February 28, 2009. Additionally, the MSPP was further amended to close the plan to new participants effective January 1, 2009 unless such participation was due to a prior contractual entitlement.

Effective January 1, 2007, the MSPP began imposing a limitation on the amount of eligible compensation considered when calculating any MSPP benefit. For purposes of determining whether an employee was eligible for an MSPP benefit, the amount of eligible compensation used for the benefit formula under the MSPP was equal to the Section 401(a)(17) limit plus $175,000 (the “Earnings Cap”). Consequently, the Earnings Cap only increased if the IRS statutorily increased the Section 401(a)(17) limit from year to year. Regardless of the Earnings Cap, a special transition rule was provided for those employees whose eligible compensation already exceeded the newly imposed Earnings Cap. If, as of January 1, 2007, an employee’s eligible compensation exceeded the Earnings Cap effective January 1, 2007, for MSPP purposes, that employee’s MSPP benefit from January 1, 2007 through February 28, 2009 was computed assuming the employee’s eligible compensation was the greater of (1) the employee’s frozen January 1, 2007 eligible compensation amount, or (2) the Earnings Cap for the given year. Additionally, beginning in January 2008, the benefit computation was impacted by the Pension Plan change of migrating from final average earnings to modified average earnings for benefit computation purposes under the Pension Plan.

Current participants were eligible to participate in the MSPP if he or she was age 55 or older with at least five years of service, was eligible to receive a Pension Plan benefit, was currently eligible to accrue additional benefits under the Pension Plan at the time of termination of employment, and the individual’s pension benefit was reduced

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by Code limitations. A participant’s Pension Plan benefit and MSPP benefit together cannot exceed 70% of his or her final average earnings at retirement. None of the NEOs are eligible to participate in the MSPP.

401(k) Plan

The Motorola Solutions 401(k) Plan provides a dollar-for-dollar matching contribution each pay period on employee pre-tax contributions up to the first 4% of eligible compensation. Employees are permitted to contribute up to 30% of eligible compensation on a pre-tax basis and up to 20% of eligible compensation as after-tax contributions, subject to IRS limits. On January 26, 2012, the Compensation and Leadership Committee of the Board authorized amendments to the 401(k) Plan to add a discretionary matching contribution, which shall be determined annually by a group comprised of certain Company officers and/or their designees, and to provide that the Motorola Solutions Stock Fund will be maintained in the 401(k) Plan until no later than December 31, 2013, at which time, if not before, the independent fiduciary will liquidate any remaining investments in the Motorola Solutions Stock Fund.

Elected Officers Supplementary Retirement Plan

The Company has historically maintained the Motorola Elected Officers Supplementary Retirement Plan (the “SRP”) for certain elected officers. Since January 1, 2000, no additional officers have been eligible for participation in the SRP. Mr. Delaney is the sole participant in the SRP and no other employee is eligible to participate in the SRP. The SRP provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP, that officer will receive supplementary payments upon retirement.

On December 15, 2008, the Board authorized amendments to the SRP. On this date, commensurate with the Board’s decision to freeze the Pension Plan, the Board also authorized the amendment of the SRP (which uses the Pension Plan retirement benefits as an offset), effective March 1, 2009, to freeze all future benefit accruals and compensation increases under those plans for all individuals who are participants under those plans as of February 28, 2009.

Generally, the total annual payments to an officer participating in the SRP will equal a percentage of the sum of such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) plus an amount equal to the highest average of the annual bonus awards paid before March 1, 2009, as a percent of salary, to such officer for any five years within the last eight years preceding retirement, multiplied by such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005). Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 401(a)(17) of the Code, or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any Named Executive Officer from the applicable pension plan and SRP is subject to a maximum of 70% of that officer’s base salary prior to retirement (or the base salary in place on June 30, 2005, whichever is earlier). If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57 contingent upon entering into an agreement not to compete with the Company. Officers may elect a lump sum payment in lieu of annuity payments. The amount of the lump sum is based on annuity quotes from annuity providers at the time of commencement. If a change in control (as defined in the SRP) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

Mr. Delaney vested in his SRP benefit in 2011. He is the sole participant in the SRP. At the time of vesting, the Company made a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP due to Mr. Delaney after his retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan.

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Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he is not paying additional taxes as a result of a contribution. Mr. Delaney was reimbursed for such a tax liability in 2011. This has been the Company’s policy with respect to all participants in the SRP, of which Mr. Delaney is the last participant. The Company may also be required to make an additional contribution to the trust for the SRP when the participant retires in order to “true up” the amount previously contributed to the trust at the time the participant vested in the SRP benefit. It is, and has been, the Company’s policy to reimburse the participant for additional taxes that result from any “true up” contribution made to the SRP trust to fund the participants’ SRP benefit.

Participants in the SRP generally become vested in the plan at age 55 with five years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service).

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

The Company acquired General Instrument Corporation in January of 2000. The General Instrument Corporation Pension Plan (the “GI Pension Plan”), frozen on December 31, 2000, provides a pension annuity benefit based on the participant’s benefit service, average monthly compensation and excess monthly compensation. Mr. Fitzpatrick is the only NEO who participated in the GI Pension Plan.

Pension Benefits in 2011

Assumptions described in Note 7, “Retirement Benefits” in the Company’s Form 10-K for the fiscal year ended December 31, 2011 are also used below and incorporated by reference.

Name (a)	Plan Name (b)	Number of Years Credited Service(#)(1) (c)	Present Value of Accumulated Benefit($) (d)	Payments During Last Fiscal Year($) (e)
Gregory Q. Brown	Pension Plan	6 Yrs 2 Mths	$84,480	$0
Sanjay K. Jha	Pension Plan(2)	0	—	0
Edward J. Fitzpatrick	Pension Plan(3)	11 Yrs	127,250	0
Eugene A. Delaney	Pension Plan	30 Yrs 8 Mths	590,373	0
	Elected Officer Supplementary Retirement Plan(4)	30 Yrs 8 Mths	3,746,089	0
Mark F. Moon	Pension Plan	23 Yrs 7 Mths	364,033
Michele A. Carlin	Pension Plan(2)	0	—	0

(1)	When Motorola Solutions acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service. None of the NEOs are eligible to participate in the MSPP.

(2)	Dr. Jha and Ms. Carlin were hired after January 1, 2005 and therefore are not eligible to participate in the Pension Plan.

(3)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Fitzpatrick’s benefits under the GI Pension Plan were frozen as of December 31, 2000 at $3,404 and are included in the amounts listed in column (d).

(4)	Present value of accumulated benefit under the SRP calculations are based on the age 60 unreduced retirement age (or current age if over 60) under the SRP.

PROXY STATEMENT	75

Employment Contracts

Employment Agreement with Gregory Q. Brown

On August 27, 2008, the Company entered into an employment agreement (the “original employment agreement”) with Gregory Q. Brown, Co-Chief Executive Officer of the Company and Chief Executive of the Company’s then Broadband Mobility Solutions business and a member of the Board. The original employment agreement memorialized Mr. Brown’s existing base salary of $1,200,000, an annual bonus target of not less than 220% of salary, a long-range incentive award target of not less than 350% of base salary for 2008 and 250% thereafter, and a 2008 special bonus target. The original employment agreement had an initial three-year term, with automatic one-year renewals absent a notice of non-renewal. As previously disclosed on December 17, 2008, Mr. Brown voluntarily decided to forego any 2008 annual or special bonus under the Motorola Incentive Plan. The agreement was amended on December 15, 2008 and May 28, 2010 (the original employment agreement, together with the amendments, are collectively referred to as the “employment agreement”).

Under his employment agreement, Mr. Brown was granted 138,835 restricted stock units, 552,521 stock options and 134,297 stock appreciation rights (as adjusted for Separation and the Reverse Stock Split). Each of these contract awards vested ratably in three equal annual installments, with the first installment having vested on July 31, 2009, the second on July 31, 2010 and the third on July 31, 2011. Pursuant to the employment agreement, Separation Event Stock Options worth $8,333,333 and Separation Event Restricted Stock worth $4,166,667 were to be granted following the successful Separation of the Mobile Devices business with a minimum market capitalization of at least $2 billion. Accordingly, on February 1, 2011, Mr. Brown received 665,778 Separation Event Options and 106,782 shares of Separation Event Restricted Stock. Subject to continued employment, the Separation Event Options and Separation Event Restricted Stock are to vest in three equal installments, each vesting date to be the later of: (1) the date on which the average closing price of our Common Stock over a fifteen day trading period is 10% greater than the average closing price of our Common Stock over the fifteen day trading period immediately following Separation, or (2) the first, second and third anniversary of the grant. The stock price hurdle was achieved on March 30, 2011 when the fifteen day closing average stock price of $42.36 exceeded the stock price hurdle of $42.22.

In the event of Mr. Brown’s termination of employment “without cause” or by Mr. Brown for “good reason,” Mr. Brown is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change in control) or three times (on or after a change in control) the sum of his base salary and target annual bonus; (3) a pro rata annual bonus based on actual performance during the year in which termination occurs; (4) two years (prior to a change in control) or three years (following a change in control) of medical insurance continuation; and (5) two years’ continued vesting of all outstanding equity awards (prior to a change in control) or accelerated vesting of all equity awards (following a change in control). In the event the Company terminates Mr. Brown’s employment for “cause” or Mr. Brown terminates employment without “good reason”, he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Mr. Brown is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding at the date of termination.

“Good reason” for Mr. Brown to terminate his employment and receive the above generally includes: (1) a reduction in salary, bonus targets, or benefits; (2) a failure to continue on the Board of Directors or negative change in reporting structure; (3) a relocation of employment beyond 50 miles of Schaumburg, Illinois; (4) the failure of the successor to what is now Motorola Solutions to assume the employment agreement; or (5) any other breach of the employment agreement.

During his employment term, Mr. Brown is eligible to participate in the health and welfare plan, perquisites, fringe benefits and other arrangements generally available to other senior executives, Mr. Brown is entitled to the use of the Company’s aircraft for business and personal travel pursuant to the Company’s security policy. Mr. Brown is not covered by the Company’s change in control severance plans. Mr. Brown is entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the Code Section 280G safe harbor if the total payments are less than 10% in excess of the Code Section 280G safe harbor).

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Mr. Brown’s employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company that apply during the employment period and the two-year period following termination of employment.

Employment Agreement with Sanjay K. Jha

On August 4, 2008, Dr. Sanjay K. Jha became Co-Chief Executive Officer of the Company, Chief Executive Officer of the Company’s Mobile Devices business (the “Mobile Devices business”) of Motorola, Inc. and a member of the Board of Directors. On this same date, the Company and Dr. Jha entered into an employment agreement (the “original employment agreement”) providing Dr. Jha with a base salary of $1,200,000 and a guaranteed bonus of $2,400,000 for 2008 and $1,200,000 for 2009 and a target bonus of not less than 200% of base salary thereafter. The original employment agreement was subsequently amended on December 15, 2008 and February 11, 2010 (collectively, the “amended employment agreement”). On February 11, 2010, Dr. Jha’s title changed to Co-Chief Executive Officer of the Company and Chief Executive Officer of the Company’s Mobile Devices and Home business. The Company completed its Separation, at which time Dr. Jha ceased being an employee, officer and director of the Company and Motorola Mobility assumed his amended employment agreement.

Pursuant to the amended employment agreement, now that Motorola Mobility has become a separate, publicly traded company, all of Dr. Jha’s outstanding equity awards that relate to our Common Stock were substituted with equity awards of Motorola Mobility. Pursuant to the terms of his amended employment agreement, Motorola Mobility assumed all obligations to grant Dr. Jha a post-separation equity award (the “Post-Separation Equity Award”), which had been determined should be granted in an amount that, together with his Inducement Awards, represents between 1.8% and 3% ownership of Motorola Mobility. Motorola Mobility will report on any awards of equity to Dr. Jha on and after January 4, 2011.

Dr. Jha’s amended employment agreement contained customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company and Motorola Mobility that apply during the employment period and the two-year period following termination of employment.

Termination of Employment and Change in Control Arrangements

Change in Control Arrangements

The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the NEOs, other than Mr. Brown and Dr. Jha, is the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan (the “Legacy Senior Officer Plan”). On January 25, 2011, the Board approved the amendment and restatement of the Motorola, Inc. Senior Officer Amended and Restated Change in Control Severance Plan in the form of the Legacy Senior Officer Plan, to reflect the closure of the Legacy Senior Officer Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy Senior Officer Plan as of January 31, 2014 (except to the extent needed to make severance payments and benefit obligations under the Legacy Senior Officer Plan with respect to participants who terminate employment on or prior to that date). In addition, the Legacy Senior Officer Plan reflects the Company’s name change from Motorola, Inc. to Motorola Solutions, Inc., clarifies that (if applicable) sales incentive bonuses would be paid to the same extent as annual incentive bonuses and clarifies that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Senior Officer Plan rather than the New Senior Officer Plan (which is discussed below).

The Legacy Senior Officer Plan provides for the payment of benefits in the event that: (1) an executive officer terminates his or her employment for “Good Reason” (as defined) within two years of a “Change in Control” (as defined), or (2) the executive officer’s employment is involuntarily terminated for any reason other than termination for “Cause” (as defined), disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued unused vacation days and accrued salary through the

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termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

•

three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

•	three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

•	a pro rata target bonus for the performance period (year, quarter or month) in which the termination occurs.

The executive officer would also receive continued medical insurance benefits for three years at the active employee premium rate and three years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Legacy Senior Officer Plan’s term is for three years. In addition, if a Change in Control occurs during the term, the Plan continues for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, there are Change in Control protections for the general employee population under the Motorola Solutions, Inc. Involuntary Severance Plan. A previous stand-alone Change in Control severance plan for the general employee population was terminated in 2008.

In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Plan, upon a Change in Control of the Company: all equity-based awards granted to employees, including our NEOs, become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. The value of this potential acceleration of awards is the same as the value disclosed for the LRIP, stock options and SARS, and Restricted Stock and RSUs under the Involuntary Change in Control columns of the Termination and Change in Control Table for 2011. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any employee, including an NEO who is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control.

On January 25, 2011, the Board approved and adopted the Company’s 2011 Senior Officer Change in Control Severance Plan (the “New Senior Officer Plan”). The New Senior Officer Plan will be (1) the Company’s Change in Control severance plan for officers of the Company who are at or above the level of Senior Vice President (“Senior Officers”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) the Company’s replacement Change in Control severance plan, effective February 1, 2014, for then Senior Officers who are otherwise eligible to participate in one of the pre-existing Change in Control plans on or before January 31, 2014 and who, as Senior Officers, have a Date of Termination (as defined in the New Senior Officer Plan) on or after February 1, 2014 in connection with a Change in Control. In particular, under the New Senior Officer Plan:

•

each participant is generally entitled to receive severance benefits if the participant terminates employment with the Company within two years subsequent to a Change in Control of the Company for “Good Reason” or if the participant’s employment with the Company is involuntarily terminated within two years subsequent to a Change in Control of the Company for any reason other than termination for “Cause,” Disability, death or normal retirement, or in the event of an anticipatory termination in connection with a Change in Control of the Company;

•

qualifying participants are entitled to receive a lump sum in cash (with limited exceptions) equal to their unpaid salary for accrued vacation days, accrued salary through the termination date and unpaid annual incentive or sales incentive bonuses for the preceding year;

78	PROXY STATEMENT

•

qualifying participants are also entitled to receive a lump sum in cash equal to two times the participant’s base salary in effect on the termination date plus two times the participant’s target annual bonus or sales incentive bonus for the year in which termination occurs;

•	qualifying participants will also receive a pro rata annual incentive or sales incentive bonus at target for the performance period (year, quarter or month) in which the termination occurs;

•	payments may be made at different times or in different formats depending on the application of Section 409A of the Code;

•

qualifying participants would also receive continued medical insurance benefits for up to two years at the active employee premium rate, and two years of age and service credit for retiree medical eligibility; and

•

in the event a qualifying participant is subject to the excise tax under Section 4999 of the Code, either (a) the participant will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (b) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the participant on an after-tax basis.

The New Senior Officer Plan’s term is for four years (until February 1, 2015), unless earlier terminated. If a Change in Control occurs during the term, the New Senior Officer Plan continues for at least an additional two years from the Change in Control. The New Senior Officer Plan may not be amended or terminated in a manner adverse to participants except upon one year’s advance written notice.

Executive Severance Plan

The Company adopted an Executive Severance Plan (“ESP”) for all elected officers and appointed vice presidents, effective October 1, 2008. The ESP is applicable to the NEOs, other than Mr. Brown and Dr. Jha. The ESP provides for the payment of benefits in the event that an executive officer’s employment is terminated by Motorola Solutions other than: (a) for total and permanent disability; (b) for Cause (as defined therein); (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); (e) if the termination of employment is followed by immediate or continued employment by Motorola Solutions or an affiliate or subsidiary or (f) if the executive terminates voluntarily for any reason. In addition to accrued salary through the separation date, the amount of the benefits payable to an executive officer who signs a prescribed separation agreement and general release of claims against Motorola Solutions would be equal to the sum of: (1) 12 months of base salary; and (2) pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs.

In addition, the executive officer would receive (a) 12 months of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services and (c) financial planning services. Any severance pay and benefits paid under the ESP are to be offset against any severance pay and benefits payable under the Senior Officer Change in Control Plan and/or other individual severance arrangements. If an executive officer receives a pro rata annual bonus or pro rata sales incentive under the ESP, the executive officer is not entitled to receive an annual bonus or sales incentive under any applicable plan for the same performance period. All equity grants and other benefits are to be administered in accordance with their prescribed terms. The Compensation and Leadership Committee of the Motorola Solutions Board of Directors, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of an executive officer’s severance pay and benefits, including any bonus or incentive.

On January 24, 2011, the Compensation and Leadership Committee approved and adopted the Company’s 2011 Executive Severance Plan (the “New Executive Severance Plan”). The New Executive Severance Plan will be the Company’s severance plan for (1) officers of the Company at or above the level of Vice President (“Vice Presidents”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) Appointed Vice Presidents, Corporate Vice Presidents, Senior Vice Presidents or Executive Vice Presidents or persons whose

PROXY STATEMENT	79

salary grade is EXB, EXC, EXS, or EXV as of January 31, 2011, whose “Separation Date” occurs on or after February 1, 2014 and whose termination is a “Qualifying Termination,” both as defined in the New Executive Severance Plan. In particular, under the New Executive Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant’s employment is terminated by the Company other than: (a) for total and permanent disability; (b) for “Cause”; (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); or (e) if the termination of employment is followed by immediate or continued employment by the Company or an affiliate or subsidiary; or if the participant terminates voluntarily for any reason;

•

qualifying participants who execute a prescribed release of claims, are not in breach of any covenants or other agreements with the Company, and comply with non-disparagement, confidentiality and other applicable covenants, are entitled to receive, in addition to accrued salary through the separation date, 12 months (or nine months in the case of appointed vice presidents and salary grade EXB) of base salary continuation and a pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs;

•

qualifying participants would receive (a) 12 months (nine months in the case of Appointed Vice Presidents) of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services and (c) financial planning services for a subset of participants;

•

any severance pay and benefits paid under the New Executive Severance Plan are to be offset against any severance pay and benefits payable under the applicable Change in Control plan and/or other individual severance arrangements;

•

if a qualified participant receives a pro rata annual bonus or pro rata sales incentive under the New Executive Severance Plan, the participant is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period; and

•

the Compensation and Leadership Committee, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of a qualifying participant’s severance pay and benefits, including any bonus or incentive.

If a Change in Control occurs, the New Executive Severance Plan continues for at least an additional two years from the Change in Control. The New Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

On January 24, 2011, in connection with its approval of the New Executive Severance Plan, the Compensation and Leadership Committee approved the amendment and restatement of the Motorola, Inc. Executive Severance Plan (as amended through September 1, 2010) in the form of the Motorola Solutions, Inc. Legacy Amended and Restated Executive Severance Plan (the “Legacy Executive Severance Plan”) to reflect the closure of the Motorola, Inc. Executive Severance Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy Executive Severance Plan as of January 31, 2014 (except to the extent needed to pay severance pay and benefit obligations under the Legacy Executive Severance Plan with respect to participants who terminate employment on or prior to that date). In addition, in particular, the changes to the Legacy Executive Severance Plan:

•	reflect the Company’s recent name change from Motorola, Inc. to Motorola Solutions, Inc.;

•	require the participant to notify the Company of any new employment through the first (rather than the second) anniversary of the separation date;

•

clarify that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Executive Severance Plan rather than the New Executive Severance Plan; and

80	PROXY STATEMENT

•

provide that the Legacy Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

Termination and Change in Control Table for 2011

The tables below outline the potential payments to our NEOs upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50-mile radius from the officer’s current location, (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Mr. Brown, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) Mr. Brown is not the sole Chief Executive Officer of Motorola Solutions on and after September 1, 2011, or (3) the failure of the successor to what is now Motorola Solutions to assume his employment agreement.

“Voluntary termination—Retirement” means, apart from any pension plan or AIP, for purposes of the 2006 Plan and the Motorola Solutions Long-Range Incentive Plan, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; for purposes of the AIP, retirement after reaching age 55 with 3 years of service; and for purposes of the Motorola Elected Officer Supplementary Retirement Plan, retirement after reaching age 60 (early retirement age for an unreduced benefit) or age 57 for a reduced benefit retirement, if applicable.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause,” Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer’s

PROXY STATEMENT	81

duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” (as used in the prior definition of “Involuntary Termination for a Change in Control”) shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2011. For each NEO, the columns included reflect the triggering events that were theoretically possible on December 31, 2011.

Gregory Q. Brown Chairman and Chief Executive Officer	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason	Retirement		For Cause	Not For Cause	Change in Control(9)
Compensation
Severance(2)	$7,680,000	$0	$0	$0	$7,680,000	$11,520,000
Short-term Incentive(3)	2,640,000	0	2,640,000	0	2,640,000	2,640,000
Long-term Incentives
• LRIP(3)	0	0	1,000,000	0	0	3,000,000
• Stock Options and SARs (Unvested and Accelerated or Continued Vesting)(4)	10,981,214	0	14,024,308	0	10,981,214	14,024,308
• Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(4)	15,490,486	0	18,966,679	0	15,490,486	18,966,679
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	53,112	0	0	0	53,112	79,668
280G Tax Gross up(8)	0	0	0	0	0	7,373,802
TOTAL	$36,844,812	$0	$36,630,987	$0	$36,844,812	$57,604,457

82	PROXY STATEMENT

Dr. Sanjay K. Jha* Former Co-Chief Executive Officer, Motorola Inc.	Voluntary Termination
Executive Benefits and Payments Upon Termination	Not For Cause
Compensation
Severance	$0
Short-term Incentive	0
Long-term Incentives
• LRIP	0
• Stock Options (Unvested and Accelerated)	0
• Restricted Stock Units (Unvested and Accelerated)	0
Benefits and Perquisites
Health and Welfare Benefits Continuation	0
280G Tax Gross-up	0
TOTAL	$0
* As of Separation, Dr. Jha was no longer an employee of the Company.

Edward J. Fitzpatrick Executive Vice President and Chief Financial Officer	Voluntary Termination	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)
Compensation
Severance(2)	$0	$0	$0	$525,000	$3,037,050
Short-term Incentive(3)	0	498,750	0	498,750	498,750
Long-term Incentives
• LRIP(3)	0	225,000	0	0	675,000
• Stock Options (Unvested and Accelerated)(4)	0	2,783,211	0	634,171	2,783,211
• Restricted Stock Units (Unvested and Accelerated)(4)	0	3,374,495	0	892,101	3,374,495
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	19,470	58,410
Outplacement Services (12 months)	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	2,019,028
TOTAL	$0	$6,881,456	$0	$2,569,492	$12,465,944

Eugene A. Delaney Executive Vice President, Product and Business Operations	Voluntary Termination				Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason	Retirement	Total and Permanent Disability	Death	For Cause	Not For Cause	Change in Control(9)
Compensation
Severance(2)	$0	$0	$0	$0	$0	$575,000	$3,609,561
Short-term Incentive(3)	0	546,250	546,250	546,250	0	546,250	546,250
Long-term Incentives
• LRIP(3)	0	162,917	162,917	162,917	0	162,917	488,750
• Stock Options (Unvested and Accelerated)(4)	0	0	3,988,217	3,988,217	0	633,098	3,988,217
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	4,315,663	4,315,663	0	1,017,315	4,315,663
Benefits and Perquisites(5)(6)
Elected Officer SRP Plan(10)	0	0	5,640,745	0	0	0	5,640,745
Health and Welfare Benefits Continuation(7)	0	0	0	0	0	15,278	45,834
Outplacement Services (12 months)	0	0	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	0	0	0
TOTAL	$0	$709,167	$14,653,792	$9,013,047	$0	$2,949,858	$18,655,020

PROXY STATEMENT	83

Mark F. Moon Executive Vice President, Sales and Field Operations	Voluntary Termination	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)
Compensation
Severance(2)	$0	$0	$0	$525,000	$3,217,164
Short-term Incentive(3)	0	463,943	0	463,943	463,943
Long-term Incentives
• LRIP(3)	0	142,500	0	0	427,500
• Stock Options (Unvested and Accelerated)(4)	0	1,443,201	0	339,438	1,443,201
• Restricted Stock Units (Unvested and Accelerated)(4)	0	1,934,459	0	522,522	1,934,459
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	20,058	60,174
Outplacement Services (12 months)	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	1,759,439
TOTAL	$0	$3,984,103	$0	$1,870,961	$9,325,880

Michele A. Carlin Senior Vice President, Human Resources	Voluntary Termination	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)
Compensation
Severance(2)	$0	$0	$0	$415,000	$2,522,370
Short-term Incentive(3)	0	311,250	0	311,250	311,250
Long-term Incentives
• LRIP(3)	0	110,667	0	0	332,000
• Stock Options (Unvested and Accelerated)(4)	0	1,367,728	0	336,377	1,367,728
• Restricted Stock Units (Unvested and Accelerated)(4)	0	1,906,731	0	544,787	1,906,731
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	9,243	27,729
Outplacement Services (12 months)	0	0	0	0	6,800
280G Tax Gross-up(8)	0	0	0	0	1,409,110
TOTAL	$0	$3,696,376	$0	$1,616,657	$7,883,718

(1)	For purposes of this analysis, we assumed the NEOs’ compensation is as follows: Mr. Brown’s base salary is equal to $1,200,000, his short-term incentive target opportunity under the AIP is equal to 220% of base salary and his long-term incentive target opportunity under the 2011-2013 LRIP cycle is equal to 250% of cycle salary. Mr. Fitzpatrick’s base salary is equal to $525,000, his short-term incentive target opportunity under the AIP is equal to 95% of base salary and his long-term incentive target opportunity under the 2011-2013 LRIP cycle is equal to 150% of cycle salary. Mr. Delaney’s base salary is equal to $575,000, his short-term incentive target opportunity under the AIP is equal to 95% of base salary and his long-term incentive target opportunity under the 2011-2013 LRIP cycle is equal to 85% of cycle salary. Mr. Moon’s base salary is equal to $525,000, his short-term incentive target opportunity under the AIP is equal to 88.37% of base salary and his long-term incentive target opportunity under the 2011-2013 LRIP cycle is equal to 95% of cycle salary. Ms. Carlin’s base salary is equal to $415,000, her short-term incentive target opportunity under the AIP is equal to 75% of base salary and her long-term incentive target opportunity under the 2011-2013 LRIP cycle is equal to 80% of cycle salary.

(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Mr. Brown, severance is calculated as two times base salary plus two times target AIP award, as further discussed in Employment Agreement with Gregory Q. Brown. Under Involuntary Termination—Change in Control, severance is calculated as three times base salary plus three times highest bonus during the five full years preceding the termination date pursuant to the Legacy Senior Officer Change in Control Severance Plan, and pursuant to Mr. Brown’s employment agreement is calculated as three times base salary plus three times target bonus in the year of termination. Actual severance payments may vary. See Executive Severance Plan for further details, including a summary of new severance provisions applicable on a prospective basis.

84	PROXY STATEMENT

(3)	Assumes the effective date of termination is December 31, 2011 and that the payment under the AIP is equal to the full target award; the payment under the 2011-2013 LRIP cycle is equal to one-third of the target award for Total and Permanent Disability or Death and the full target award for Involuntary Termination-Change in Control. If the NEO does not meet the rule of retirement under the AIP (age 55 plus three years service) or under the LRIP (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If an NEO has not met the applicable rule of retirement, he or she is not automatically entitled to a pro rata payment under the LRIP in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination.

(4)	Assumes the effective date of termination is December 31, 2011 and the price per share of Common Stock on the date of termination is $46.29 per share, the closing price of the Common Stock on December 30, 2011 (the last trading day in 2011). If the NEO does not meet the rule of retirement, if applicable, under the equity plans (either age 55 plus 20 years of service, age 60 plus 10 years of service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested RSUs granted on or after May 3, 2006 to August 1, 2009 is pro rata accelerated for full years of service from the grant date to the termination date. For RSUs granted on or after August 1, 2009, the vesting for unvested RSUs is pro rata accelerated for full months of service from the grant date to the termination date. For Mr. Brown, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, the unvested equity granted under his employment agreement accelerates immediately, with all other equity continuing to vest for a period of two years following termination. The value of dividend equivalent shares on Mr. Brown’s restricted shares is not included.

(5)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(6)	See Nonqualified Deferred Compensation in 2011 for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(7)	Health and Welfare Benefits Continuation is calculated as 12 months (except with respect to Mr. Brown, which was calculated as 24 months per his employment agreement) as provided in the Executive Severance Plan under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control and as provided for in a Separation Agreement under Separation Agreement, if applicable.

(8)	If the “parachute payment” (severance plus the value of accelerated equity) is equal to or greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan, which all the NEOs participate in other than Mr. Brown, an additional “gross up payment” equal to the value of the excise tax imposed will be paid, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the Code Section 280G safe harbor if the total payments are less than 10% in excess of the Code Section 280G safe harbor). These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination as to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP. On January 25, 2011, the Company adopted the 2011 Senior Officer Change in Control Severance Plan, which became effective on February 1, 2011 for newly hired or promoted senior officers eligible for such plan, and on February 1, 2014 for existing senior officers, including the NEOs other than Mr. Brown. The 2011 Senior Officer Change in Control Severance Plan provides that in the event an excise tax is applicable, then either the participant will pay all excise taxes or the severance benefits will be reduced to an amount that will not be subject to excise taxes, whichever is more favorable to the executive on an after-tax basis. Per Mr. Brown’s employment agreement, he is entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of 280G safe harbor).

PROXY STATEMENT	85

(9)	Mr. Brown’s employment agreement and our Senior Officer Change in Control Severance Plans use a “double trigger.” In other words, in order for severance benefits to be “triggered,” (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “Cause” or must leave for “Good Reason” within 24 months of the change in control. Mr. Brown’s employment agreement has unique definitions of “cause” and “good reason.”

(10)	This Elected Officer SRP amount for Mr. Delaney reflects the accrued benefit value at December 31, 2011; Mr. Delaney is the sole participant in this plan. In the event of death, the participant’s surviving spouse would receive half of the retirement benefit, as of the date immediately prior to the participant’s death, in a lifetime annuity payable monthly. Mr. Delaney is vested but not retirement eligible until age 57. In the event of a change in control or disability, a participant of any age at termination is entitled to an unreduced benefit upon retirement or after age 55.

The following “Report of Audit and Legal Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND LEGAL COMMITTEE MATTERS

Report of Audit and Legal Committee

The Audit and Legal Committee (the “Committee”) operates pursuant to a written charter that was amended and restated by the Board as of January 26, 2010. A copy of the Committee’s current charter is available at www.MotorolaSolutions.com/investor. The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

On February 14, 2012, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Solutions, Inc. Director Independence Guidelines. The Board also determined that (1) Dr. White and Ms. Lewent are each an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “Who Are the Nominees?”, and (2) each member of the Committee is “financially literate.” Mr. Intrieri was a member of the Committee in 2011 and until his resignation from the Board on March 1, 2012. Mr. Intrieri was also determined to be independent, an “audit committee financial expert,” and “financially literate” on February 14, 2012.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2011, the Committee met seven times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and, from time-to-time, other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

86	PROXY STATEMENT

KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 114, “Communication With Audit Committees,” as amended. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2011 with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2011. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

John A. White, Chair

Kenneth C. Dahlberg

Judy C. Lewent

PROXY STATEMENT	87

Independent Registered Public Accounting Firm Fees

KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2011 and December 31, 2010 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Audit and Legal Committee is based on auditor qualifications and performance on audit engagements.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Total Fees Billed by KPMG

The aggregate fees billed by KPMG for professional services to the Company were $7.1 million in 2011 and $15.8 million in 2010.

Audit Fees

The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements $6.0 million in 2011 and $14.6 million in 2010.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $0.4 million in 2011 and $0.6 million in 2010.

Tax Fees

The aggregate fees billed by KPMG for tax services were $0.2 million in 2011 and $0.4 million in 2010. The 2011 fees are primarily related to multi-national transfer pricing and tax services.

All Other Fees

The aggregate fees for all other services rendered by KPMG were $0.5 million in 2011 and $0.2 million in 2010. The 2011 fees were primarily related to analyzing cost optimization studies for management.

The following table further summarizes fees billed to the Company by KPMG during 2011 and 2010.

(In millions)	2011	2010
Audit Fees	$6.0	$14.6
Audit-Related Fees	$0.4	$0.6
Tax Fees
International Tax Services	$0.2	$0.1
U.S. Tax Services	$0.0	$0.3

	$0.2	$0.4
All Other Fees	$0.5	$0.2

Total	$7.1	$15.8

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for 2011, KPMG and other accounting firms were retained to provide auditing and advisory services in 2011. The Audit and Legal Committee has historically engaged KPMG to provide divestiture and acquisition-related due diligence and audit services, audit-related assurance services, and certain tax services. The

88	PROXY STATEMENT

Audit and Legal Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are competitive with other service providers and do not impair the independence of KPMG.

The Audit and Legal Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

The Audit and Legal Committee pre-approves the annual audit plan and the annual audit fee. The Audit and Legal Committee policy includes an approved list of non-audit services that KPMG can provide, including audit-related services, tax services, and other services. The Audit and Legal Committee pre-approves the annual non-audit related services and budget. The Audit and Legal Committee allows the Company’s Chief Accounting Officer to authorize payment for any audit and non-audit service in the approved budget. The Audit and Legal Committee also provides the Company’s Chief Accounting Officer with the authority to pre-approve fees less than $100,000 that were not in the annual budget, but that are in the list of services approved by the Audit and Legal Committee. This approval is limited to a cumulative cap of $200K between Audit Committee meetings. This authority excludes approval over the annual integrated audit, internal control over financial reporting services, and tax services. The Audit and Legal Committee Chairman has the authority to pre-approve fees on the list of approved services, outside of the Chief Accounting Officer’s allowable authorization, in advance of the Audit and Legal Committee meeting. The Chief Accounting Officer is responsible to report any approval decisions to the Audit and Legal Committee at its next scheduled meeting. The Audit and Legal Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Audit and Legal Committee meeting.

In 2011, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

A stockholder wishing to nominate a candidate for election to the Board at the 2013 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than 5:00 pm Central Time on January 28, 2013.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s Bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

PROXY STATEMENT	89

What is the Deadline and How Do I Submit Proposals For the 2013 Annual Meeting?

Any stockholder who intends to present a proposal at the Company’s 2013 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

If the stockholder intends to present the proposal at the Company’s 2013 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than 5:00 pm Central Time on November 12, 2012, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any stockholder proposal in its proxy materials for the 2013 Annual Meeting of Stockholders if the proposal is received after that time.

If a stockholder wishes to present a proposal at the 2013 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than 5:00 pm Central Time on January 28, 2013, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

How Can I Communicate with the Board?

All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@MotorolaSolutions.com. Our Secretary reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board committee’s attention.

OTHER MATTERS

The Board knows of no other business to be transacted at the Annual Meeting, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the SEC, by a specified date, his or her transactions related to our Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2011 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis, other than with respect to one filing for Michele A. Carlin relating to a February 1, 2011 award, which was amended later than required on February 4, 2011.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained Alliance Advisors, LLC to aid in soliciting proxies for a fee estimated not to exceed $25,000 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

90	PROXY STATEMENT

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are Motorola Solutions stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola Solutions stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

Lewis A. Steverson

Secretary

Location for the Annual Meeting of Stockholders:

Willard InterContinental

1401 Pennsylvania Avenue NW, Washington DC 20004

April 30, 2012 at 5:00 P.M., EDT

Map to the Willard InterContinental

Directions to the Willard InterContinental

The Willard InterContinental is located in the heart of the Nation’s Capital, just blocks from the government and business districts, one block from the White House, and two blocks from the underground Metro Center station. The Metro Center station is serviced by the Red, Blue, and Orange Lines. When one gets off of the train, look for the exit marked “12th & F Sts.” As you exit to the street you will be on F St. Continue straight two blocks to 14th St. Cross 14th and the Willard InterContinental entrance is next to the jewelry store. The Pennsylvania Ave. entrance would be to your left down the hill one block away.

Directions from Washington National Airport

Exit from the airport onto George Washington (GW) Parkway towards Washington. Take the GW Parkway to I-395 North. This will bring you into Washington across the 14th Street Bridge. Stay in the left lane while crossing the bridge and follow the signs for US Route 1, which will be straight ahead. This will put you on 14th Street. Follow 14th Street past the Washington Monument. At Pennsylvania Avenue, turn left and the Willard is on your immediate right.

Directions from Washington Dulles International Airport

Follow I-66 across the Potomac River via the Roosevelt Bridge. While crossing the bridge, stay in the center lane, which becomes Constitution Avenue. Follow Constitution Avenue about eight blocks until 15th Street. Turn left onto 15th Street. Continue on 15th Street to F Street. Turn right onto F Street and turn right at the next corner onto 14th Street. Turn right again at the next corner onto Pennsylvania Avenue and the Willard is on your immediate right.

Directions from Baltimore/Washington International Airport

Follow I-95 South to the Washington Metropolitan area. Exit I-95 South at I-495 West (the Capitol Beltway) toward Silver Spring. Proceed on the Beltway to exit 33, Connecticut Avenue (Route 185). At the stoplight at the end of the off-ramp, turn left and follow Connecticut Avenue approximately seven miles. Turn left onto H Street and follow H Street to 14th Street and turn right. Proceed to the third traffic light (Pennsylvania Avenue) and the Willard is on your immediate right.

MOTOROLA SOLUTIONS, INC.

1303 E. ALGONQUIN RD.

SCHAUMBURG, IL 60196

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday April 29, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday April 29, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41058-P20551	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOTOROLA SOLUTIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE
FOR ALL NOMINEES LISTED BELOW:
1.	Election of Directors for a One-Year Term			For	Against	Abstain
	1a.	Gregory Q. Brown		☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:			For	Against	Abstain
	1b.	William J. Bratton		☐	☐	☐	2.	Advisory approval of the Company’s executive compensation.		☐	☐	☐
	1c.	Kenneth C. Dahlberg		☐	☐	☐	3.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2012.		☐	☐	☐
	1d.	David W. Dorman		☐	☐	☐
	1e.	Michael V. Hayden		☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSALS:			For	Against	Abstain
	1f.	Judy C. Lewent		☐	☐	☐	4.	Stockholder Proposal re: Encourage Supplier(s) To Publish An Annual Sustainability Report.		☐	☐	☐
	1g.	Samuel C. Scott III		☐	☐	☐	5.	Stockholder Proposal re: Executives To Retain Significant Stock.		☐	☐	☐
	1h.	John A. White		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA SOLUTIONS’

2012 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Solutions’ 2012 Annual Meeting of Stockholders. Please present this ticket at one of the registration stations. Please note that seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders:

Willard InterContinental

1401 Pennsylvania Ave. NW

Washington, DC 20004

April 30, 2012 at 5:00 p.m., EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41059-P20551

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, April 30, 2012

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Edward J. Fitzpatrick, Lewis A. Steverson, and John K. Wozniak, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Solutions, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola Solutions, Inc. to be held on April 30, 2012, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AND AGAINST PROPOSAL 5.

IMPORTANT - If you are voting by mail, please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.